As filed with the Securities and Exchange Commission on May 16, 2012
Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Horizon Bancorp
(Exact name of registrant as specified in its charter)

Indiana	6021	35-1562417
(State or other jurisdiction of	(Primary standard industrial	(I.R.S. Employer
incorporation or organization)	classification code number)	Identification No.)

515 FRANKLIN SQUARE, MICHIGAN CITY, INDIANA 46360 (219) 879-0211
(Address, including zip code and telephone number, including area code, of principal executive offices)

Craig M. Dwight
President and Chief Executive Officer
Horizon Bancorp
515 Franklin Square
Michigan City, Indiana 46360
(219) 879-0211
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Curt W. Hidde, Esq. Barnes & Thornburg LLP	Mark B. Barnes, Esq. Mark Barnes Law PC
11 South Meridian Street Indianapolis, Indiana 46204 (317) 231-7707	5717 Fall Creek Road Indianapolis, Indiana 46220 (317) 757-5570

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon the effective time of the merger of Heartland Bancshares, Inc. with and into Registrant pursuant to the Agreement and Plan of merger described in the proxy statement/prospectus included in Part I of this Registration Statement.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
(Check one):	Large accelerated filer ☐	Accelerated filer ☒
	Non-accelerated filer☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer)	☐
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, no par value	779,073	N/A	$18,834,801	$2,158.47
(1)
Represents the maximum number of shares of common stock of the Registrant, Horizon Bancorp (NASDAQ GM: HBNC), that are expected to be issued in connection with the merger of Heartland Bancshares, Inc. (OTCBB: HRTB) into the Registrant.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(f), based on the average of the high and low prices of a share of Heartland Bancshares, Inc.’s common stock as reported on the OTC Bulletin Board on May 10, 2012, multiplied by 1,442,727 shares of common stock of Heartland that may be received by the Registrant and/or cancelled upon consummation of the merger.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
DATED MAY ____, 2012, SUBJECT TO COMPLETION

PROXY STATEMENT FOR THE SPECIAL MEETING OF
SHAREHOLDERS OF HEARTLAND BANCSHARES, INC.

and

PROSPECTUS OF
HORIZON BANCORP

The Boards of Directors of Heartland Bancshares, Inc. (which we refer to as “Heartland”) and Horizon Bancorp (which we refer to as “we,” “us,” “our” or “Horizon”) have approved an Agreement and Plan of Merger (which we refer to as the “merger agreement”) that provides for Heartland to merge with and into Horizon. If the merger is approved by Heartland’s shareholders and all other closing conditions are satisfied, each outstanding share of Heartland common stock (other than shares then held of record by Horizon or by shareholders who perfect and do not withdraw their dissenters’ rights under Indiana law) shall be converted into the right to receive 0.54 shares of Horizon common stock, subject to certain adjustments as described in the merger agreement. Each Heartland shareholder will also receive cash in lieu of any fractional shares of Horizon common stock that such shareholder would otherwise receive in the merger, based on the market value of Horizon common stock determined shortly before the closing of the merger. The board of directors of Heartland believes that the merger is in the best interests of Heartland and its shareholders.

This document is a proxy statement that Heartland is using to solicit proxies for use at its special meeting of shareholders to be held on June ___, 2012, to vote on the merger. It is also a prospectus relating to Horizon’s issuance of up to 779,073 shares of Horizon common stock in connection with the merger. This proxy statement/prospectus describes the special meeting, the merger proposal, the Horizon shares to be issued in the merger and other related matters.

Heartland’s board of directors recommends that you vote “FOR” the merger.

Horizon common stock is traded on the NASDAQ Global Market under the trading symbol “HBNC.” On February 9, 2012, the last day prior to the public announcement of the merger, the closing price of a share of Horizon common stock was $18.08. On May 10, 2012, the closing price of a share of Horizon common stock was $26.50.

Heartland common stock is quoted by brokers and dealers on the OTC Bulletin Board under the trading symbol “HRTB.” On February 9, 2012, the date of execution of the merger agreement, the closing price of a share of Heartland common stock was $3.60. On May 10, 2012, the closing price of a share of Heartland common stock was $13.11.

Please see “Risk Factors” beginning on page 11 for a discussion of certain risks relating to the merger.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

This proxy statement/prospectus is dated May ____, 2012, and it is first being mailed to Heartland shareholders on or about May ____, 2012.

AVAILABLE INFORMATION

As permitted by Securities and Exchange Commission rules, this document incorporates certain important business and financial information about Horizon from other documents that are not included in or delivered with this document. These documents are available to you without charge upon your written or oral request. Your requests for these documents should be directed to the following:

Horizon Bancorp
515 Franklin Square
Michigan City, Indiana 46360
Attn: Mary McColl, Investor Relations Officer
(219) 879-0211

In order to ensure timely delivery of these documents, you should make your request by _______________, 2012, to receive them before the special meeting.

You can also obtain documents incorporated by reference in this document through the SEC’s website at www.sec.gov. See “Where You Can Find More Information.”

All information in this proxy statement/prospectus concerning Horizon and its subsidiaries has been furnished by Horizon, and all information in this proxy statement/prospectus concerning Heartland has been furnished by Heartland.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the proposals to Heartland’s shareholders in connection with the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus.

This proxy statement/prospectus is dated May ____, 2012. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of Horizon shares as contemplated by the merger agreement shall create any implication to the contrary.

HEARTLAND BANCSHARES, INC.
420 North Morton Street
Franklin, Indiana 46131
(317) 738-3915

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE ___, 2012

To the Shareholders of Heartland Bancshares, Inc.:

We will hold a special meeting of the shareholders of Heartland Bancshares, Inc. (“Heartland”) on June ___, 2012, at _____ [p].m., Eastern Daylight Savings Time, at ________________________, Franklin, Indiana, to consider and vote upon:

1.
Merger Proposal. To approve the Agreement and Plan of Merger dated February 9, 2012, as amended, (which we refer to as the “merger agreement”), by and between Horizon Bancorp (which we refer to as “Horizon”) and Heartland Bancshares, Inc. (which we refer to as “Heartland”), pursuant to which Heartland will merge with and into Horizon (which we refer to as the “merger”), and to adopt the Amended and Restated Plan of Merger (which we refer to as the “plan of merger”). Simultaneously with the merger, Heartland Community Bank will merge into Horizon Bank, N.A., a wholly owned subsidiary of Horizon. In connection with the merger, you will receive in exchange for each of your shares of Heartland common stock:

•	0.54 shares of Horizon common stock, which we refer to as the “exchange ratio,” subject to adjustment as provided in the merger agreement; and

•
in lieu of any fractional share of Horizon common stock, an amount in cash equal to such fraction multiplied by the average per share closing price of a share of Horizon common stock as quoted on the NASDAQ Global Market during the fifteen consecutive trading days preceding the closing of the merger on which such shares were actually traded.

2.
Adjournment. To approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes present at the special meeting in person or by proxy to approve the merger.

3.	Other Matters. To vote upon such other matters as may properly come before the meeting or any adjournment thereof. The board of directors is not aware of any such other matters.

The enclosed proxy statement/prospectus describes the merger agreement and the proposed merger in detail and includes, as Annex A, the complete text of the merger agreement. We urge you to read these materials for a description of the merger agreement and the proposed merger. In particular, you should carefully read the section captioned “RISK FACTORS” beginning on page 10 of the enclosed proxy statement/prospectus for a discussion of certain risk factors relating to the merger agreement and the merger.

Under Indiana law, if the merger is completed, Heartland’s shareholders of record who do not vote to approve the merger agreement will be entitled to exercise dissenters’ rights and obtain payment in cash of the fair value of their shares of Heartland common stock if they comply with the procedures set forth in the applicable Indiana statutory provisions, which are included as Annex C to the accompanying proxy statement/prospectus.

The board of directors of Heartland recommends that Heartland shareholders vote “FOR” adoption of the agreement and plan of merger and “FOR” adjournment of the special meeting, if necessary.

The board of directors of Heartland fixed the close of business on May ___, 2012, as the record date for determining the shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

YOUR VOTE IS VERY IMPORTANT. The merger agreement must be adopted by the affirmative vote of holders of a majority of the issued and outstanding shares of Heartland common stock in order for the proposed merger to be consummated. IF YOU DO NOT RETURN YOUR PROXY CARD OR DO NOT VOTE IN PERSON AT THE SPECIAL MEETING, THE EFFECT WILL BE A VOTE AGAINST THE PROPOSED MERGER. Whether or not you plan to attend the special meeting in person, we urge you to date, sign and return promptly the enclosed proxy card in the accompanying envelope. You may revoke your proxy at any time before the special meeting or by attending the special meeting and voting in person.

By Order of the Board of Directors
Steve L. Bechman President and Chief Executive Officer May ____, 2012

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING	1

SUMMARY	4

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF HORIZON	9

RISK FACTORS	11

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS	14

SPECIAL MEETING OF HEARTLAND’S SHAREHOLDERS	16

INFORMATION ABOUT THE COMPANIES	18

PROPOSAL 1—THE MERGER	19
Background of the Merger	19
Heartland’s Reasons for the Merger and Board Recommendation	23
Horizon’s Reasons for the Merger	25
Effects of the Merger	25
Opinion of Financial Advisor to Heartland	26

THE MERGER AGREEMENT	35
Structure of the Merger	35
Merger Consideration	35
Heartland Preferred Stock	36
Treatment of Restricted Stock Units	36
Treatment of Heartland’s 401(k) Plan	37
Exchange and Payment Procedures	37
Dividends and Distributions	37
Representations and Warranties	37
Conduct of Business Prior to Completion of the Merger	39
Covenants	40
Acquisition Proposals by Third Parties	42
Conditions to the Merger	42
Expenses	44
Employee Benefits and Payments	44
Termination	45
Termination Fee	46
Management and Operations After the Merger	47
Environmental Inspections	47
Effective Time of the Merger	47
Regulatory Approvals for the Merger	47
Voting Agreements	47
Accounting Treatment of the Merger	47
NASDAQ Global Market Listing	47

DISSENTERS’ RIGHTS	48

PROPOSAL 2—ADJOURNMENT OF THE SPECIAL MEETING	51

DESCRIPTION OF HEARTLAND	52
General	52
Market for Registrant’s Common Equity, Related Shareholder Matters and Issuer Purchases of Equity Securities	52

SECURITIES OWNERSHIP OF HEARTLAND’S MANAGEMENT	52

INTERESTS OF CERTAIN DIRECTORS AND OFFICERS OF HEARTLAND IN THE MERGER	53

MATERIAL FEDERAL INCOME TAX CONSEQUENCES	54

i

COMPARISON OF THE RIGHTS OF SHAREHOLDERS	56
Authorized Capital Stock	57
Voting Rights and Cumulative Voting	57
Dividends	58
Liquidation	58
Preferred Stock	58
No Sinking Fund Provisions	59
Additional Issuances of Stock	59
Number of and Restrictions Upon Directors	59
Removal of Directors	59
Special Meetings of the Board	60
Classified Board of Directors	60
Advance Notice Requirements for Presentation of Business and Nominations of Directors at Annual Meetings of Shareholders	60
Special Meetings of Shareholders	61
Indemnification	61
Preemptive Rights	61
Amendment of Articles of Incorporation and Bylaws	62
Restrictions on Unsolicited Changes in Control (Anti-Takeover Protections)	62
State and Federal Law	64

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND EXPERTS	65

LEGAL MATTERS	65

SHAREHOLDER PROPOSALS FOR NEXT YEAR	65

WHERE YOU CAN FIND MORE INFORMATION	66

Annex A Agreement and Plan of Merger	A-1

Annex B Opinion of Donnelly Penman & Partners, Inc.	B-1

Annex C Chapter 44 of the Indiana Business Corporation Law	C-1

Annex D Voting Agreement	D-1

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	What am I being asked to vote on?

A:
Horizon is proposing to acquire Heartland. You are being asked to vote to approve and adopt the merger agreement, including the related plan of merger. In the merger, Heartland will merge into Horizon. Horizon would be the surviving entity in the merger, and Heartland would no longer be a separate company.

You also are being asked to approve a proposal to adjourn the special meeting to solicit additional proxies if sufficient votes are not present to approve the merger.

Q:	What will I receive in the merger?

A:
If the merger is completed, each share of Heartland common stock will be converted into the right to receive 0.54 shares of Horizon common stock (which we refer to as the “exchange ratio”), subject to adjustment as provided below (which we refer to, as adjusted, as the “merger consideration”). The exchange ratio is subject to adjustment as follows:

•
if, as of end of the month prior to the month in which the merger closes, Heartland’s consolidated common shareholders’ equity (computed in accordance with the terms of the merger agreement) is less than $14.0 million, the exchange ratio will be decreased pursuant to the following formula: (1) $14.0 million minus (2) the difference between $14.0 million minus the amount of Heartland’s consolidated common shareholders’ equity on that date (3) divided by $14.0 million, multiplied by the exchange ratio;

•
if prior to the Effective Time, Horizon changes the number of shares of Horizon common stock outstanding by way of a stock split, stock dividend or similar transaction, or if Horizon establishes a record date for such a change, the exchange ratio will be adjusted so that the holders of Heartland common stock receive at the Effective Time, in the aggregate, the number of shares of Horizon common stock representing the same percentage of the outstanding shares of Horizon common stock that they would have received if such change had not occurred; or

•
if the average closing price of Horizon’s common stock is less than both of two amounts specified in the merger agreement and Heartland exercises its termination right pursuant to the merger agreement, the merger agreement will not terminate if Horizon exercises its option to increase the exchange ratio as specified in the merger agreement. See “THE MERGER AGREEMENT - Merger Consideration.”

In lieu of any fractional shares of Horizon common stock, Horizon will distribute an amount in cash equal to such fraction multiplied by the average per share closing price of a share of Horizon common stock as quoted on the NASDAQ Global Market during the fifteen consecutive trading days preceding the closing of the merger on which such shares were actually traded.

Q:	What risks should I consider before I vote on the merger agreement?

A:	You should review “RISK FACTORS” beginning on page 11.

Q:	Will Horizon shareholders receive any shares or cash as a result of the merger?

A:	No. Horizon shareholders will continue to own the same number of Horizon shares they owned before the effective time of the merger.

Q:	How many votes are required to approve the merger and the adjournment proposal?

A:	The merger will be approved if holders of a majority of the issued and outstanding shares of Heartland common stock vote in favor of approving the merger agreement and the plan of merger.

Approval of the proposal to adjourn the special meeting requires that more votes be cast in favor of the proposal than are cast against it.

Q:	When is the merger expected to be completed?

A:
We are working to complete the merger as quickly as possible. The Office of the Comptroller of the Currency approved the merger of Heartland Community Bank into Horizon Bank on May 9, 2012, and the Federal Reserve Bank of Chicago waived any application requirements with respect to the merger of Heartland into Horizon effective May 11,2012. We still must obtain the approval of the Heartland shareholders at the special meeting being held for its shareholders to vote on the merger. We currently expect to complete the merger late in the second quarter or early in the third quarter of 2012.

Q:	What are the tax consequences of the merger to me?

A:
We have structured the merger so that Horizon, Heartland, and their respective shareholders will not recognize any gain or loss for federal income tax purposes on the exchange of Heartland shares for Horizon shares in the merger. Taxable income will result, however, to the extent a Heartland shareholder receives cash in lieu of fractional shares of Horizon common stock and the cash received exceeds the shareholder’s adjusted basis in the surrendered stock. At the closing, Horizon and Heartland are to receive an opinion confirming these tax consequences. See “MATERIAL FEDERAL INCOME TAX CONSEQUENCES” beginning on page 54.

Your tax consequences will depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q:	What happens if I do not vote?

A:
Because the required vote of Heartland shareholders to approve the merger agreement is based upon the number of outstanding shares of Heartland common stock entitled to vote rather than upon the number of shares actually voted, abstentions from voting and “broker non-votes” will have the same practical effect as a vote AGAINST the merger. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote FOR approval and adoption of the merger.

Q:	Will I have dissenters’ rights?

A:
Yes. Under Indiana law, you have the right to dissent from the merger and to demand the fair value of your shares of Heartland common stock in cash if the merger is completed. To exercise dissenters’ rights you must strictly follow the procedures prescribed by the Indiana Business Corporation Law, or IBCL. To review these procedures in more detail, see “DISSENTERS’ RIGHTS” beginning on page 47 of this proxy statement/prospectus and Annex C.

Q:	What do I need to do now?

A:
After reading this proxy statement/prospectus, mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the June ___, 2012, Heartland special meeting.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:
Your broker will vote your shares on the merger agreement only if you provide instructions on how to vote. You should contact your broker and ask what directions your broker will need from you. If you do not provide instructions to your broker on how to vote on the merger, your broker will not be able to vote your shares on that proposal, and this will have the effect of voting against the merger.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:
Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you revoke your proxy. Second, you can complete and submit a new proxy card, dated at a date later than the first proxy card. Third, you can attend the special meeting and vote in person. Your attendance at the special meeting will not, however, by itself revoke your proxy. If you hold your shares in “street name” and have instructed your broker how to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	How do I vote shares held in Heartland’s 401(k) plan?

A:
The designated fiduciary of the 401(k) plan will distribute to participants a voting instruction card prior to the special meeting. If you properly complete and execute the voting instruction card and return it as directed, that fiduciary will vote the shares allocated to your 401(k) plan account in accordance with your instructions, subject to the fiduciary’s obligations under the Employee Retirement Income Security Act of 1974. Where properly executed voting instruction cards are returned to the designated fiduciary with no specific instruction as to how to vote at the special meeting, the designated fiduciary will vote the shares as provided on page 17 below under “Voting and Revocability of Proxies.”

Q:	Should I send in my stock certificates now?

A:
No. As soon as practicable after the completion of the merger, you will receive a letter of transmittal describing how you may exchange your shares for the merger consideration. At that time, you must send your completed letter of transmittal to Registrar & Transfer Company, which will serve as the exchange agent, in order to receive the merger consideration. You should not send your share certificate until you receive the letter of transmittal.

Q:	Whom should I contact if I have other questions about the merger agreement or the merger?

A:	If you have more questions about the merger agreement or the merger, you should contact:

Horizon Bancorp 515 Franklin Square Michigan City, Indiana 46360 (219) 879-0211 Attn: Mark E. Secor

You may also contact:

Heartland Bancshares, Inc. 420 N. Morton Street Franklin, Indiana 46131 (317) 738-3915 Attn: Steve L. Bechman

SUMMARY

This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information important to you. To understand the merger more fully, you should read this entire document carefully, including the annexes and the documents referred to in this proxy statement/prospectus. A list of the documents incorporated by reference appears under the caption “WHERE YOU CAN FIND MORE INFORMATION” beginning  on page 66.

The Companies (page 18)

Horizon Bancorp
515 Franklin Square
Michigan City, Indiana 46360
(219) 879-0211

Horizon Bancorp is a bank holding company incorporated in the State of Indiana and headquartered in Michigan City, Indiana. We provide a broad range of banking services in Northwestern Indiana and Southwestern Michigan through our bank subsidiary, Horizon Bank, N.A. (“Horizon Bank”), and other affiliated entities. Horizon Bank operates twenty-three full service offices. We also maintain a trust office in Indianapolis, Indiana. Our common stock is listed on the NASDAQ Global Market under the trading symbol “HBNC.”

Heartland Bancshares, Inc.
420 N. Morton
Franklin, Indiana 46131
(317) 738-3915

Heartland Bancshares, Inc., headquartered in Franklin, Indiana, is an Indiana corporation and a registered bank holding company. Heartland Community Bank is its wholly owned subsidiary. Heartland Community Bank was established in Franklin, Indiana in 1997, and offers a full range of financial, trust and investment services through its locations in central and south central Indiana. Heartland’s common stock is quoted on the OTC Bulletin Board under the symbol “HRTB.”

Special Meeting of Shareholders; Required Vote (page 16)

The special meeting of Heartland shareholders is scheduled to be held at _______________________, Franklin, Indiana, at [_]:00 [p].m., local time, on June ___, 2012. At the Heartland special meeting, you will be asked to vote to approve the merger agreement and the merger of Heartland into Horizon contemplated by that agreement. Only Heartland shareholders of record as of the close of business on May ___, 2012, are entitled to notice of, and to vote at, the Heartland special meeting and any adjournments or postponements of the Heartland special meeting.

As of the record date, there were 1,415,873 shares of Heartland common stock outstanding. The directors and officers of Heartland (and their affiliates), as a group, owned with power to vote 183,919 shares of Heartland common stock, representing approximately 13.0% of the outstanding shares of Heartland common stock as of the record date. Prior to or at the effective time of the merger, shares of Heartland common stock will be issued pursuant to 26,854 outstanding restricted stock units, and as a consequence, as of the effective time, 1,442,727 shares of Heartland common stock will be outstanding and Heartland's directors and officers (and their affiliates), as a group, will own 207,041 shares, representing approximately 14.35% of the outstanding shares of Heartland common stock.

Adoption of the merger agreement requires the affirmative vote of holders of a majority of the issued and outstanding shares of Heartland common stock. Approval of the proposal to adjourn the special meeting to allow extra time to solicit proxies requires more votes to be cast in favor of the proposal than are cast against it. No approval by Horizon shareholders is required on any of the proposals.

The Merger and the Merger Agreement (page 19)

Horizon’s acquisition of Heartland is governed by the merger agreement. The merger agreement provides that, if all of the conditions are satisfied or waived, Heartland will be merged with and into Horizon, with Horizon surviving. Simultaneous with the merger, Heartland Community Bank will be merged with and into Horizon Bank, a wholly-owned subsidiary of Horizon, with Horizon Bank surviving. We encourage you to read the merger agreement, which is included as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus.

What Heartland Shareholders Will Receive in the Merger (page 35)

If the merger is completed, each share of Heartland common stock will be converted into the right to receive 0.54 shares of Horizon common stock, subject to the following adjustments (which we refer to, as adjusted, as the “merger consideration”):

●  Decrease in consolidated common shareholders’ equity: if, as of end of the month prior to the month in which the merger closes, Heartland’s consolidated common shareholders’ equity (computed in accordance with the terms of the merger agreement) is less than $14.0 million, the exchange ratio will be decreased pursuant to the following formula: (1) $14.0 million minus (2) the difference between $14.0 million minus the amount of Heartland’s consolidated common shareholders’ equity on that date (3) divided by $14.0 million, multiplied by the exchange ratio.

●  Anti-Dilution Adjustments: if prior to the Effective Time, Horizon changes the number of shares of Horizon common stock outstanding by way of a stock split, stock dividend or similar transaction, or if Horizon establishes a record date for such a change, the exchange ratio will be adjusted so that the holders of Heartland common stock receive at the Effective Time, in the aggregate, the number of shares of Horizon common stock representing the same percentage of the outstanding shares of Horizon common stock that they would have received if such change had not occurred; or

●  Decrease in market price of Horizon common stock. If Heartland elects to terminate the merger agreement because the market price has decreased below certain amounts specified in the merger agreement, Horizon will have the option of increasing the exchange ratio pursuant to the formula specified in the merger agreement in lieu of terminating the merger agreement.

The merger agreement also provides that the exchange ratio would be adjusted if Heartland made certain decisions on three loans or proposed loans specified in the merger agreement. As of the date of this proxy statement/prospectus, Heartland has taken action with respect to each of the specified loans and such action does not trigger an adjustment to the exchange ratio. Therefore, this provision in the merger agreement will not result in any adjustment of the exchange ratio.

In lieu of any fractional shares of Horizon common stock, Horizon will distribute an amount in cash equal to such fraction multiplied by the average per share closing price of a share of Horizon common stock as quoted on the NASDAQ Global Market during the fifteen consecutive trading days preceding the closing of the merger on which such shares were actually traded.

Recommendation of Heartland Board of Directors (page 23)

The Heartland board of directors approved the merger agreement and the proposed merger. The Heartland board believes that the merger agreement, including the merger contemplated by the merger agreement, is advisable and fair to, and in the best interests of, Heartland and its shareholders, and therefore recommends that Heartland shareholders vote “FOR” the proposal to adopt the merger agreement. In reaching its decision, the Heartland board of directors considered a number of factors, which are described in the section captioned “PROPOSAL 1 - THE MERGER - Heartland’s Reasons for the Merger and Board Recommendation” beginning on page 23. Because of the wide variety of factors considered, the Heartland board of directors did not believe it practicable, nor did it attempt, to quantify or otherwise assign relative weight to the specific factors it considered in reaching its decision.

The Heartland board also recommends that you vote “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes present at the special meeting in person or by proxy to approve the merger.

Dissenters’ Rights (page 48)

Dissenters’ rights are statutory rights that, if available under law, enable shareholders to demand that the corporation pay the fair value for their shares instead of receiving the consideration offered to shareholders in connection with an extraordinary transaction such as a merger. Under Indiana law, you have the right to exercise dissenters’ rights in connection with the merger. To exercise dissenters’ rights of appraisal, or appraisal rights, you must strictly follow the procedures prescribed by the Indiana Business Corporation Law, or IBCL. To review these procedures in more detail, see “DISSENTERS’ RIGHTS” beginning on page 48 of this proxy statement/prospectus and Annex C.

Voting Agreements (page 47)

As of the record date, the directors of Heartland beneficially owned approximately 11.9% of the outstanding shares of Heartland common stock. In connection with the execution of the merger agreement, the directors of Heartland each executed a voting agreement pursuant to which they agreed to vote their shares, and to use reasonable efforts to cause all shares owned by such director jointly with another person or by such director’s spouse to be voted, in favor of the merger. The voting agreement is attached to this proxy statement/prospectus as Annex D.

Opinion of Heartland’s Financial Advisor (page 26)

In connection with its vote on the merger, the Heartland board of directors received an oral and a written opinion, dated February 9, 2012, from Heartland’s financial advisor, Donnelly Penman & Partners, Inc., to the effect that, as of the date of the opinion and based on and subject to the various considerations described in the opinion, the exchange ratio was fair, from a financial point of view, to the holders of Heartland’s common stock. The full text of Donnelly Penman’s written opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and limitations on the review undertaken by Donnelly Penman in rendering its opinion, is attached to this proxy statement/prospectus as Annex B. We encourage you to read the entire opinion carefully. The opinion of Donnelly Penman is directed to the Heartland board of directors and does not constitute a recommendation to any Heartland shareholder as to how to vote at the Heartland special meeting or any other matter relating to the proposed merger.

Reasons for the Merger (page 23)

The Heartland board of directors believes that the merger and the merger agreement are advisable and fair to, and in the best interests of, Heartland and its common shareholders and, therefore, the board of directors recommends that shares vote “FOR” the proposal to adopt the merger agreement and the related plan of merger. In reaching its decision, the Heartland board of directors considered many factors, including the factors described under the heading “PROPOSAL 1 – THE MERGER – Heartland’s Reasons for the Merger and Board Recommendation” beginning on page 23.

Regulatory Approvals (page 47)

Under the terms of the merger agreement, the merger cannot be completed until Horizon receives necessary regulatory approvals, which include a waiver from the Federal Reserve Bank of Chicago (“FRB”) and the approval of the Office of the Comptroller of the Currency (“OCC”). On May 9, 2012, the OCC approved the application to merge Heartland Community Bank into Horizon Bank, and effective May 11, 2012, the FRB waived any application requirements for the merger of Heartland into Horizon.

New Horizon Shares Are Expected to Be Eligible for Trading (page 47)

The shares of Horizon common stock to be issued in the merger are expected to be eligible for trading on the NASDAQ Global Market.

Conditions to the Merger (page 42)

The obligation of Horizon and Heartland to consummate the merger is subject to the satisfaction or waiver, on or before the completion of the merger, of a number of conditions, including:

●  approval of the merger agreement at the special meeting by a majority of the issued and outstanding shares of Heartland common stock;

●  approval of the transaction by the appropriate regulatory authorities;

●  the representations and warranties made by the parties in the merger agreement must be true and correct, in all material respects, as of the effective date of the merger or as otherwise required in the merger agreement unless the inaccuracies do not or will not result in a material adverse effect (as defined below in “THE MERGER AGREEMENT— Conditions to the Merger” on page 42);

●  the covenants made by the parties must have been fulfilled or complied with in all material respects from the date of the merger agreement through and as of the effective time of the merger;

●  the parties must have received the respective closing deliveries of the other parties to the merger agreement;

●  the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, relating to the Horizon shares to be issued pursuant to the merger agreement, must have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued or threatened by the Securities and Exchange Commission;

●  Horizon and Heartland must have received an opinion from Barnes & Thornburg LLP, counsel to Horizon, dated as of the effective date, to the effect that the merger constitutes a tax-free “reorganization” for purposes of Section 368 and related sections of the Internal Revenue Code, as amended;

●  Horizon must have received a letter of tax advice, in a form satisfactory to Horizon, from Heartland’s independent certified public accounting firm to the effect that any amounts that are paid by Heartland or Heartland Community Bank before the effective time of the merger, or required under Heartland’s employee benefit plans or the merger agreement to be paid at or after the effective time, to persons who are “disqualified individuals” under Section 280G of the Internal Revenue Code with respect to Heartland, Heartland Community Bank or their successors, and that otherwise should be allowable as deductions for federal income tax purposes, should not be disallowed as deductions for such purposes by reason of Section 280G of the Code;

●  the shares of Horizon common stock to be issued in the merger shall have been approved for listing on the NASDAQ Global Market;

●  holders of no more than 5% of the Heartland common stock have asserted dissenter’s rights;

●  there shall be no legal proceedings initiated or threatened seeking to prevent completion of the merger; and

●  the aggregate amount of Heartland’s delinquent loans, as calculated in accordance with the merger agreement, shall not be $20.5 million or greater.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination (page 45)

Horizon or Heartland may mutually agree at any time to terminate the merger agreement without completing the merger, even if the Heartland shareholders have approved it. Also, either party may decide, without the consent of the other party, to terminate the merger agreement under specified circumstances, including if the merger is not consummated by September 30, 2012, if the required regulatory approvals are not received, or if the Heartland shareholders do not approve the merger agreement at the Heartland special meeting. In addition, either party may terminate the merger agreement if there is a breach of the agreement by the other party that would cause the failure of conditions to the terminating party’s obligation to close, unless the breach is capable of being cured and is cured within thirty days of notice of the breach. Heartland also has the right to terminate the merger agreement if it receives a proposal which its board of directors determines is superior to the merger with Horizon.

Additionally, Heartland has the right to terminate the merger agreement if Horizon’s average common stock closing price during the ten trading days preceding the date on which all regulatory approvals approving the merger are received is below $15.09 per share, and the percentage decrease in stock price of Horizon from Horizon’s closing stock price on the date of the merger agreement is more than 15% greater than the percentage decrease in the NASDAQ Bank Index during the same period. Horizon has the right to prevent Heartland’s termination, however, by agreeing to increase the exchange ratio pursuant to a formula set forth in the merger agreement.

Termination Fee (page 46)

Heartland is required to pay Horizon a $700,000 termination fee to Horizon in the following circumstances:

●  if Horizon terminates the merger agreement because the Heartland board of directors fails to include its recommendation to approve the merger in the proxy statement/prospectus delivered to shareholders, or makes an adverse recommendation as to the merger, or approves or publicly recommends another acquisition proposal to the Heartland shareholders, or Heartland enters into or publicly announces its intent to enter into a written agreement in connection with another acquisition proposal;

●  if either party terminates the merger agreement because the Heartland shareholders fail to approve the merger agreement or if Horizon terminates the merger agreement because a quorum could not be convened at Heartland’s shareholder meeting called to approve the merger, and, within the twelve months following the termination, Heartland or any of its subsidiaries enters into another acquisition agreement or consummates another acquisition; or

●  if either party terminates the merger agreement because the merger is not consummated by September 30, 2012, and prior to the date of termination, an acquisition proposal was made for Heartland and within the next twelve months Heartland or any of its subsidiaries enters into another acquisition agreement or consummates another acquisition.

Interests of Officers and Directors in the Merger that Are Different From Yours (page 53)

When you consider the recommendation of the Heartland board of directors to approve the merger agreement and the merger, you should be aware that certain of Heartland’s directors and executive officers have interests in the merger that are different from, or in addition to, your interests as a shareholder generally that may present actual or apparent conflicts of interest, including certain payments under Change in Control Agreements, certain employment agreements, the vesting of certain presently-unvested shares that are contingently payable under restricted stock unit grants, and the continuation of director and officer indemnification and liability insurance protections.  See “INTERESTS OF CERTAIN DIRECTORS AND EXECUTIVE OFFICERS OF HEARTLAND IN THE MERGER” beginning on page 53.

Accounting Treatment of the Merger (page 47)

The merger will be accounted for as a purchase transaction in accordance with United States generally accepted accounting principles.

Rights of Shareholders After the Merger (page 56)

When the merger is completed, Heartland shareholders (other than those who exercise dissenters’ rights) will become Horizon shareholders, and their rights then will be governed by Horizon’s articles of incorporation and bylaws and applicable law. Both Horizon and Heartland are organized under Indiana law. To review the differences in the rights of shareholders under each company’s governing documents, see “COMPARISON OF THE RIGHTS OF SHAREHOLDERS” beginning on page 56.

Material Federal Tax Consequences of the Merger (page 54)

Horizon and Heartland expect the merger to qualify as a “reorganization” for U.S. federal income tax purposes. If the merger qualifies as a reorganization, then, in general, for U.S. federal income tax purposes:

●  Neither Heartland nor its shareholders will recognize gain or loss with respect to the shares of Horizon common stock received in the merger; and

●  a Heartland shareholder will recognize gain or loss, if any, on any fractional shares of Horizon common stock for which cash is received equal to the difference between the amount of cash received and the Heartland shareholder’s allocable tax basis in the fractional shares.

To review the tax consequences of the merger to Heartland shareholders in greater detail, please see the section “MATERIAL FEDERAL INCOME TAX CONSEQUENCES” beginning on page 54.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF HORIZON

The following data is derived from Horizon’s audited historical financial statements. Per share amounts have been adjusted to reflect all completed stock dividends and splits. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto incorporated by reference in this proxy statement/prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period.

						Three Months Ended
(in thousands)	December 31,					March 31,
	2011	2010	2009	2008	2007	2012	2011
Summary of Operations:						(Unaudited)
Interest Income	$64,614	$68,491	$72,663	$70,235	$75,068	$16,826	$15,431
Interest Expense	16,501	20,875	27,894	32,885	42,260	3,628	4,364

Net Interest Income	48,113	47,616	44,769	37,350	32,808	13,198	11,067
Provision for Loan Losses	5,282	11,554	13,603	7,568	3,068	559	1,548

Net Interest Income after Provision for Loan Losses	42,831	36,062	31,166	29,782	29,740	12,639	9,519
Non-interest Income	20,299	19,906	17,856	13,831	12,271	5,142	4,314
Non-Interest Expense	46,147	42,571	37,812	32,779	31,144	11,160	10,258

Income before Income Taxes	16,983	13,397	11,210	10,834	10,867	6,621	3,575
Income Tax Expense	4,186	2,942	2,070	1,862	2,727	2,008	810

Net Income	12,797	10,455	9,140	8,972	8,140	4,613	2,765
Net Income Available to Common Shareholders	$11,472	$9,049	$7,738	$8,972	$8,140	$4,457	$2,489

Period-end Balances:
Total Assets	$1,547,162	$1,400,919	$1,387,020	$1,306,857	$1,258,874	$1,546,831	$1,382,390
Total Loans, Net	964,311	863,813	870,302	870,557	879,061	969,141	790,467
Total Deposits	1,009,865	985,498	951,708	841,169	893,664	1,064,621	1,001,409
Total Borrowings	370,111	260,741	284,016	324,383	258,852	310,889	224,358
Total Shareholders' Equity	121,465	112,283	114,605	103,350	70,645	126,238	116,060

Per Share Data
Net Income	$2.32	$1.84	$1.60	$1.85	$1.69	$0.90	$0.51
Cash Dividends	0.47	0.45	0.45	0.44	0.39	0.13	0.11
Book Value Per Common Share at Period-end	$22.02	$19.12	$18.44	$16.45	$14.69	$22.99	$19.84

Per Share Equivalent Information

The following table shows information about our book value per share, cash dividends per share and diluted earnings per share. The historical per share information is derived from audited financial statements as of and for the year ended December 31, 2011, and unaudited financial statements for the three months ended March 31, 2012. The information listed as “Equivalent per Heartland Share” was obtained by multiplying the historical amounts for Horizon by an exchange ratio of 0.54.

We present this information to reflect the fact that Heartland shareholders will receive shares of Horizon common stock for each share of Heartland common stock exchanged in the merger (unless adjusted in accordance with the merger agreement). This information does not purport to reflect what the historical results of the combined company would have been had our companies been combined during these periods.

	Horizon Historical	Heartland Historical	Equivalent per Heartland Share
Book value per share:
at March 31, 2012	$22.99	$10.29	$12.41
at December 31, 2011	$22.02	$10.18	$11.89

Cash dividends per share:
Three months ended March 31, 2012	$0.13	$0.00	$0.07
Year ended December 31, 2011	$0.47	$0.00	$0.25

Earnings (loss) per share:
Three months ended March 31, 2012	$0.90	$0.01	$0.49
Year ended December 31, 2011	$2.32	$(0.12)	$1.25

Diluted earnings (loss) per share:
Three months ended March 31, 2012	$0.88	$0.01	$0.48
Year ended December 31, 2011	$2.27	$(0.12)	$1.23

Market Prices and Share Information

The following table presents information for Horizon common stock on the NASDAQ Global Market on February 9, 2012 (the last business day prior to the announcement of the merger), and for Heartland common stock on the OTC Bulletin Board on February 3, 2012 (the last day on which Heartland common stock traded prior to the announcement), and for both stocks on May 10, 2012. The equivalent prices per share of Heartland common stock were calculated by multiplying the market price of Horizon common stock by 0.54, which is the exchange ratio for the merger (subject to adjustment).

	Horizon Common Stock	Heartland Common Stock	Equivalent Price Per Heartland Share
	(Dollars per share)
February 9, 2012	$18.08	$3.60	$9.76
May 10, 2012	$26.50	$13.11	$14.31

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus (see “WHERE YOU CAN FIND MORE INFORMATION” on page 66), including the risk factors included in Horizon’s Annual Report on Form 10-K for the year ended December 31, 2011, you should consider carefully the risk factors described below in deciding how to vote. You should keep these risk factors in mind when you read forward-looking statements in this document and in the documents incorporated by reference into this document. Please refer to the section of this proxy statement/prospectus titled “CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS” on page 14.

Heartland shareholders cannot be certain of the market value of the merger consideration they will receive, because the market price of Horizon common stock will fluctuate and the exchange ratio is subject to adjustment as a result of changes in Heartland’s common shareholders’ equity and other factors.

Upon completion of the merger, each share of Heartland common stock (other than shares held by shareholders who properly exercise dissenters’ rights) will be converted into 0.54 shares of Horizon common stock. This exchange ratio is subject to downward adjustment, as described in the merger agreement and in this proxy statement/prospectus, in the event that Heartland’s consolidated common shareholders’ equity is less than $14.0 million. See “THE MERGER AGREEMENT - Merger Consideration” (beginning on page 35) for a more complete discussion of the merger consideration to be paid in the merger. Also, if Heartland elects to terminate the merger agreement because Horizon’s stock price has decreased by the amount specified in the merger agreement, Horizon may avoid that termination by increasing the exchange ratio as provided in the merger agreement.

Additionally, the market value of the merger consideration may vary from the closing price of Horizon common stock on the date it announced the merger, on the date that this document was mailed to Heartland shareholders, on the date of the special meeting of the Heartland shareholders, and on the date it completes the merger and thereafter. Any change in the exchange ratio or the market price of Horizon common stock prior to completion of the merger will affect the amount and the market value of the merger consideration that Heartland shareholders will receive upon completion of the merger. Accordingly, at the time of the special meeting, Heartland shareholders will not know, or be able to calculate with certainty, the amount nor the market value of the merger consideration they will receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in the business, operations and prospects of Horizon, and regulatory considerations. Many of these factors are beyond Horizon’s or Heartland’s control. You should obtain current market quotations for shares of Horizon common stock and for shares of Heartland common stock before you vote.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed, which could have a negative impact on Heartland.

The merger agreement with Horizon is subject to a number of conditions that must be fulfilled in order to close. Those conditions include: Heartland shareholder approval, regulatory approval, the continued accuracy of certain representations and warranties by both parties and the performance by both parties of certain covenants and agreements. In particular, Horizon is not obligated to close the merger transaction if (a) the aggregate amount of Heartland’s delinquent loans, as calculated pursuant to the merger agreement, equals or exceeds $20.5 million, or (b) any non-ordinary course litigation of Heartland is not either settled or otherwise resolved before the closing of the merger for $250,000 or less, or if not settled or otherwise resolved prior to closing, material and adverse developments arise with respect to any such litigation after February 9, 2012, that lead Horizon reasonably and in good faith to conclude will result in uninsured liabilities or obligations of Heartland in excess of $250,000.

In addition, certain circumstances exist in which Heartland may terminate the merger, including by accepting a superior proposal or by electing to terminate if Horizon’s stock price declines below a specified level. Heartland may elect to terminate the merger agreement if, as of the first date when all regulatory approvals and other approvals and consents necessary to consummate the merger have been received, Horizon’s share price has declined to below $15.09 (during a certain valuation period) and that decline (on a percentages basis when compared to Horizon’s share price on the date before the signing of the merger agreement) is at least 15% greater than a corresponding price decline of the NASDAQ Bank Index. If Heartland elects to terminate the merger agreement because of such a decline, then Horizon may elect, but is not required, to increase the exchange ratio in order to avoid termination of the merger agreement. See “THE MERGER AGREEMENT - Merger Consideration” for a more complete discussion of the merger consideration to be paid in this proposed transaction and “-Termination” for a more complete discussion of the circumstances under which the merger agreement could be terminated. There can be no assurance that the conditions to closing the merger will be fulfilled or that the merger will be completed.

If the merger agreement is terminated, there may be various consequences to Heartland, including:

•
Heartland’s business may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger;

•	Heartland may have incurred substantial expenses in connection with the merger, without realizing any of the anticipated benefits of completing the merger; and

•	the market price of Heartland’s common stock might decline to the extent that the current market price reflects a market assumption that the merger will be completed.

If the merger agreement is terminated and Heartland’s board of directors approves another merger or business combination, under certain circumstances, Heartland may be required to pay Horizon a $700,000 termination fee, and Heartland shareholders cannot be certain that Heartland will be able to find a party willing to pay an equivalent or more attractive price than the price Horizon has agreed to pay in the merger.

Heartland shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Heartland’s shareholders currently have the right to vote in the election of the Heartland board of directors and on other significant matters affecting Heartland, such as the proposed merger with Horizon. When the merger occurs, each Heartland shareholder (other than shareholders exercising dissenters’ rights) will become a shareholder of Horizon with a percentage ownership of the combined organization that is much smaller than the shareholder’s percentage ownership of Heartland. Based on the anticipated number of Horizon common shares to be issued in the merger, it is anticipated that the Heartland shareholders will only own approximately 15.6% of all of the outstanding shares of Horizon’s common stock. Because of this, Heartland’s shareholders will have less influence on the management and policies of Horizon than they now have on the management and policies of Heartland. Furthermore, shareholders of Horizon do not have pre-emptive or similar rights, and therefore, Horizon can sell additional voting securities in the future without offering them to the prior Heartland shareholders which will further reduce their ownership percentage in, and voting control over, Horizon.

Horizon may be unable to successfully integrate Heartland Community Bank’s operations and retain Heartland Community Bank’s employees.

Simultaneous with the closing of the merger, Heartland Community Bank will be merged with and into Horizon Bank. The possible difficulties of merging the operations of Heartland Community Bank with Horizon Bank include:

•	integrating personnel with diverse business backgrounds;

•	combining different corporate cultures;

•	integrating systems; and

•	retaining key employees.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of Horizon, Horizon Bank or Heartland Community Bank, and the loss of key personnel. The merger of Heartland Community Bank with Horizon Bank will benefit greatly from the experience and expertise of certain key employees of Heartland Community Bank who are expected to be retained by Horizon. However, there can be no assurances that Horizon will be successful in retaining these employees for the time period necessary to merge Heartland Community Bank into Horizon Bank at the level desired by Horizon. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger of Heartland Community Bank into Horizon Bank could have an adverse effect on the business and results of operations of Horizon or Horizon Bank, and therefore, its stock price.

Horizon may be unable to retain Heartland customers or grow the Heartland business.

Heartland operates in geographic markets, and with customers primarily located in, Central Indiana, and Horizon’s markets and customers are located primarily in Northwest Indiana and Southwest Michigan. Although Horizon is not anticipating major differences between the preferences of Heartland’s customers compared to Horizon’s customers, any time there is a change in products, services, ownership or management of a bank, there is a risk that customers may seek to obtain some or all of their banking products and services from other banks. Horizon believes that the desire of Heartland’s customers to seek products or services elsewhere as a result of the merger will be lessened by the fact that the shareholders of Heartland will continue to own a portion of the combined operations after the merger and because several of the officers and key employees of Heartland will be continuing with the bank after the merger. With that said, the Heartland operations and customers are in a new geographic region for Horizon and several hours from its current markets, so there can be no assurances or guarantees that it will be able to retain all of Heartland’s customers or grow the customer base in Central Indiana.

The termination fee and the restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire Heartland.

Until the completion of the merger, with some exceptions, Heartland is prohibited from soliciting, initiating, encouraging, or participating in any discussion of, or otherwise considering, any inquiries or proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person or entity other than Horizon. In addition, Heartland has agreed to pay a termination fee of $700,000 to Horizon if the board of directors of Heartland withdraws, modifies or changes its approval or recommendation of the merger agreement and approves or recommends an alternate acquisition transaction with a third party. These provisions could discourage other companies from trying to acquire Heartland even though such other companies might be willing to offer greater value to Heartland’s shareholders than Horizon has offered in the merger agreement. The payment of the termination fee also could have a material adverse effect on Heartland’s financial condition.

Certain of Heartland’s officers and directors have interests that are different from, or in addition to, the interests of Heartland’s shareholders generally.

Certain of Heartland’s directors and executive officers have interests in the merger that are different from, or in addition to, your interest as a shareholder generally that may present actual or apparent conflicts of interest, including certain payments under change in control agreements, certain employment agreements, the vesting of certain presently-unvested shares that are contingently payable under restricted stock unit grants, and the continuation of director and officer indemnification and liability insurance protections.  See “INTERESTS OF CERTAIN DIRECTORS AND EXECUTIVE OFFICERS OF HEARTLAND IN THE MERGER” beginning on page 53.

The merger may fail to qualify as a reorganization for federal tax purposes, resulting in your recognition of taxable gain or loss in respect of your Heartland shares.

Horizon and Heartland intend the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Although the Internal Revenue Service will not provide a ruling on the matter, Horizon and Heartland will, as a condition to closing, obtain an opinion from Horizon’s legal counsel that the merger will constitute a reorganization for federal tax purposes. This opinion does not bind the IRS or prevent the IRS from adopting a contrary position. If the merger fails to qualify as a reorganization, you generally would recognize gain or loss on each share of Heartland common stock exchanged for Horizon common stock in the merger in an amount equal to the difference between your adjusted tax basis in that share and the fair market value of the Horizon common stock received in exchange for that share upon completion of the merger.

The shares of Horizon common stock to be received by Heartland shareholders as a result of the merger will have different rights from the shares of Heartland common stock.

The rights associated with Heartland common stock are different from the rights associated with Horizon common stock. See the section of this proxy statement/prospectus entitled “COMPARISON OF THE RIGHTS OF SHAREHOLDERS” (beginning on page 56) for a discussion of the different rights associated with Horizon common stock.

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

This filing contains forward-looking statements, including statements about our Horizon’s financial condition, results of operations, earnings outlook, asset quality trends and profitability. Forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to assumptions, risks and uncertainties. Certain statements contained in this filing that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act, notwithstanding that such statements are not specifically identified.

In addition, certain statements may be contained in the future filings of Horizon with the SEC, in press releases and in oral and written statements made by or with the approval of Horizon that are not statements of historical fact and constitute forward-looking statements within the meaning of the Reform Act. Examples of forward-looking statements include, but are not limited to:

•
statements about the benefits of the merger between Horizon and Heartland, including future financial and operating results, cost savings, enhanced revenues and accretion to reported earnings that may be realized from the merger;

•	statements of plans, objectives and expectations of Horizon or Heartland or their managements or boards of directors;

•	statements of future economic performance; and

•	statements of assumptions underlying such statements.

Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “continue,” “remain,” “will,” “should,” “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	the risk that the businesses of Horizon and Heartland will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame;

•	revenues or earnings following the merger may be lower than expected;

•
deposit attrition, operating costs, customer loss and business disruption following the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

•	the inability to obtain governmental approvals of the merger on the proposed terms and schedule;

•	the failure of Heartland’s shareholders to approve the merger;

•	local, regional, national and international economic conditions and the impact they may have on Horizon and Heartland and their customers and Horizon’s and Heartland’s assessment of that impact;

•	changes in the level of non-performing assets, delinquent loans, and charge-offs;

•	material changes in the value of Horizon’s common stock;

•	changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

•	the risk that management’s assumptions and estimates used in applying critical accounting policies prove unreliable, inaccurate or not predictive of actual results;

•	inflation, interest rate, securities market and monetary fluctuations;

•	changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity;

•	prepayment speeds, loan originations and credit losses;

•	sources of liquidity;

•	competitive pressures among depository and other financial institutions may increase and have an effect on pricing, spending, third-party relationships and revenues;

•	changes in laws and regulations (including laws and regulations concerning taxes, banking and securities) with which Horizon and Heartland must comply;

•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board;

•	Horizon’s and Heartland’s common shares outstanding and common stock price volatility;

•	legislation affecting the financial services industry as a whole, and/or Horizon and Heartland and their subsidiaries, individually or collectively;

•	governmental and public policy changes;

•	financial resources in the amounts, at the times and on the terms required to support Horizon’s and Heartland’s future businesses; and

•	the impact on Horizon’s or Heartland’s businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts.

Additional factors that could cause Horizon’s and Heartland’s results to differ materially from those described in the forward-looking statements can be found in Horizon’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to Horizon or Heartland or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above. Forward-looking statements speak only as of the date on which such statements are made. Horizon and Heartland undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

We caution you not to place undue reliance on the forward-looking statements.

SPECIAL MEETING OF HEARTLAND’S SHAREHOLDERS

Date, Place, Time, and Purpose

Horizon’s and Heartland’s Boards of Directors are sending you this proxy statement/prospectus and proxy to use at the special meeting and at any adjournment of the meeting. At the special meeting, the Heartland board of directors will ask you to vote on a proposal to approve the merger agreement and plan of merger and on a proposal to permit the adjournment of the meeting if necessary to solicit sufficient proxies to approve the merger proposal. The special meeting will be held on ___________, June ___, 2012, at _____ [p].m., Eastern Daylight Savings Time, at ________________________, Franklin, Indiana.

Record Date, Voting Rights, Quorum, and Required Vote

Heartland has set the close of business on May ___, 2012, as the record date for determining the holders of Heartland common stock entitled to notice of, and to vote at, the special meeting. Only Heartland shareholders at the close of business on the record date are entitled to notice of and to vote at the special meeting. As of the record date, there were 1,415,873 shares of Heartland common stock outstanding and entitled to vote at the special meeting. There must be a majority of Heartland’s issued and outstanding shares present in person or by proxy at the special meeting in order for the vote on the merger agreement to occur.

Approval of the merger agreement and the related plan of merger will require the affirmative vote of at least a majority of Heartland’s issued and outstanding shares. Broker non-votes and abstentions from voting will have the same effect as a vote against the merger agreement. The directors and officers of Heartland (and their affiliates), as a group, owned with power to vote 183,919 shares of Heartland common stock, representing approximately 13.0% of the outstanding shares of Heartland common stock as of the record date. In connection with the execution of the merger agreement, the directors of Heartland each executed a voting agreement pursuant to which they agreed to vote their shares, and to use reasonable efforts to cause all shares owned by such director jointly with another person or by such director’s spouse to be voted, in favor of the merger. The voting agreement is attached to this proxy statement/prospectus as Annex D.

The proposal to adjourn or postpone the special meeting for the purpose of allowing additional time for the solicitation of proxies from shareholders to approve the merger agreement requires more votes cast in favor of the proposal than are cast against it. Abstentions and broker non-votes will not be treated as “NO” votes and, therefore, will have no effect on this proposal.

Voting and Revocability of Proxies

You may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, we recommend you vote by proxy even if you plan to attend the special meeting. You may change your vote at the special meeting by revoking your proxy and voting in person.

Heartland shareholders whose shares are held in “street name” by their broker, bank, or other nominee must follow the instructions provided by their broker, bank, or other nominee to vote their shares.

Voting instructions are included on your proxy form. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the approval of the merger agreement and the adjournment of the special meeting. If you are the record holder of your shares and submit your proxy without specifying a voting instruction, your shares will be voted “FOR” approval of the merger agreement and, if necessary, “FOR” adjournment of the special meeting.

You may revoke your proxy before it is voted by:

•	filing with the Secretary of Heartland a duly executed revocation of proxy;

•	submitting a new proxy with a later date; or

•	voting in person at the special meeting.

Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to: Heartland Bancshares, Inc., 420 N. Morton Street, Franklin, Indiana 46131, Attention: Secretary.

Heartland maintains the Heartland Community Bank Employee Savings Plan (referred to as the “401(k) plan”) which holds approximately 2.07% of Heartland common stock. Each 401(k) plan participant instructs the designated fiduciary on how to vote the shares of Heartland common stock allocated to his or her account under the plan. If a participant properly executes the voting instruction card distributed by the designated fiduciary, the designated fiduciary will vote such participant’s shares in accordance with the shareholder’s instructions, subject to the fiduciary's obligations under the Employee Retirement Income Security Act of 1974. Where properly executed voting instruction cards are returned to the designated fiduciary with no specific instruction as to how to vote at the special meeting, the designated fiduciary will vote the shares as provided under “Voting and Revocability of Proxies” above.

Solicitation of Proxies

Heartland will bear the costs of the distribution of this proxy statement/prospectus. In addition to soliciting proxies by mail, directors, officers, and employees of Heartland may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. Heartland will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Recommendation of Heartland’s Board of Directors

The board of directors of Heartland unanimously voted in favor of the merger agreement and the merger. The Heartland board of directors believes that these items and the transactions they contemplate are in the best interests of Heartland and its shareholders, and recommends that Heartland shareholders vote “FOR” adoption of the merger agreement and approval of the merger and the transactions contemplated thereby. The board of directors of Heartland also recommends a vote “FOR” the adjournment of the special meeting, if such adjournment becomes necessary.

See “PROPOSAL 1 - THE MERGER - Background of the Merger” and “- Heartland’s Reasons for the Merger and Board Recommendation” beginning on pages 19 and 23, respectively, for a more detailed discussion of the Heartland Board of Directors’ recommendation with regard to the merger agreement, the merger and the transactions contemplated thereby.

INFORMATION ABOUT THE COMPANIES

Horizon Bancorp
515 Franklin Square
Michigan City, Indiana 46360
(219) 879-0211

Horizon Bancorp is a bank holding company incorporated in the State of Indiana and headquartered in Michigan City, Indiana. We provide a broad range of banking services in Northwestern Indiana and Southwestern Michigan through our bank subsidiary, Horizon Bank, N.A. (“Horizon Bank”), and other affiliated entities. Horizon Bank operates twenty-three full service offices. We also maintain a trust office in Indianapolis, Indiana. Our common stock is listed on the NASDAQ Global Market under the trading symbol “HBNC.” Our primary regulator is the Board of Governors of the Federal Reserve System, referred to in this prospectus as the Federal Reserve Board.

Additional information about Horizon and its subsidiaries is included in documents incorporated by reference into this document. For more information, please see the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 66.

Heartland Bancshares, Inc.
420 N. Morton Street
Franklin, Indiana 46131
(317) 738-3915

Heartland Bancshares, Inc., headquartered in Franklin, Indiana, is an Indiana corporation and a registered bank holding company. Heartland Community Bank is its wholly owned subsidiary. Heartland Community Bank was established in Franklin, Indiana in 1997, and offers a full range of financial, trust and investment services through its locations in central and south central Indiana. Heartland’s common stock is quoted on the OTC Bulleting Board under the trading symbol “HRTB.”

Additional information about Heartland and Heartland Community Bank is included elsewhere in this proxy statement/prospectus. For more information, please see the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 66.

PROPOSAL 1—THE MERGER

Background of the Merger

Heartland and its banking subsidiary commenced banking operations serving the Johnson County (Indiana) market area on December 17, 1997. To capitalize the new bank, Heartland sold 1,394,172 shares of new issue common stock at $9.07 per share (as retroactively adjusted for two subsequent stock dividends), in an underwritten public offering, for aggregate proceeds (net of underwriting discounts and offering costs) of approximately $11,731,000.

Heartland’s common stock has since the initial public offering traded over-the-counter on the OTC Bulletin Board under the symbol HRTB. The market value and volume of trading for Heartland’s common stock peaked in 2007, when the stock traded as high as $15.25 per share. At the end of 2007, Heartland’s common stock closed at a reported price of $11.00 per share, and the average sales price for the year 2007 was $12.22 per share. In 2007, a total of 430,955 shares were reported by the OTCBB as having been traded. Heartland paid cash dividends in 2005 through 2008 on its common stock but otherwise has not paid cash dividends to its common shareholders.

Since the end of 2007, the bank has grown in its share of deposits in Johnson County to a level representing the top market share among all commercial banks with offices in the county (the bank was in third place in 2007). However, the bank also has experienced substantial loan losses since the end of 2007 due in substantial part to the national economic crisis that commenced in 2008. Primarily as a result these loan losses, the book value of the common stock of Heartland declined from $11.22 per common share at December 31, 2007, to $10.15 at December 31, 2011, a decline of 9.54 percent. At the end of 2011, Heartland’s common stock closed at a reported price of $4.10 per share, a decline of 62.73% from the $11.00 per share closing price at the end of 2007. During this time period, banking regulators placed increasing pressure upon Heartland and its management and Board of Directors, and Heartland’s bank subsidiary ultimately entered into a memorandum of understanding with its state and federal regulators with regard to regulatory compliance matters during 2010 (the “MOU”). The primary restrictions imposed by the MOU were the requirement that Heartland Community Bank maintain its Tier 1 Capital ratio at or above 9.0%, its total Risk Based Capital ratio at or above 12% and that it not pay any dividends, including any dividends to Heartland to enable it to pay the dividends on the preferred shares held by the U.S. Treasury, without the prior consent of the regulators.

In 2009, Heartland issued preferred shares with an aggregate liquidation value of $7,248,000 to the United States Treasury under the Troubled Asset Relief Program (“TARP”). These preferred shares entitle the Treasury to annual cash dividends, in preference to the rights of the holders of the common shares to receive any dividends, at a weighted average rate of 5.14% per annum on the aggregate liquidation value until August 15, 2014. Beginning August, 16, 2014, the dividend rate on all the preferred shares will be increased to 9% per annum. As a result of the issuance of these shares, Heartland became subject to certain executive compensation limitations prescribed by the 2008 law that created TARP and related Treasury regulations. Heartland could avoid incurring the increased dividend rate payable to the Treasury and free itself from the executive compensation limitations of the TARP program by redeeming the preferred stock from the Treasury at any time at its aggregate liquidation value (plus any accrued but unpaid dividends). However, redemption would require approval of banking regulatory authorities and management believes that it would be difficult to obtain such approval (if and to the extent not funded from retained earnings of Heartland) unless Heartland were to raise replacement equity capital from other sources in order to fund such preferred stock redemption(s).

As part of its ongoing strategic planning process, the Board of Directors met on August 24, 2010, with Donnelly Penman & Partners, Inc. (“Donnelly Penman”), an investment banking firm based in Grosse Pointe, Michigan, that from time to time in the past had provided investment banking services to Heartland, to review possible alternatives to dealing with the limitations and costs of TARP and the reduced stock price and stock trading liquidity being experienced by Heartland and its common shareholders. Among the possible strategic options discussed at that meeting were (a) a potential raise by Heartland of new equity capital (through a rights offering, a public offering, and/or private offering) of new common shares (from the proceeds of which the TARP preferred stock might be redeemed), and (b) a potential merger or sale of Heartland. The discussions at that meeting were preliminary in nature and no action was taken as a result of that meeting.

On November 22, 2010, the non-employee members of the Board of Directors (not including Mr. Bechman or Mr. Goben) met in an executive session following a regularly-scheduled meeting of the Heartland Board of Directors for the purpose of discussing the future direction of the Bank and the Bank’s continued independence. During this executive session, the directors discussed the Bank’s strengths and challenges, and determined that Mr. Bechman should be directed to explore the Bank’s options for combining with another bank by a sale or merger transaction. The consensus of the Board was that any buyer or merger partner with which Heartland might combine should be one with whom the culture of local community banking could be retained, and that the price to be paid for Heartland’s outstanding shares should therefore not necessarily be the sole consideration in such a sale or merger.

Following that November 22, 2010, meeting, Heartland sought legal advice regarding the sale and merger exploration process, and Mr. Bechman commenced contacting certain community banks to determine the level of their potential interest. At an executive session held on January 24, 2011, at which all Directors (including Mr. Bechman and Mr. Goben) were present (in person or by telephone), Mr. Bechman reported upon certain discussions that Mr. Goben, Mr. Joyce and he had conducted with three other banking organizations and with an investment banking firm. The Board reviewed the financial highlights of the banks with which discussions were then proceeding, and the names of other banks that might be interested in buying or merging with Heartland. The Board authorized Mr. Bechman to contact a certain additional bank concerning its potential interest in Heartland. At the same time, the Board also authorized Mr. Bechman to explore with legal and financial advisors the feasibility of conducting a possible private offering of new common stock for the purpose of redeeming the preferred shares issued to the Treasury and providing sufficient additional capital to permit future growth and pursuit of other strategic options as an independent banking company.

During February 2011, Heartland engaged Donnelly Penman to act as financial advisor to Heartland with regard to the exploration of Heartland’s alternatives with respect to a sale or merger. At a special meeting of the Board held February 23, 2011, Donnelly Penman presented to the Board a summary of the results of certain valuation analyses it had conducted with respect to Heartland, including a comparable company analysis, a comparable acquisition analysis, an “intrinsic” valuation analysis, and a discounted dividend model (based on management projections). Donnelly Penman also presented to the Board its observations as to specific merger candidates that the Board had considered or might wish to consider, and its estimations of the “capacity to pay” of each of the merger candidates. The Board discussed at this meeting its continuing concerns that the current community banking philosophies of Heartland be maintained as much as possible as a result of any merger or sale, and that the interests of Mr. Bechman, Mr. Goben and Mr. Joyce under their existing change in control agreements with Heartland be appropriately protected either through long-term employment contracts or new change in control agreements with the buyer or by the payout of the existing change-in-control agreements. The Board determined at this meeting that management should meet with two additional potential merger candidates and a possible third additional candidate subject to verification of its ability to finance such a combination.

Following the February 2011 meeting, management met with the two additional banks and reported the results of such meetings to the Board at an executive session held March 21, 2011. At that meeting, the non-employee directors excused Mr. Bechman and Mr. Goben for a portion of the session so as to consider the request of those two employee-directors that the Board permit Mr. Bechman to table further pursuit of a merger or sale transaction until after the operating results of the first six months of 2011 were known. The non-employee directors determined that this request for a delay should be granted, but that the process toward finding a buyer or merger partner should be re-considered at the regularly scheduled July 2011 meeting and resumed at that time unless significant improvement in the quality of Heartland’s loan portfolio and operating results could be demonstrated at that time.

At an executive session of all directors held May 17, 2011, the Board again revisited the sale or merger plan, and the overall consensus was that senior management should at that time again resume contact with the banks previously contacted plus two additional banks that Mr. Bechman believed might have an interest.

The Board met in a special executive session on June 15, 2011 with senior management of a certain bank to discuss how a merger of that bank with Heartland might be advantageous. After the executives of the other bank had completed their presentation and were excused, the directors determined that Donnelly Penman should be engaged to lead a focused selling effort on behalf of the Bank with a wider field of candidates to be identified in consultation with Donnelly Penman. At a follow-up session of the directors held June 20, 2011, the directors identified the need to ask for Donnelly Penman’s advice concerning whether additional banks beyond the banks previously contacted should be invited to consider a purchase of, or merger with, Heartland.

The Board again met with Donnelly Penman, and with the bank’s legal counsel, on July 6, 2011. The purposes of this meeting were to identify the priorities of Heartland (financial and non-financial) in connection with the exploration of merger or sale opportunities, and to determine the list of potential buyers/merger partners that Donnelly Penman should be authorized to contact on behalf of Heartland. The Board determined the following should be the non-financial priorities of Heartland by which the sale or merger process should be guided:

1.	Protection of the interests of senior management
2.	Commitment to the community and community banking philosophy including excellent service.
3.	Continued local management and decision-making.
4.	In the case of a stock transaction, liquidity in the acquirer’s stock.

After discussion with Donnelly Penman of a list of potential acquirors, the Board determined that six banking companies should be contacted by Donnelly Penman, including two of the banking companies previously contacted by Heartland management that remained interested and also including, for the first time, Horizon. A special committee (consisting of Directors Richardson, Jarvis and Reed) was created for the purpose of acting on the Board’s behalf between Board meetings in order to give Donnelly Penman and management guidance if and when issues arose during the course of the merger process.

In mid-August 2011, Donnelly Penman distributed an informational presentation concerning Heartland to those potential bidders that had confirmed to Donnelly Penman their interest in receiving such a presentation and had agreed with Heartland to abide by certain confidentiality, non-solicitation and standstill provisions. Each of the potential bidders was requested to respond to Donnelly Penman with an indication of their potential interest in buying or merging with Heartland by early September. Three banking companies submitted written expressions of interest in continuing discussions with Heartland, including Horizon. Horizon’s initial letter dated September 8, 2011, contemplated that Horizon would acquire Heartland in exchange for Horizon common stock at a fixed exchange ratio of 0.5535 shares (as retroactively adjusted for a subsequent split in Horizon’s common stock) of Horizon stock for each Heartland share. Donnelly Penman estimated that such an exchange would have an aggregate value, based on then-current levels of Horizon stock prices, of approximately $14.2 million to Heartland’s shareholders.

The Board convened in executive session on September 19, 2011, with Donnelly Penman and legal counsel to review the indications of interest that had been received from the three interested banking companies. After discussion of the financial and other terms of such proposals, the Board determined that Heartland should continue discussions only with Horizon and one of the other two potential bidders (which had indicated potential interest in acquiring Heartland in exchange for the bidder’s stock, cash, or some combination, with an aggregate value somewhere in a range estimated by Donnelly Penman from $12.8 million to $17.0 million). Donnelly Penman was directed to engage in discussions with the financial advisors for the two potential bidders concerning the extent to which either or both of them might be willing to consider increasing their indicated deal consideration and to clarify their expectations regarding the treatment of Heartland’s senior management expectancies regarding the change in control.

Following the September 19 board session, both Horizon and the other invited banking company met with management and reviewed loan and other files of Heartland, either electronically or on site in Franklin, Indiana. These document reviews and meetings were concluded by early November, and the Board met in special session on November 14, 2011 with Donnelly Penman and legal counsel to review the status of the negotiations with the potentially interested acquirors. At that meeting, Donnelly Penman reported that the potential acquirer other than Horizon had (during recent telephone conversations between its financial advisor and Donnelly Penman) substantially reduced the expected value of its proposal to Heartland’s shareholders, and had retracted its willingness to deliver an all-stock transaction to Heartland’s shareholders. As a result of these substantial changes in the amount and quality of this other bidder’s indication of interest, Heartland had advised this other bidder that its proposal was no longer in the range of acceptability to Heartland. The Directors therefore reviewed in greater detail the September 8, 2011 letter proposal (as substantially reaffirmed by Horizon by letter dated November 2, 2011) that had been received from Horizon, and Donnelly Penman’s report of its most recent communications with Horizon’s financial advisor. Donnelly Penman also presented to the Board Donnelly Penman’s financial analysis of the Horizon proposal using various valuation methods and models. Heartland’s legal counsel reviewed with the Board certain of the non-price terms of the proposal from Horizon as outlined in its September proposal letter, as reaffirmed, including:

•	Horizon’s reserved right to propose that the fixed exchange ratio be subject to certain unspecified “adjustments, caps or collars;”

•	Horizon’s intention to seek to redeem Heartland’s preferred shares issued to the Treasury under TARP in connection with the closing;

•	Horizon’s stated plan to continue to use Heartland’s name in Heartland’s existing banking market;

•	Horizon’s stated intentions with respect to Heartland’s employees (including senior management) and non-employee directors, including

◦	its intention to offer a specified severance benefit to employees who might not have positions following the merger,

◦
its proposed agreement to pay out the benefits specified under the existing change in control agreements with senior management immediately upon merger closing (regardless of whether a given individual would continue employment) and the appropriate handling of their vested or accrued benefits under other benefit plans and arrangements;

◦	the intention of Horizon to continue the rights of Heartland’s directors to indemnification protection and to director and officer liability insurance coverage; and

◦	Horizon’s expectations that the definitive merger agreement should include customary deal protection measures including termination fee and exclusivity provisions.

Certain board members expressed their view that it was important that Horizon include at least one representative of the Heartland board on Horizon’s holding company board of directors, and requested that Heartland negotiate for such a board seat as part of the negotiation of a definitive agreement.

At the conclusion of this discussion, the Board determined that proceeding with Horizon on the terms outlined in Horizon’s indication of interest letter as it has been recently reaffirmed would be in Heartland’s best interests, and therefore unanimously approved in principle the proposed merger with Horizon. Heartland’s Board authorized Heartland’s senior management, legal counsel and financial adviser to move forward with the negotiation of a definitive merger agreement with Horizon.

The parties strived to reach a merger agreement prior to the end of 2011 and toward that end substantially final drafts of a merger agreement and related documents were negotiated by the parties in time for review by their respective boards of directors by late December. The Board of Directors of Heartland met in special session on December 19 with a view to considering approval of the proposed merger at that meeting. However, Heartland and Horizon could not reach agreement by the time of that Board meeting as to the quality or loan policy classifications of certain recently-approved but unfunded large commercial loans of Heartland. Accordingly, after discussion by the Board with representatives of Donnelly Penman and Heartland’s legal counsel, the Board adjourned on December 19 without taking any action on the Horizon merger proposal other than to direct that Mr. Bechman suggest to Horizon that the parties meet again after the holiday period to resume discussions of the remaining loan and other issues.

Representatives of the parties met again in early January 2012 to discuss these credit issues and certain other pending issues. At this time, discussion focused on three unfunded commercial loans of Heartland, which are described by the Merger Agreement as the Church Loan, the Contractor Loan and the Sales Company Loan. As a result of that meeting and subsequent discussions with the proposed borrowers associated with these unfunded loans, Horizon’s financial adviser proposed to Donnelly Penman, as Heartland’s financial adviser, certain downward adjustments to the previously-specified exchange ratio that Horizon would consider accepting in order to account for the parties’ differing perceptions of these three loans and the differing treatment of such loans under the parties’ internal loan policies and loan review systems and methodologies.

The Board then met in a special executive session on January 16, 2012, to review the recent discussions between Horizon and Heartland. Mr. Bechman updated the Board as to the status of each of those loans, and Donnelly Penman updated the Board as to the status of its discussions with Horizon’s financial advisor. The proposed total negative adjustment to the transaction value on account of all three loans (if all were made as proposed) was proposed by Horizon to be as much as $1,250,000 and would result in exchange ratio decreasing from 0.5535 to as low as 0.5039, in each case depending upon the extent to which the loans that were not yet closed were in fact closed or were (or were not) structured or restructured in order to participate in a Small Business Administration guaranteed loan program. Donnelly Penman presented to the Board a summary of the effect of Horizon’s proposed exchange ratio adjustments, including a recap of the fairness opinion that Donnelly Penman had proposed to deliver at the December 19 board meeting with respect to the original financial terms, a sensitivity analysis showing the impacts of the proposed adjustments upon the exchange ratio (individually per loan and in the aggregate for all three loans) and the resulting values and price-to-tangible-book-value ratios to Heartland shareholders. Heartland’s legal counsel discussed with the Board certain other areas of the merger agreement that had been renegotiated with Horizon since the time of the December 19 special meeting of the Board. On the basis of these discussions, the Board authorized Donnelly Penman to make a counter-proposal to Horizon’s financial adviser. Under this counter-proposal (which assumed as turned out to be the case that the Church Loan would in fact be made by an independent lender and not by Heartland), Heartland would agree to an increase in the required closing Heartland shareholders’ equity amount from the then-current proposed minimum level of $14,000,000 to $14,300,000. This $300,000 increase would be in lieu of the adjustment of $900,000 in transaction value that would result under the Horizon proposal if both the Sales Company Loan and the Contractor Loan would be made on the original terms.

Horizon’s financial advisor advised Donnelly Penman on January 18, 2012, that Horizon would be willing to compromise on this matter by reducing the required Heartland shareholders’ equity at closing to $13,400,000 from the $14,000,000 requirement that was previously specified, in exchange for Heartland’s acceptance of appropriate reduction in the exchange ratio that would result in a reduction in $600,000 in transaction value to Heartland’s shareholders if both the Sales Company Loan and the Contractor Loan were made on the originally proposed terms.

On or about January 27, 2012, Donnelly Penman and Horizon’s financial adviser discussed recent developments regarding these three loans, including the fact that the proposed borrower under the Church Loan had indicated that such loan would be made by an independent lender and not by Heartland, and that the borrower under the Contractor Loan had agreed to restructure the loan application through Horizon as an SBA loan, such that the proposed negative adjustments on account of those two loans would no longer be applicable. Giving effect to the favorable developments on two of the three loans, the financial advisors to Heartland and Horizon agreed that the resulting implied exchange ratio should be 0.5407 (subsequently rounded prior to execution of the Merger Agreement to 0.54). On the basis of those improved financial terms and informal discussions by Mr. Bechman with certain of the directors Heartland determined to proceed toward execution of the definitive agreement at the earliest practicable time.

On February 8, 2012, following additional negotiations, the Board met in special session to approve the merger with Horizon. Donnelly Penman presented to the directors a summary of the results of its analysis of the financial terms of the merger and of the historical and estimated future financial condition and results of operations of both Heartland and Horizon, and advised the Board orally that Donnelly Penman was of the opinion that, from a financial point of view, the exchange ratio specified by the proposed merger agreement (subject to adjustment in certain circumstances as specified by the Merger Agreement) was fair to the common shareholders of Heartland. Donnelly Penman stated that it would confirm this oral opinion to Heartland’s board of directors with a written opinion letter dated as of the date of this meeting.

Also at the February 8 meeting, Heartland’s legal counsel reviewed with the Board the significant terms and conditions of the merger agreement, including the key representations and warranties and covenants, and the key conditions by which the exchange ratio might be adjusted, and/or the merger might be terminated by one party or the other. Counsel also reviewed with the Board the substance of the agreements that Heartland and/or Horizon would be entering into with each of the four senior officers of Heartland (namely, Steve Bechman, Jeff Goben, Jeff Joyce, and Trent McWilliams) subject to and effective upon the closing of the merger.

At the conclusion of the meeting the Board unanimously approved the proposed Merger and the Merger Agreement and the related agreements with Heartland’s executives were signed and delivered on February 9, 2012. The parties issued the first public announcements of the Merger before the opening of the trading markets on February 10, 2012.

Heartland’s Reasons for the Merger and Board Recommendation

Heartland’s board of directors believes that the merger with Horizon is consistent with Heartland’s goal of enhancing shareholder value and providing additional liquidity for the holders of Heartland’s common stock. In addition, the board of directors believes that the customers and communities served by Heartland will benefit from the merger and that the interests of Heartland’s senior management under their change in control agreements would be appropriately protected. In reaching its decision to adopt and approve the definitive merger agreement, Heartland’s board of directors considered a variety of factors, including the following:

•
the significant premium to Heartland’s shareholders represented by the excess of the market value of the Horizon common stock being offered by Horizon for each share of Heartland over the then-prevailing market value of Heartland’s common shares;

•	the expected results to Heartland’s shareholders from continuing to operate as an independent community banking institution compared with the value of the merger consideration offered by Horizon;

•
that the shareholders of Heartland, who have not recently received any cash dividend with respect to their shares, would likely receive an equivalent per share annual dividend of $0.26 per each of their former Heartland shares (based upon the annual per share dividend rate of $0.48 for Horizon common stock that then prevailed and the stated exchange ratio, subject to adjustment, of 0.54);

•
that the merger consideration would be paid to Heartland shareholders in the form of common stock of Horizon, which would provide an opportunity to participate in any possible future earnings and appreciation in value of the combined company;

•	that Horizon’s common stock is listed on Nasdaq, providing Heartland shareholders with increased access to a public market for their shares;

•
the opinion of Donnelly Penman that, as of February 9, 2012, and subject to the assumptions and limitations set forth in the opinion, the exchange ratio (subject to the potential adjustments specified by the merger agreement) was fair to Heartland’s common shareholders from a financial point of view (see “PROPOSAL 1 – THE MERGER - Opinion of Financial Advisor to Heartland” beginning on page 26);

•	that the merger is intended to qualify as a reorganization under Section 368 of the Internal Revenue Code (as described under “MATERIAL FEDERAL INCOME TAX CONSEQUENCES” beginning on page 54);

•	the terms of the definitive merger agreement, including the nature and scope of the closing conditions to the merger and the potential adjustments to the exchange ratio;

•	the expectation that the merger should result in economies of scale and cost savings and efficiencies to the combined company;

•
the Board of Director’s view of the current and prospective economic, competitive, and regulatory environment facing the financial services industry generally, and each of Heartland and Horizon in particular;

•	the expected benefit to Heartland customers resulting from the greater depth of banking services that would become available to them as a result of the combination with Horizon;

•	the belief that Horizon shares Heartland’s community banking philosophy;

•	Heartland’s favorable impressions of the experience and capability of Horizon’s management team;

•	the satisfactory results of Heartland’s summary due diligence review of Horizon;

•
the expectation that a significant number of employees of Heartland will be offered the opportunity to continue as employees of Horizon after the merger, and the assurances by Horizon that those employees of Heartland who are not offered continued employment will receive a severance package from Horizon;

•
the arrangements between Messrs. Bechman, Goben, Joyce and McWilliams and Horizon and the payments and other benefits to be received by them as a result of the merger (see “INTERESTS OF CERTAIN PERSONS IN THE MERGER” beginning on page 53);

•
the belief, based on historical information with respect to Horizon’s business, earnings, operations, financial condition, prospects, capital levels and asset quality, that the combined company has the ability to grow as an independent community financial institution that will be positioned to take advantage of multiple strategic options in the future and increase shareholder value; and

•
the expectation that the merger would likely be approved by the regulatory authorities (see “THE MERGER AGREEMENT - Regulatory Approvals for the Merger” on page 47) and by the shareholders of Heartland in a timely manner.

The foregoing discussion of the information and factors considered by the Heartland board is not intended to be exhaustive, but includes all material factors they considered. In arriving at its determination to approve the definitive merger agreement and the transactions it contemplates, and recommend that the Heartland shareholders vote to approve them, the Heartland board did not assign any relative or specific weights to the above factors, and individual directors may have given different weights to different factors. The Heartland board recommends that Heartland shareholders vote to adopt and approve the definitive merger agreement and the transactions it contemplates, including the merger.

Horizon’s Reasons for the Merger

Horizon’s board of directors concluded that the merger agreement is in the best interests of Horizon and its shareholders. In deciding to approve the merger agreement, Horizon’s board of directors considered a number of factors, including, without limitation, the following:

•	Heartland’s community banking orientation and its compatibility with Horizon and its subsidiaries;

•
a review of the demographic, economic and financial characteristics of the markets in which Heartland operates, including existing and potential competition and history of the market areas with respect to financial institutions;

•	Horizon’s desire to expand its operations and customer base in Indiana;

•	management’s review of regulatory restrictions affecting Heartland and Heartland Community Bank and management’s assessment of the conditions giving rise to such restrictions;

•
management’s review of the business, operations, earnings, and financial condition, including capital levels and asset quality, of Heartland and Heartland Community Bank, and the opportunities to leverage those aspects in a combined entity; and

•	The cost savings that may be realized by combining the two companies and integrating Heartland Community Bank with Horizon Bank, which savings are expected to enhance Horizon’s earnings.

The foregoing discussion of the information and factors considered by the Horizon board is not intended to be exhaustive, but includes all material factors they considered. In arriving at its determination to approve the definitive merger agreement and the transactions it contemplates, the Horizon board did not assign any relative or specific weights to the above factors, and individual directors may have given different weights to different factors.

Effects of the Merger

The respective Boards of Directors of Horizon and Heartland believe that, over the long-term, the merger will be beneficial to Horizon shareholders, including the current shareholders of Heartland who will become Horizon shareholders if the merger is completed. The Horizon board of directors believes that one of the potential benefits of the merger is the cost savings that may be realized by combining the two companies and integrating Heartland Community Bank as a banking subsidiary of Horizon, which savings are expected to enhance Horizon’s earnings.

Horizon expects to reduce expenses by consolidating certain locations and combining accounting, data processing, retail and lending support, and other administrative functions after the merger, which will enable Horizon to achieve economies of scale in these areas. Promptly following the completion of the merger, which is expected to occur during the second quarter of 2012, Horizon plans to begin the process of eliminating redundant functions and eliminating duplicative expenses.

The amount of any cost savings Horizon may realize in 2012 will depend upon how quickly and efficiently Horizon is able to implement the processes outlined above during the year.

Horizon believes that it will achieve cost savings based on the assumption that it will be able to:

•	reduce data processing costs;

•	reduce staff;

•	achieve economies of scale in advertising and marketing budgets;

•	consolidate branches;

•	reduce legal and accounting fees; and

•	achieve other savings through reduction or elimination of miscellaneous items such as insurance premiums, travel and automobile expense, and investor relations expenses.

Horizon has based these assumptions on its present assessment of where savings could be realized based upon the present independent operations of the two companies. Actual savings in some or all of these areas could be higher or lower than is currently expected.

Horizon also believes that the merger will be beneficial to the customers of Heartland as a result of the additional products and services offered by Horizon and because of the increased lending capability.

Opinion of Financial Advisor to Heartland

As previously discussed, Heartland retained Donnelly Penman to act as Heartland’s financial advisor in connection with the merger and related matters based upon its qualifications, expertise and reputation, as well as its familiarity with Heartland. Donnelly Penman is a recognized investment banking and advisory firm. As a part of its investment banking and advisory business, Donnelly Penman is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, secondary distributions of securities, private placements and valuations for ESOPs, going private transactions, corporate and other purposes.

At the February 8, 2012 special meeting of the Heartland Board of Directors, the Heartland Board approved the merger and Donnelly Penman provided an oral opinion that the exchange ratio of 0.540 shares of Horizon common stock for each share of Heartland common stock, subject to adjustment (referred to in this discussion as the “proposed consideration”) as described in the merger agreement, is fair to Heartland’s shareholders from a financial point of view. No limitations were imposed by Heartland on the scope of Donnelly Penman’s investigation or on the procedures followed by Donnelly Penman in rendering its opinion.

The full text of the opinion of Donnelly Penman, which sets forth, among other things, assumptions made, procedures followed, matters considered and limits on the review undertaken by Donnelly Penman, is attached as Annex B to this proxy statement/prospectus. Holders of Heartland common stock are urged to read the opinion in its entirety. Donnelly Penman’s opinion is directed only to the merger consideration described in the merger agreement and does not constitute a recommendation to any Heartland shareholder as to how such shareholder should vote at the Heartland special shareholder meeting. The summary set forth in this proxy statement/prospectus of the opinion of Donnelly Penman is qualified in its entirety by reference to the full text of its opinion attached to this document as Annex B.

In arriving at its opinion, Donnelly Penman engaged in discussions with members of both the management teams of Heartland and Horizon concerning the historical and current business operations, financial conditions and prospects of Heartland and Horizon and reviewed:

•	the merger agreement;

•
certain publicly-available information for Heartland, including each of its Annual Reports to Shareholders for the years ended December 31, 2010, 2009 and 2008, and the internal financial results for the each of the quarterly periods ended on March 31, June 30, September 30, and December 31, 2011 provided by Heartland management;

•
certain publicly-available information for Horizon, including each of its Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2010, 2009 and 2008 and the quarterly reports on Form 10-Q for the each of the quarterly periods ended on March 31, June 30 and September 30, 2011 as well as internal financial statements for Horizon as of December 31, 2011;

•
certain information, including historical and forecasted financial information, relating to earnings, dividends, assets, liabilities and prospects of Heartland furnished by senior management of Heartland;

•	certain information, including historical and forecasted financial information, relating to earnings, dividends, assets, liabilities and prospects of Horizon furnished by senior management of Horizon;

•
results of discussions with representatives of Horizon and Heartland concerning Horizon’s and Heartland’s financial condition, businesses, assets, earnings, prospects, and such senior management’s views as to its future financial performance, respectively;

•	Heartland senior management projected earnings estimates for fiscal years 2011 through 2015, which were deemed reasonable by Heartland management;

•	the most recently available consensus analyst estimates for Horizon’s projected earnings for fiscal years 2011, 2012, and 2013, which were deemed reasonable by Horizon management;

•	the financial condition and operating results of certain other financial institutions that it deemed comparable;

•	a contribution analysis of Heartland and Horizon to the combined entity with regard to certain financial metrics as of December 31, 2011;

•	the recent stock prices and trading activity for the common stock of both Horizon and Heartland during the last year and up until the day prior to the announcement of the merger;

•	various valuation analyses of Heartland that it performed including a cash dividend analysis, analysis of comparable transactions, a dividend discount analysis, and an accretion/dilution analysis;

•	various valuation analyses of Horizon that it performed including an analysis of comparable companies;

•	information with respect to the potential pro forma impact of the merger; and

•	such other information, financial studies, analyses and investigations and such other factors that Donnelly Penman deemed relevant for the purposes of its opinion.

In conducting its review and arriving at its opinion, Donnelly Penman, with Heartland’s consent, relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by Heartland and Horizon or upon publicly available information. They assumed, with Heartland’s consent, that the merger will be treated as a tax-free reorganization for federal income tax reporting and do not undertake any responsibility for the accuracy, completeness or reasonableness of, or any obligation independently to verify, such information. Donnelly Penman further relied upon the assurance of management of Heartland and Horizon that they were unaware of any facts that would make the information provided or available to Donnelly Penman incomplete or misleading in any material respect. Donnelly Penman did not make any independent evaluations, valuations or appraisals of the assets or liabilities of Heartland or Horizon and did not review any individual credit files and assumed that the aggregate allowances for credit losses relating to the loans of Heartland and Horizon were, and will continue to be, adequate to cover such losses. Donnelly Penman’s opinion is necessarily based upon economic and market conditions and other circumstances as they existed and were evaluated by it on the date of its opinion, and they do not have any obligation to update such opinion, unless requested by Heartland in writing to do so.

No limitations were imposed by Heartland on Donnelly Penman or on the scope of Donnelly Penman’s investigation or the procedures that were followed by it in rendering its opinion. The form and amount of the proposed consideration was determined through arms’ length negotiations between Heartland and Horizon. Donnelly Penman was not requested to opine as to, and its opinion does not address, Heartland’s underlying business decision to proceed with or effect the merger or the relative merits of the merger compared to any alternative transaction that might be available to Heartland. Further, its opinion does not constitute a recommendation to the shareholders of Heartland with respect to any approval of the merger agreement or the merger. Additionally, Donnelly Penman was not requested to opine as to, and its opinion does not address, the fairness of the amount or nature of the compensation to any of Heartland’s officers, directors or employees.

In its analyses, Donnelly Penman made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Heartland. The credit, financial and stock markets have been experiencing unusual volatility and Donnelly Penman expresses no opinion or view as to any potential effects of such volatility on Heartland, Horizon or the merger. Further, for purposes of its analyses and opinion, Donnelly Penman assumed the value of a share of Horizon common stock is equivalent to the current market price of Horizon common stock and that the current market price of Horizon common stock is a reasonable basis on which to evaluate Horizon. Any estimates contained in its analyses are not necessarily indicative of future results or value, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or to necessarily reflect the prices at which companies or their securities actually may be sold. No company or merger utilized in Donnelly Penman’s analyses was identical to Heartland, Horizon or the merger. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant mergers and prospective buyer interests, as well as other factors that could affect the public trading markets of Heartland or companies to which it was compared. None of the analyses performed by Donnelly Penman was assigned a greater significance than any other.

The financial forecast information and cost savings and other synergies expected to result from the merger furnished by management of Heartland and Horizon and deemed reasonable by them contained in or underlying Donnelly Penman’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such forecasts and estimates. The forecasts and estimates were based on numerous variables and assumptions that are inherently uncertain, including factors related to general economic and competitive conditions. In that regard, Donnelly Penman assumed, with Heartland’s and Horizon’s consent, that the financial forecasts, including the cost savings, ASC 805 adjustments, and other synergies expected to result from the merger, were reasonably prepared on a basis reflecting the best currently available judgments of Heartland and Horizon, and that such forecasts will be realized in the amounts and at the times that they contemplate. The estimates contained in Donnelly Penman’s analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by those analyses. Estimates of values of financial institutions or assets do not purport to be appraisals or necessarily reflect the prices at which financial institutions or their securities actually may be sold. Accordingly, actual results could vary significantly from those assumed in the financial forecasts and related analyses.

The following is a brief summary of the analyses performed by Donnelly Penman in connection with its oral opinion delivered to the Heartland board on February 8, 2012 which was followed thereafter by a written opinion. Certain analyses, herein, have been updated to reflect currently available information for purposes of the written fairness opinion.

Summary Analysis of the Transaction

Donnelly Penman reviewed the terms of the merger. It noted that the exchange ratio of 0.540 shares of Horizon common stock for each share of Heartland common stock meant that the transaction had an implied per share value of $9.72 for each share of Heartland common stock based upon the closing price of Horizon of $18.00 on February 3, 2012. This implied per share value represents approximately 97% of tangible book value per Heartland share of $10.04 as of December 31, 2011. Donnelly Penman also noted that, based on the exchange ratio the transaction had an implied aggregate value of approximately $14.0 million (exclusive of proposed repayment of Heartland’s TARP preferred equity and transaction costs) as of February 3, 2012. The complete aggregate transaction metrics are displayed below:

Deal Price (1)	Price/Book Value	Price/Tang. Book Value	Price/Assets	Price/Deposits	Premium to Core Deposits	Premium to HRTB Stock Price (2)
$14,023,306	96.8%	96.8%	5.70%	6.43%	-0.29%	155.79%

Footnotes:
(1)	Deal price is based on the closing price of HBNC stock on 2/3/2012 and the fixed exchange ratio of 0.540.
(2)	Premium to HRTB stock price is as of 2/3/2012 ($9.72 transaction price divided by $3.80 HRTB share price).
*	Unless otherwise noted, pricing metrics reflect HRTB data for the year ended/as of 12/31/2011.
**	Transaction multiples as a metric of earnings are not displayed as HRTB had negative earnings in 2011 and forecasts nominal standalone earnings for 2012.

Dividend Analysis

Donnelly Penman noted that Heartland does not currently pay a dividend and that Horizon pays a $0.12 quarterly dividend (or $0.48 on an annualized basis). Donnelly Penman noted that under current quarterly dividend distribution rates for both companies and assuming a 0.540 exchange ratio per Heartland share that the effective dividend for Heartland would be $0.26 ($0.48 Horizon annual dividend multiplied by 0.540 exchange ratio, equaling $0.26) resulting in a material increase in both the nominal amount of the cash dividend as well as the effective yield for Heartland shareholders (after this merger is completed).

Contribution Analysis

The contribution analysis performed by Donnelly Penman compares the relative contribution of key balance sheet and income statement measures by Horizon and Heartland to the pro-forma company.

Heartland Bancshares, Inc. / Horizon Bancorp
Contribution Analysis (1)
($ in 000s)

($ in 000s)
	HBNC	HRTB	Percent Contribution
	12/31/2011 (2)	12/31/2011 (3)	HBNC	HRTB

Total Assets	$1,547,162	$245,928	86.3%	13.7%
Total Loans, Net	978,401	134,666	87.9%	12.1%
Core Deposits	806,330	157,026	83.7%	16.3%
Common Equity	108,965	14,480	88.3%	11.7%

2011 FYE Net Income	$11,472	$(98)	100.9%	-0.9%
2012 FYE Net Income (4)	$11,474	$512	95.7%	4.3%

Shares Outstanding (Pro Forma Company) (5)	4,967,196	779,073	86.4%	13.6%

Average (6)			90.5%	9.5%

Footnotes:
(1)	Contribution analysis is prior to any ASC 805 impacts (formerly known as FAS 141R) accounting adjustments.
(2)	HBNC information source: SNL Financial
(3)	HRTB information source: HRTB management
(4)	HBNC 2012 FYE Net Income based on consensus $2.31 estimate
(5)	Assumes 3-for-2 stock split effectuated by HBNC on December 9, 2011.
(6)	Average excludes shares outstanding from the calculation.

The range of contribution from Heartland ranges from negative 0.9% to 16.3% in the pro forma company, with an average of 9.5% (excluding pro forma shares outstanding from the calculation). Heartland shareholders will own approximately 13.6% of the pro forma company.

Analysis of Selected Comparable Companies – Midwest Peer Group - Horizon

Donnelly Penman compared selected financial and operating results of Horizon to a peer group that included the following 11 exchange traded commercial banks in Illinois, Indiana, Michigan, Ohio, and Wisconsin, which were selected based on comparable asset size, asset quality, and profitability metrics (namely, latest twelve month return on average assets (“LTM ROAA”)). Specifically the peer group identified had assets between $1.0 billion and $3.0 billion, non-performing assets (“NPAs”) to assets less than 3.0%, and an LTM ROAA greater than 0.25%. The peer group had median trading multiples of 90.14% of book value per share, 97.37% of tangible book value per share and 12.58 times latest twelve months earnings per share. This compares with Horizon stock’s trading metrics of 82.29% of book value per share, 88.99% of tangible book value per share and 7.95 times latest twelve months earnings per share based on pricing as of February 3, 2012 and Horizon financial metrics as of December 31, 2011. These peer companies consisted of:

Farmers National Banc Corp.	FMNB
First Business Financial Services, Inc.	FBIZ
First Citizens Banc Corp	FCZA
First Defiance Financial Corp.	FDEF
First Financial Corporation	THFF
First Mid-Illinois Bancshares, Inc.	FMBH
German American Bancorp, Inc.	GABC
Isabella Bank Corporation	ISBA
Lakeland Financial Corporation	LKFN
MainSource Financial Group, Inc.	MSFG
QCR Holdings, Inc.	QCRH

This comparison showed that, among other things, for the LTM ended December 31, 2011:

•	Horizon’s tangible common equity to tangible assets ratio was 6.55%, compared with the Midwest peer group median of 8.19%

•	Horizon’s tangible common equity to risk-weighted assets ratio was 10.01%, compared with the Midwest peer group median of 11.47%;

•	Horizon’s LTM gross loan growth was 11.36%, compared to the Midwest peer group median of 3.32%;

•	Horizon’s pre-tax, pre-provision return on average assets for the most recent quarter was 1.48%, compared to the Midwest peer group of 1.65%;

•	Horizon’s LTM ROAA was 0.90%, compared with the Midwest peer group median of 0.78%;

•	Horizon’s LTM return on average equity was 10.78%, compared with the Midwest peer group median of 8.59%

•	Horizon’s ratio of NPAs to total assets was 1.48%, compared with the Midwest peer group median of 2.20%;

•	Horizon’s loan loss reserves to NPAs ratio was 82.26%, compared to the Midwest peer group median of 51.49%; and

•
Horizon’s Adjusted Texas Ratio (defined as the sum of NPAs plus loans past due 90+ days (excluding any government guaranteed assets), divided by the sum of tangible common equity plus loan loss reserves) was 19.22%, compared to the Midwest peer group of 22.64%;

Financial results for Horizon for the LTM ended December 31, 2011, excluding stock price, were utilized as that was the most recent available information as of February 9, 2012 (the date the merger agreement was signed). Financial results for the Midwest peer group were primarily as of December 31, 2011, with utilizing September 30, 2011 data for two institutions that had not reported December 31, 2011 results at the time of this Opinion. No financial institution used in the above analyses as a comparison is identical to Horizon. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the financial institutions to which Horizon was compared.

Trading Analyses

Donnelly Penman reviewed the stock prices, relative performance and trading volumes of both Heartland and Horizon over various time frames and to various indices. Additionally, Donnelly Penman charted the published stock price and tangible book value multiples for both companies over the last five years. Donnelly Penman noted that Horizon has significantly greater liquidity in its stock when comparing the company to Heartland’s stock.

Heartland Bancshares, Inc. / Horizon Bancorp
Trading / Volume / Stock Performance Analysis (1)(2)(3)

	HRTB			HBNC
	Price	Volume	Volume as % of Current Shares Outstanding	Price	Volume	Volume as % of Current Shares Outstanding

2/3/2012	$3.80	1,564	0.11%	$18.00	3,126	0.06%
2/2/2012	$4.00	0	0.00%	$18.15	5,090	0.10%
30-Day Average	$3.79	277	0.02%	$17.73	6,153	0.12%
90-Day Average	$4.12	312	0.02%	$17.18	3,410	0.07%
180-Day Average	$4.15	222	0.02%	$17.33	3,128	0.06%
1-Year Average	$4.60	212	0.01%	$17.84	3,279	0.07%

	Price Performance
	HRTB	HBNC	NASDAQ Bank	SNL Micro Cap Bank	S&P 500

30-Day Return	-1.30%	4.11%	6.87%	8.05%	5.29%
90-Day Return	-15.56%	9.93%	11.02%	9.20%	6.64%
180-Day Return	-10.59%	-3.57%	4.59%	3.53%	6.71%
1-Year Return	-27.62%	-0.92%	-4.44%	-0.42%	2.89%
3-Year Return	-36.67%	131.76%	12.56%	-15.15%	60.39%
5-Year Return	-73.79%	-1.82%	-47.67%	-63.58%	-7.15%

Footnotes:
(1) All averages and return data are as of 2/3/2012
(2) HBNC stock price data is adjusted for a 3-for-2 stock split effectuated on December 9, 2011
(3) Source: SNL Financial

Analysis of Selected Comparable Transactions - National Group

Donnelly Penman reviewed and compared actual information for 65 completed or pending bank merger transactions announced from a period of January 1, 2011 to February 8, 2012 (with deal metrics and transaction values greater than $5 million) throughout the nation (“National Group”). Furthermore, the transactions listed involved 2 commercial banks located in Indiana. These 65 transactions consisted of:

Buyer / Seller

Center Bancorp, Inc./ Saddle River Valley Bank*
Tompkins Financial Corporation/ VIST Financial Corp.
Old National Bancorp/ Indiana Community Bancorp
Prosperity Bancshares, Inc./ Bank Arlington
Grandpoint Capital, Inc./ California Community Bank*
Provident New York Bancorp/ Gotham Bank of New York
BNC Bancorp/ KeySource Financial, Inc.*
ESSA Bancorp, Inc./ First Star Bancorp, Inc.*
Sandy Spring Bancorp, Inc./ CommerceFirst Bancorp, Inc.*
SCBT Financial Corporation/ Peoples Bancorporation, Inc.
First Farmers Financial Corporation/ First Citizens of Paris, Inc.*
Prosperity Bancshares, Inc./ East Texas Financial Services, Inc.*
ViewPoint Financial Group, Inc./ Highlands Bancshares, Inc.
California United Bank/ Premier Commercial Bancorp
River Valley Bancorp/ Dupont State Bank
Trustmark Corporation/ Bay Bank & Trust Co.*
NBT Bancorp Inc./ Hampshire First Bank

Home BancShares, Inc./ Vision Bank*
Sterling Financial Corporation/ First Independent Bank
Berkshire Hills Bancorp, Inc./ Connecticut Bank and Trust Company*
1st United Bancorp, Inc./ Anderen Financial, Inc.
First Financial Corporation/ Freestar Bank, National Association
S&T Bancorp, Inc./ Mainline Bancorp, Inc.*
AltaPacific Bancorp/ Stellar Business Bank*
Prosperity Bancshares, Inc./ Texas Bankers, Inc.*
SKBHC Holdings LLC/ Viking Financial Services Corporation
Goering Management Company, LLC/ Home State Bancshares, Inc.*
First PacTrust Bancorp, Inc./ Beach Business Bank
MidSouth Bancorp, Inc./ First Louisiana National Bank*
Investor group/ First Bells Bankshares, Inc.
Eagle Bancorp, Inc./ Alliance Bankshares Corporation
Wintrust Financial Corporation/ Elgin State Bancorp, Inc.*
First Foundation Inc./ Desert Commercial Bank*
American State Bancshares, Inc./ Rose Hill Bancorp., Inc.
Susquehanna Bancshares, Inc./ Tower Bancorp, Inc.
PNC Financial Services Group, Inc./ RBC Bank (USA)
SKBHC Holdings LLC/ Sunrise Bank*
First PacTrust Bancorp, Inc./ Gateway Bancorp*
BankUnited, Inc./ Herald National Bank
SKBHC Holdings LLC/ Bank of the Northwest*
Adam Bank Group, Inc./ Brazos Valley Bank, NA*
Golden Oak Bancshares, Inc./ Park Bank
Carlile Bancshares, Inc./ Bank at Broadmoor*
Bay Commercial Bank/ Global Bancorp*
North American Financial Holdings, Inc./ Green Bankshares, Inc.
Valley National Bancorp/ State Bancorp, Inc.
Brookline Bancorp, Inc./ Bancorp Rhode Island, Inc.
Banco do Brasil, S.A./ EuroBank
BCB Bancorp, Inc./ Allegiance Community Bank
First Bank Lubbock Bancshares, Inc./ Jefferson Bank*
Park Sterling Corporation/ Community Capital Corporation
Embarcadero Bank/ Coronado First Bank
Grandpoint Capital, Inc./ Orange Community Bancorp
IBERIABANK Corporation/ Cameron Bancshares, Inc.
Farmers State Bancshares, Inc./ Farmers State Investment Company
HCBF Holding Company, Inc./ Grand Bankshares, Inc.
Opus Bank/ Cascade Financial Corporation*
Piedmont Community Bank Holdings, Inc./ Crescent Financial Corporation
IBERIABANK Corporation/ Omni Bancshares, Inc.
Citizens National Corporation/ First National Bank of Friend
Bridge Bancorp, Inc./ Hamptons State Bank
GNB Financial Services, Inc./ Herndon National Bank
Industrial and Commercial Bank of China Limited/ Bank of East Asia (USA), National Association
Finlayson Bancshares, Incorporated/ First National Bank of the North
Comerica Incorporated/ Sterling Bancshares, Inc.
*Represent transactions included in the Selected Group (see below)

This comparison showed that based on the transaction price of $9.72 per Heartland share and Heartland’s financial condition as of December 31, 2011:

•	The transaction price was 96.84% of book value and tangible book value, compared with the National Group comparable transaction group medians of 110.67% and 116.28%, respectively;

•
The transaction price to LTM earnings multiple was not meaningful given Heartland had negative earnings in 2011, compared with the National Group comparable transaction group median of 26.58 times LTM earnings;

•	The transaction price was 6.43% of deposits, compared with the National Group comparable transaction group median of 13.20% for all bank transactions;

•	The transaction price represented a 0.29% discount to core deposits, compared with the National Group comparable transaction group median premium of 1.54% to core deposits; and

•
The transaction price represented a 155.79% one-day trading premium to Heartland’s common stock trading price as of February 3, 2012, compared with the comparable transaction group median one-day premium of 44.51% for the National Group.

Donnelly Penman recognized that no transaction reviewed was identical to the merger and that, accordingly, any analysis of comparable transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the parties to the transactions being compared.

Analysis of Selected Comparable Transactions – Selected Group

Donnelly Penman reviewed and compared actual information for 25 (see asterisks in above list of transactions for those included in the “Selected Group”) completed or pending bank merger transactions announced from a period of January 1, 2011 to February 8, 2012 (with deal metrics and transaction values between $10 million and $30 million) throughout the nation. The approximate median transaction metrics were 103.14% of book value, 106.74% of tangible book value, 26.67 times LTM earnings, 12.25% of deposits, negative 0.17% discount to core deposits, and a 52.85% one-day trading premium.

Donnelly Penman recognized that no transaction reviewed was identical to the merger and that, accordingly, any analysis of comparable transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the parties to the transactions being compared.

Dividend Discount Analysis - Heartland

Donnelly Penman calculated an estimated equity value per share for Heartland based upon the values, discounted to the present, of estimates of projected dividends from the fiscal year ending December 31, 2012 through the fiscal year ending December 31, 2016 and a projected year 2016 terminal value (assuming Heartland continued to operate as an independent company). The valuation date contemplated is February 7, 2012. In conducting its analysis, Donnelly Penman utilized financial estimates provided by and deemed reasonable by Heartland senior management for 2012 through 2016. Donnelly further assumed, which assumption was deemed reasonable by Heartland management, no dividend distributions in the forecasted period. The forecast does contemplate end of year repayments of TARP preferred stock of $1.5 million in 2012, $2.0 million in 2013, $2.5 million in 2014, and the remainder in 2015 (all paid out of retained earnings).

This analysis utilized a discount rate of 20.0% and a terminal value indication based on a multiple of 12.0 multiplied by 2016 net income. The discount rate was derived utilizing Ibbotson Associates, Inc.’s “Stocks, Bonds, Bills and Inflation - Valuation Edition 2011 Yearbook (which we refer to as the “2011 Yearbook”) on cost of equity buildup, in addition to Donnelly Penman’s analytical judgment. The terminal multiple was estimated based on a return to more normalized valuation levels based on historical data. There is no assurance such values would be realized. The analysis resulted in an estimated equity value per share of $6.38. Additionally, Donnelly Penman ran sensitivity analyses based on a range of discounts rates between 15% and 25% and terminal multiples between 10.0x and 15.0x price to earnings. This sensitivity analysis produced value ranges between $4.35 to $9.83 per Heartland share.

Dividend Discount Analysis – Pro Forma Institution

Donnelly Penman calculated an estimated equity value per share for the pro forma institution, assuming the merger is consummated in early 2012. Donnelly Penman used the most recent consensus analyst estimates available for Horizon through 2013, and then assumed net income increased by 5% annually thereafter. Heartland standalone net income projections were then added for 2012 through 2016, less the TARP preferred dividend paid for the portion of the year that its

TARP preferred stock is assumed to be outstanding. Donnelly Penman contemplated 15.0% estimated annual cost savings off of Heartland’s standalone forecasted operating expenses, tax effected at 35.0%, and added back these cost savings to calculate a pro forma net income.

Donnelly Penman estimated a dividend payout per share of $0.48 for 2012 and 2013 for the pro forma institution, moving to a 25.0% dividend payout ratio in 2014 and beyond.1 This analysis utilized a discount rate of 15.0% and a terminal value indication based on a multiple of 15.0 multiplied by 2016 net income. The discount rate was derived utilizing the 2011 Yearbook on cost of equity buildup, in addition to Donnelly Penman’s analytical judgment. The terminal multiple was estimated based on a return to more normalized valuation levels based on historical data. There is no assurance such values would be realized. The analysis resulted in an estimated equity value per share of $24.33 for the pro forma institution. Multiplying the $24.33 pro forma equity value per share by the transaction exchange ratio of 0.540 results in an implied equity value per share to Heartland shareholders of $13.14, as compared to an equity value per share on a standalone basis of $6.38.

Additionally, Donnelly Penman ran sensitivity analyses based on a range of discounts rates between 10% and 20% and terminal multiples between 12.0x and 17.0x price to earnings. This sensitivity analysis produced value ranges between $8.83 to $18.17 per Heartland share, after contemplating the 0.540 transaction exchange ratio.
____________________________________

1
The 25% dividend payout ratio assumption for 2013 and subsequent years used in Donnelly Penman’s dividend discount model represents an assumption of Donnelly Penman for its model based on Horizon’s historical payout ratios and return of excess capital.

THE MERGER AGREEMENT

Structure of the Merger

Subject to the terms and conditions of the merger agreement, at the completion of the merger, Heartland will merge with and into Horizon, with Horizon as the surviving corporation of such merger. The separate existence of Heartland will terminate, and the Heartland common stock will cease to be quoted on the OTC Bulletin Board. The shares of Horizon common stock will continue to be listed on the NASDAQ Global Market under the symbol “HBNC.” Simultaneous with the merger, Heartland Community Bank will be merged with and into Horizon Bank, a wholly owned subsidiary of Horizon.

Under the merger agreement, the officers and directors of Horizon serving at the effective time of the merger will continue to serve as the officers and directors of Horizon after the merger is consummated.

Merger Consideration

If the merger is completed, your shares of Heartland common stock will be converted into the right to receive 0.54 shares of Horizon common stock (which we refer to as the “exchange ratio”), subject to adjustment as provided below (as adjusted, the “merger consideration”). No fractional shares of Horizon common stock will be issued in the merger. Instead, Horizon will pay to each holder of Heartland common stock who otherwise would be entitled to a fractional share of Horizon common stock an amount in cash (without interest) determined by multiplying such fraction by the average per share closing price of a share of Horizon common stock as quoted on the NASDAQ Global Market during the fifteen consecutive trading days preceding the closing of the merger on which such shares were actually traded.

The exchange ratio is subject to adjustment as follows:

•
Decrease in consolidated common shareholders’ equity: if, as of end of the month prior to the month in which the merger closes, Heartland’s consolidated common shareholders’ equity (computed in accordance with the terms of the merger agreement) is less than $14.0 million, the exchange ratio will be decreased pursuant to the following formula: (1) $14.0 million minus (2) the difference between $14.0 million minus the amount of Heartland’s consolidated common shareholders’ equity on that date (3) divided by $14.0 million, multiplied by the exchange ratio.

•
Anti-Dilution Adjustments: if prior to the Effective Time, Horizon changes the number of shares of Horizon common stock outstanding by way of a stock split, stock dividend or similar transaction, or if Horizon establishes a record date for such a change, the exchange ratio will be adjusted so that the holders of Heartland common stock receive at the Effective Time, in the aggregate, the number of shares of Horizon common stock representing the same percentage of the outstanding shares of Horizon common stock that they would have received if such change had not occurred; or

•
Decrease in market price of Horizon common stock: Heartland may terminate the merger agreement if, at any time during the five-day period commencing on the first date on which all bank regulatory approvals (and waivers, if applicable) and all other approvals and consents necessary for consummation of the merger have been received (disregarding any waiting period) (the “determination date”), with such termination to be effective on the tenth day following such determination date, if both of the following conditions are satisfied:

o
the average of the daily closing price of Horizon common stock as reported on the NASDAQ Global Market for the fifteen consecutive trading days immediately preceding the determination date on which shares of Horizon common stock actually traded is less than $15.09; and

o	the decline in Horizon’s share price is at least 15% greater than a corresponding price decline in the NASDAQ Bank Index.

If Heartland elects to exercise its termination right as described above, Horizon may elect to avoid termination of the merger agreement by increasing the exchange ratio to the lesser of the amounts determined pursuant to the following formula: (i) a quotient, the numerator of which is equal to the product of the $17.75, the exchange ratio (as then in effect), and the average daily closing value of the NASDAQ Bank Index for the fifteen consecutive trading days immediately preceding the determination date divided by the closing value of the NASDAQ Bank Index on February 9, 2012, minus 0.15, and the denominator of which is equal to Horizon Market Value on the determination date; and (ii) the quotient determined by dividing $17.75 by the closing price for Horizon’s common stock for the fifteen consecutive trading days immediately preceding the determination date, and multiplying the quotient by the product of the exchange ratio (as then in effect) and 0.85. Since the formula is dependent on the future price of Horizon’s common stock and that of the NASDAQ Bank Index, it is not possible presently to determine what the adjusted merger consideration would be at this time, but, in general, more shares of Horizon common stock would be issued, to take into account the extent by which the average price of Horizon’s common stock exceeded the decline in the average price of the common stock of the index group.

The merger agreement also provides that the exchange ratio would be adjusted if Heartland made certain decisions on three proposed loans specified in the merger agreement. As of the date of this proxy statement/prospectus, Heartland has taken action with respect to each of the specified loans and such action does not trigger an adjustment to the exchange ratio. Therefore, this provision in the merger agreement will not result in any adjustment of the exchange ratio.

Heartland Preferred Stock

At or before the effective time of the merger, Horizon will purchase from the Treasury all outstanding shares of Heartland preferred stock that Heartland issued to the Treasury under the TARP Capital Purchase Program. At the effective time, all outstanding shares of Heartland preferred stock held as treasury stock by Heartland or held directly or indirectly by Horizon will be cancelled for no additional consideration.

Treatment of Restricted Stock Units

The merger agreement provides that any restricted stock units (“RSUs”) evidencing the right to receive shares of Heartland common stock outstanding that were not vested on the date of the merger agreement will vest no later than the time that is immediately prior to the effective time of the merger, and all vested RSUs will be issuable as shares of Heartland common stock prior to the effective time of the merger. All shares of Heartland common stock issued to holders of RSUs will be entitled to the merger consideration.

As of the date of the merger agreement, 26,854 RSUs were outstanding, of which 23,122 were held by executive officers and directors of Heartland.

Treatment of Heartland’s 401(k) Plan

The Heartland Community Bank Employee Savings Plan (referred to as the “Heartland 401(k) Plan”) will be terminated prior to the effective time of the merger, and as soon as administratively feasible thereafter the individual account balances of all participants in the Heartland 401(k) plan whose employment is terminated will be distributed or rolled over to another eligible plan, or to an individual retirement account or annuity, as each participant elects. Participants whose employment is not terminated will not have a right to a distribution of their 401(k) plan benefits until a favorable determination letter is received from the IRS with respect to the 401(k) plan’s qualified status at the time of termination. Participants with outstanding plan loans under the Heartland 401(k) plan as of the effective time will be permitted to continue repaying such outstanding loans (subject to the terms and conditions of such plan and the related loan procedures) on and after the effective time and until such time as plan termination distributions are paid.

Exchange and Payment Procedures

At and after the effective time of the merger, each certificate representing shares of Heartland common stock will represent only the right to receive the merger consideration in accordance with the terms of the merger agreement. Horizon will reserve a sufficient number of shares of Horizon common stock to be issued as a part of the merger consideration. Promptly after the effective time of the merger, but in no event more than five business days after the effective time, Horizon will mail a letter of transmittal to each holder of Heartland common stock that will include detailed instructions on how such holder many exchange such holder’s Heartland common shares for the merger consideration.

Horizon will cause a certificate representing the number of whole shares of Horizon common stock that each holder of Heartland common stock has the right to receive and a check in the amount of any cash that such holder has the right to receive in lieu of fractional shares of Horizon common stock to be delivered to such shareholder upon delivery to Horizon of certificates representing such shares of Heartland common stock and a properly completed letter of transmittal. No interest will be paid on any merger consideration that any such holder shall be entitled to receive.

No dividends or other distributions on Horizon common stock with a record date occurring after the effective time of the merger will be paid to the holder of any unsurrendered old certificate representing shares of Heartland common stock converted into the right to receive shares of Horizon common stock until the holder surrenders such old certificate in accordance with the merger agreement.

The stock transfer books of Heartland will be closed immediately at the effective time of the merger, and after the effective time, there will be no transfers on the stock transfer records of Heartland of any shares of Heartland common stock. Horizon will be entitled to rely on Heartland’s stock transfer books to establish the identity of those persons entitled to receive merger consideration. If any old certificate is lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such old certificate to be lost, stolen, or destroyed and, if required by Horizon, the posting by such person of a bond or other indemnity as Horizon may reasonably direct as indemnity against any claim that may be made with respect to the old certificate, Horizon will issue the merger consideration in exchange for such lost, stolen or destroyed certificate.

Dividends and Distributions

Until Heartland common stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time of the merger with respect to Horizon common shares into which shares of Heartland common stock may have been converted will accrue but will not be paid. When such certificates have been duly surrendered, Horizon will pay any unpaid dividends or other distributions, without interest. After the effective time of the merger, there will be no transfers on the stock transfer books of Heartland of any shares of Heartland common stock. When certificates representing shares of Heartland common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the merger consideration.

Representations and Warranties

The merger agreement contains representations and warranties of Heartland, on the one hand, and Horizon, on the other hand, to each other, as to, among other things:

•	the corporate organization and existence of each party;

•	the authority of each party to enter into the merger agreement, perform its obligations under the merger agreement and make it valid and binding;

•	the fact that the merger agreement does not conflict with or violate:

• the articles of incorporation and bylaws of each party,

• applicable law, and

• agreements, instruments or obligations of each party;

•	the capitalization of Heartland and Horizon;

•	each party’s compliance with applicable law;

•	the accuracy of statements made and materials provided to the other party;

•	the absence of undisclosed material litigation;

•	each party’s financial statements and filings with applicable regulatory authorities;

•	the absence of undisclosed obligations or liabilities;

•	title to its assets;

•	the adequacy of its loan loss reserves;

•	the status of its loans and investments and the provisions for loan losses;

•	employee benefit plans and related matters;

•	the filing and accuracy of tax returns;

•	each party’s deposit insurance;

•	each party’s policies of insurance;

•	books and records;

•	payments to be made to any brokers or finders in connection with the merger;

•	Securities and Exchange Commission filings (with respect to Horizon only);

•	Community Reinvestment Act; and

•	compliance with the Bank Secrecy Act.

In addition, the merger agreement contains representations and warranties of Heartland to Horizon as to:

•	material contracts;

•	loans and investments;

•	obligations to employees;

•	events occurring since December 31, 2011;

•	insider transactions;

•	indemnification agreements;

•	shareholder approval;

•	intellectual property;

•	agreements with regulatory agencies;

•	internal controls;

•	fiduciary accounts; and

•	the receipt of a fairness opinion from Heartland’s financial advisor.

None of the representations and warranties of the parties will survive the consummation of the merger. Additionally, the parties qualified many of the representations and warranties contained in the merger agreement with exceptions set forth in disclosure schedules that were separately delivered by each party to the other party to the merger agreement.

Conduct of Business Prior to Completion of the Merger

Under the merger agreement, Heartland has agreed to certain restrictions on its activities until the merger is completed or terminated. In general, Heartland and each of its subsidiaries, including Heartland Community Bank, is required until the effective time of the merger to:

•	conduct its business diligently, substantially in the manner as it is presently being conducted, and in the ordinary course of business;

•
use commercially reasonable efforts to preserve its business organization intact, keep available the services of the present officers and employees and preserve its present relationships with customers and persons with whom it has business dealings;

•
use commercially reasonable efforts to maintain all of the properties and assets that it owns or utilizes in the operation of its business as currently conducted in good operating condition and repair, reasonable wear and tear excepted;

•
maintain its books, records and accounts in the usual, regular and ordinary manner, on a basis consistent with prior years and in compliance in all material respects with all statutes, laws, rules and regulations applicable to them and to the conduct of its business; and

•
not knowingly do or fail to do anything that will cause a breach of, or default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which it is a party or by which it is or may be subject or bound that would reasonably be expected to have a material adverse effect on Heartland.

The following is a summary of the more significant restrictions imposed upon Heartland, subject to the exceptions set forth in the merger agreement. Specifically, without the prior consent of Horizon, Heartland and Heartland Community Bank may not:

•	make any change in the capitalization or the number of issued and outstanding shares of Heartland or Heartland Community Bank or redeem any of its outstanding shares of common stock;

•	authorize a class of stock or issue, or authorize the issuance of, securities other than or in addition to its issued and outstanding common stock as of the date of the merger agreement;

•
distribute or pay any dividends on its shares of common stock, or authorize a stock split, or make any other distribution to its shareholders; except that Heartland Community Bank may pay cash dividends to Heartland in the ordinary course of business for payment of Heartland’s reasonable and necessary business and operating expenses and expenses of the merger (including payments on Heartland’s trust preferred obligations and Heartland’s preferred stock);

•	purchase or otherwise acquire any investment security for their own account that exceeds $1,000,000 individually;

•
make, renew or otherwise modify any loan or commitment to lend money, or issue any letter of credit to any person if the loan is an existing credit on the books of Heartland or Heartland Community Bank and classified as “Other Loans Especially Mentioned,” “Substandard,” “Doubtful” or “Loss in an amount in excess of $250,000; or make, renew, modify or amend or extend the maturity of any commercial loan in excess of $250,000, any 1 to 4 family residential mortgage loan with a loan to value in excess of 80% (unless private mortgage insurance is obtained) or any 1 to 4 family residential mortgage loan in excess of $250,000, any consumer loan in excess of $50,000, any home equity loan or line of credit in excess of $100,000, any credit card account in excess of $5,000, or any loan participation except as permitted by the merger agreement; or

•
except as contemplated by the merger agreement, enter into any contract, agreement, lease, commitment, understanding, arrangement or transaction or incur any liability or obligation requiring payments by Heartland or any of its subsidiaries that exceed $50,000, whether individually or in the aggregate or that have a term of two years or longer;

Covenants

In addition to the restrictions noted above, Heartland and Horizon have agreed to take several other actions, such as:

•	in the case of Heartland, to submit the merger agreement to its shareholders at a meeting to be called and held as soon as reasonably practicable;

•
in the case of Heartland, to proceed expeditiously, cooperate fully and use commercially reasonable efforts to assist Horizon in procuring all consents, authorizations, approvals, registrations and certificates, in completing all filings and applications and in satisfying all other requirements prescribed by law that are necessary for consummation of the merger, and to ensure that any materials or information provided by Heartland to Horizon for use by Horizon in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading;

•	in the case of Heartland, to use commercially reasonable efforts to obtain any required third party consents to agreements, contracts, commitments, leases, instruments and documents;

•
in the case of Heartland, to maintain insurance on its assets, properties and operations, fidelity coverage and directors’ and officers’ liability insurance in such amounts and with regard to such liabilities and hazards as were insured by Heartland as of the date of the merger agreement;

•
in the case of Heartland, to continue to accrue reserves for employee benefits and merger related expenses, and to consult and cooperate in good faith with Horizon on (i) conforming the loan and accounting policies and practices of Heartland to those policies and practices of Horizon for financial accounting and/or income tax reporting purposes; (ii) determining the amount and timing for recognizing Heartland’s expenses of the merger;

•
in the case of Heartland, to cease and cause to be terminated any existing solicitations, discussions or negotiations with other parties that have made or intend to make an acquisition proposal, except as permitted by the merger agreement;

•	to coordinate with each other prior to issuing any press releases;

•	in the case of Heartland and Horizon, to supplement, amend and update the disclosure schedules to the merger agreement as necessary;

•
in the case of Heartland and Horizon, to give the other party’s representatives and agents, including investment bankers, attorneys or accountants, upon reasonable notice, access during normal business hours throughout the period prior to the effective time of the merger to the other party’s properties, facilities operations, books and records;

•
in the case of Heartland, to allow Horizon’s President, or his designees, notice of and access to all regular and special meetings of the board of directors or committees of the board of directors of Heartland, Heartland Community Bank and their subsidiaries;

•	in the case of Heartland, to deliver updated financial statements;

•
in the case of Heartland and Horizon, to deliver any reports, notices or proxy statements sent to any governmental authority, and any orders issued by any governmental authority, to the other party when available;

•
in the case of Heartland, to cooperate with an environmental consulting firm designated by Horizon in the conduct by such firm of a phase I environmental investigation on all real property owned or leased by Heartland or Heartland Community Bank as of the date of the merger agreement, and any real property acquired or leased by Heartland or Heartland Community Bank after the date of the merger agreement;

•
in the case of Heartland and Horizon, to not knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect, (ii) any of the conditions to the merger not being satisfied, (iii) a material violation of any provision of the merger agreement, or (iv) a material delay in the consummation of the merger;

•
in the case of Heartland, not to create any employment contract, agreement or understanding with or employment rights for any of the officers or employees of Heartland or Heartland Community Bank, or prohibit or restrict Horizon from changing, amending or terminating any employee benefits provided to its employees from time to time;

•
in the case of Heartland, to terminate each Salary Continuation Agreement between Heartland Community Bank and an employee in accordance with applicable Treasury regulations and to terminate each Split Dollar Endorsement Agreement between Heartland Community Bank and an employee;

•	in the case of Heartland, to terminate certain Change in Control Agreements between Heartland and certain employees in accordance with applicable Treasury regulations;

•
in the case of Heartland, to take such actions as necessary to terminate the Heartland Community Bank Employee Savings Plan prior to the effective time of the merger, to file an application with the IRS for a favorable determination letter as to such plan’s qualified status upon its termination, and to thereafter distribute or otherwise transfer the account balances of participants in accordance with the applicable plan termination provisions;

•
in the case of Heartland, to take all actions necessary to assign any Heartland group insurance policies to Horizon as of the effective time of the merger and to provide Horizon with all necessary financial, enrollment, eligibility, contractual and other information related to Heartland’s welfare benefit and cafeteria plans to assist Horizon in the administration of such plans after the effective time of the merger;

•
in the case of Horizon, to take such actions as are necessary for Horizon to assume the obligations of Heartland under any indenture or other agreement to which Heartland is a party with respect to trust preferred securities;

•
in the case of Heartland and Heartland Community Bank, to cooperate with Horizon to reconstitute the directors and officers of Heartland Community Bank to be the same as Horizon Bank and, if requested by Horizon, to amend the articles of incorporation and bylaws of Heartland Community Bank effective at the time of the merger;

•
in the case of Heartland, to commence immediately after the date of the merger agreement with transfers of information, processes, systems and data to Horizon, and to cooperate with the installation and conversion of equipment;

•	in the case of Horizon, to file all applications and notices to obtain the necessary regulatory approvals for the transactions contemplated by the merger agreement;

•	in the case of Horizon, to file a registration statement with the SEC covering the shares of Horizon common stock to be issued to Heartland shareholders pursuant to the merger agreement;

•
in the case of Horizon, to make available to the officers and employees of Heartland who continue as employees after the effective time, substantially the same employee benefits as are generally available to Horizon employees, and to provide credit for prior service with Heartland and Heartland Community Bank for purposes of eligibility and vesting under Horizon’s employee benefit plans;

•	in the case of Horizon, to provide severance benefits to certain employees of Heartland or Heartland Community Bank as of the effective time of the merger;

•
in the case of Horizon, to form, as reasonably practical after the effective time, a Johnson County advisory Board and to add representatives to the advisory board from the Heartland and Heartland Community Bank boards of directors as mutually agreed upon by Horizon and Heartland;

•
in the case of Horizon, maintain a directors’ and officers’ liability insurance policy for three years after the effective time of the merger to cover the present and former officers and directors of Heartland and Heartland Community Bank with respect to claims against such directors and officers arising from facts or events that occurred before the effective time, and continue the indemnification and exculpation rights of the present and former officers and directors of Heartland and Heartland Community Bank against all losses, expenses, claims, damages, or liabilities arising out of or pertaining to matters existing or occurring on or prior to the effective time to the same extent then permitted under the articles of incorporation or bylaws of Heartland or Heartland Community Bank.

The merger agreement also contains certain additional covenants relating to employee benefits and other matters pertaining to officers and directors. See “THE MERGER AGREEMENT - Employee Benefits and Payments” beginning on page 44 and “INTERESTS OF CERTAIN DIRECTORS AND OFFICERS OF HEARTLAND IN THE MERGER” beginning on page 53.

Acquisition Proposals by Third Parties

In the merger agreement, Heartland agreed to immediately cease and cause to be terminated any existing solicitations, discussions or negotiations with other persons or entities that had made, or indicated an intention to make, a proposal to acquire Heartland. In addition, until the merger is completed or the merger agreement is terminated, Heartland has agreed that it, and its officers, directors and representatives, and those of Heartland Community Bank, will not:

•	Solicit, initiate or knowingly encourage or facilitate, any inquiries, offers or proposals to acquire Heartland; or

•	Initiate, participate in or knowingly encourage any discussions or negotiations or otherwise knowingly cooperate regarding an offer or proposal to acquire Heartland.

Heartland may furnish, however, information regarding Heartland to, or enter into and engage in discussion with, any person or entity in response to a bona fide unsolicited written proposal by the person or entity relating to an acquisition proposal, or change or withhold its recommendation to Heartland’s shareholders regarding the merger, if:

•
Heartland’s board of directors (after consultation with its financial advisors and outside legal counsel) determines in good faith that such proposal may be or could be superior to Heartland’s shareholders from a financial point of view and its other constituencies than the merger, and the failure to consider such proposal would likely result in a breach of the fiduciary duties of Heartland’s board of directors;

•	Heartland provides any information to Horizon that it intends to provide to a third party; and

•
Heartland notifies Horizon that it is prepared to change or withhold its recommendation to Heartland’s shareholders in response to a superior proposal, and provides Horizon with the most current version of any proposed written agreement or letter of intent relating to the superior proposal, and Horizon fails, within ten days, to make a proposal that would, in the reasonable good faith judgment of the Heartland board of directors (after consultation with financial advisors and outside legal counsel) cause the offer that previously constituted a superior proposal to no longer constitute a superior proposal.

For purposes of the merger agreement, the term “superior proposal” means any acquisition proposal relating to Heartland or Heartland Community Bank, or to which Heartland or Heartland Community Bank may become a party, that the Heartland board of directors determines in good faith (after having received the advice of its financial advisors) to be (i) materially more favorable to the shareholders of Heartland from a financial point of view and its other constituencies than the merger (taking into account all the terms and conditions of the proposal and the merger agreement, including the $700,000 termination fee) and (ii) reasonably capable of being completed without undue delay.

Conditions to the Merger

The obligation of Horizon and Heartland to consummate the merger is subject to the satisfaction or waiver, on or before the completion of the merger, of a number of conditions, including:

•	The merger agreement must receive the approval of Heartland’s shareholders;

•
The representations and warranties made by the parties in the merger agreement must be true, accurate and correct in all material respects as of the effective date of the merger unless the inaccuracies do not or will not have a material adverse effect (as defined below) on the party making the representations and warranties.

o
Definition of “material adverse effect”: A “material adverse effect” means any effect that is material and adverse to the results of operations, properties, assets, liabilities, conditions (financial or otherwise), value or business of Heartland and its subsidiaries, on a consolidated basis, or Horizon and its subsidiaries, on a consolidated basis, or that would materially impair the ability of Heartland or Horizon to perform its obligations under the merger agreement or otherwise materially threaten or impede the consummation of the merger and the other transactions contemplated by the merger agreement. However, a “material adverse effect” does not include the impact of:

•	changes in banking and similar laws of general applicability to banks or their holding companies or interpretations of such laws by courts or governmental authorities;

•	changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or their holding companies generally;

•	effects of any action or omission taken by Heartland with the prior written consent of Horizon or at the direction of Horizon;

•	changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with the merger agreement or the transactions contemplated by the merger agreement;

•
the impact of the announcement of the merger agreement and the transactions contemplated the merger agreement, and compliance with the merger agreement on the business, financial condition or results of operations of Heartland and its subsidiaries or Horizon and its subsidiaries;

•	the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; and

•	the imposition of an additional formal regulatory enforcement action against Heartland or Heartland Community Bank.

•	Heartland and Horizon must have performed, in all material respects, all of their covenants and agreements as required by the merger agreement at or prior to the effective time of the merger;

•
Horizon must have registered with the SEC the shares common stock to be issued to Heartland’s shareholders in the merger, and all state securities and blue sky approvals, authorizations and exemptions required to offer and sell such shares must have been received, the registration statement of which this proxy statement/prospectus is a part, must have been declared effective by the SEC and no stop order suspending the effectiveness of the registration statement can have been issued or threatened;

•
All regulatory approvals required to consummate the transactions contemplated by the merger agreement must have been obtained and remain in full force and effect, all statutory waiting periods applicable to those approvals must have expired, and none of those approvals must contain any conditions, restrictions or requirements that Horizon’s board of directors reasonably determines in good faith would either (i) have a material adverse effect on Heartland or (ii) reduce the benefits of the merger to such a degree that Horizon would not have entered into the merger agreement had such conditions, restrictions or requirements been known;

•
The boards of directors of Horizon and Heartland must have received an opinion from Barnes & Thornburg LLP that the merger constitutes a tax free “reorganization” for purposes of Section 368 of the Internal Revenue Code, as amended;

•	The shares of Horizon common stock to be issued to Heartland shareholders must have been approved for listing on the NASDAQ Global Market, subject to official notice of issuance;

•
None of Horizon, Heartland or Heartland Community Bank, or any of Horizon’s subsidiaries must be subject to any statute, rule, regulation, injunction, order or decree which prohibits, prevents or makes illegal the completion of the merger, and no material claim, litigation or proceeding shall have been initiated or threatened relating to the merger agreement or the merger;

•	All shares of Heartland’s preferred stock issued to the Treasury under the TARP Capital Purchase Program must have been repurchased; and

•
Each of Horizon and Heartland must have received from the other at the closing of the merger all the items, documents, and other closing deliveries, in form and content reasonably satisfactory to the recipient, required by the merger agreement.

The obligation of Horizon to consummate the merger also is subject to the fulfillment of other conditions, including:

•
The aggregate amount of Heartland’s delinquent loans must not be $20.5 million or more (excluding one loan identified in the merger agreement), with “delinquent loans” meaning all loans with principal or interest that are 30 to 89 days past due; all loans with principal or interest that are at least 90 days past due and still accruing; all loans with principal or interest that are nonaccruing; restructured and impaired loans; and other real estate owned;

•
Any nonordinary course litigation involving Heartland or its subsidiaries must have been settled or otherwise resolved for an amount equal to or less than $250,000, or if not settled and if any material adverse developments arise after the date of the merger agreement, Horizon must have reasonably and in good faith concluded that such material and adverse developments will result in uninsured liabilities and obligations of Heartland and its subsidiaries not exceeding $250,000;

•	Holders of more than 5% of the shares of Heartland common stock must not have asserted dissenters’ rights with respect to the merger;

•	Horizon must have concluded that the data processing services agreement identified in the merger agreement will expire on or before June 2012 without penalty; and

•
Horizon must have received a letter of tax advice, in a form satisfactory to Horizon, from Heartland’s outside, independent certified public accountants to the effect that any amounts that are paid by Heartland or Heartland Community Bank before the effective time of the merger, or required under Heartland’s employee benefit plans or the merger agreement to be paid at or after the effective time, to persons who are “disqualified individuals” under Section 280G of the Internal Revenue Code with respect to Heartland, Heartland Community Bank, or their successors, and that otherwise should be allowable as deductions for federal income tax purposes, should not be disallowed as deductions for such purposes by reason of Section 280G of the Code.

The obligation of Heartland to consummate the merger is also subject to the fulfillment of other conditions, including that Heartland must have received a written opinion from its investment bankers, Donnelly Penman & Partners, dated as of the date of the meeting of Heartland’s board of directors at which the merger agreement was approved, that the exchange ratio is fair to Heartland’s shareholders from a financial point of view. This condition has been satisfied.

Expenses

Except as otherwise provided in the merger agreement, Heartland and Horizon will be responsible for their respective expenses incidental to the merger.

Employee Benefits and Payments

The merger agreement requires Horizon to make available to the officers and employees of Heartland and its subsidiaries who continue as employees of Horizon or any subsidiary substantially the same employee benefits as are generally available to all Horizon employees. Those officers and employees also will receive credit for prior service with Heartland and its subsidiaries for purposes of eligibility and vesting under the employee benefit plans of Horizon and its subsidiaries. If Horizon determines that a Heartland benefit plan should be terminated, continuing employees will become eligible to participate in Horizon’s employee benefit plans as soon as reasonably practicable after the termination of the Heartland benefit plan.  Horizon will use its reasonable best efforts (subject to the terms of its plans and the approval of its stop-loss carrier) to: (i) waive waiting period and preexisting condition provisions for continuing employees under health and dental plans; and (ii) to the extent the initial period of coverage for continuing employees under any such Horizon employee benefit plan is not a full twelve-month period of coverage, Horizon will give such employees credit under such plans for any deductibles and coinsurance payments. With respect to vacation and paid time off, continuing employees will be subject to the terms and conditions of Horizon’s vacation and paid time off policies in place for similarly situated employees of Horizon, with credit given for all prior years of service with Heartland and its subsidiaries for the purposes of determining vacation pay eligibility and the amount of vacation pay.

Other than employees with change-in-control agreements described below, employees of Heartland and its subsidiaries who are still employed by Heartland at the effective time of the merger and who will not continue as employees of Horizon, or who continue with Horizon but are terminated other than for cause within twelve months after the effective time, will be entitled to severance pay equal to one week’s pay at their base rate for each full year of continuous service with Heartland or Heartland Community Bank, subject to a minimum of four weeks and a maximum of twenty-six weeks. Also, those terminated employees will be entitled to continuation coverage under group health plans as required by COBRA. Horizon will honor all existing written change-in-control agreements entered into before August 31, 2011, unless such agreements are subsequently amended, subject to any restrictions imposed by the Treasury in connection with the preferred stock Heartland issued under the TARP Capital Purchase Program or to the extent that payments under such agreements would not constitute “excess parachute payments” as defined in Section 280G of the Internal Revenue Code.

Termination

Subject to conditions and circumstances described in the merger agreement, either Horizon or Heartland may terminate the merger agreement if, among other things, any of the following occur:

•	Heartland’s shareholders do not approve the merger agreement at the Heartland special meeting;

•
any governmental authority has issued an order, decree, judgment or injunction that permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the merger, and such order has become final and non-appealable, or if any consent or approval of a governmental authority whose consent or approval is required to consummate the merger has been denied;

•	the merger has not been consummated by September 30, 2012 (provided the terminating party did not cause the failure of the merger to be consummated by that date); or

•	the respective boards of directors of Horizon and Heartland mutually agree to terminate the merger agreement.

Additionally, Horizon may terminate the merger agreement at any time prior to the effective time of the merger if any of the following occur:

•	any event has occurred that is not capable of being cured prior to September 30, 2012 and would result in a condition to Horizon’s obligations to consummate the merger not being satisfied;

•
Heartland breaches or fails to perform any of its representations, warranties or covenants contained in the merger agreement and that breach or failure to perform would give rise to the failure of a condition to the merger, and such condition is not capable of being cured by September 30, 2012, or has not been cured by Heartland within twenty business days after Heartland’s receipt of written notice of such breach from Horizon;

•
Any single event, change, condition, circumstance or state of facts, or aggregation of events, changes, conditions, circumstance or state of facts, that has or is reasonably expected to have individually, or in the aggregate, a material adverse effect on Heartland, whether or not covered by insurance;

•
Horizon elects to exercise its right of termination pursuant to the merger agreement because unpermitted exceptions to title insurance policies covering Heartland’s real estate would decrease the value of such properties by more than $100,000 or would require in excess of $100,000 to cure, or because of certain environmental matters (see “Environmental Inspections” below);

•	Heartland’s board of directors has failed to include its recommendation to approve the merger in the proxy statement/prospectus related to Heartland’s special shareholders’ meeting;

•
Heartland’s board of directors, after receiving an acquisition proposal from a third party, has withdrawn, modified or changed its approval or recommendation of the merger agreement and approved or recommended an acquisition proposal with a third party;

•	Heartland has entered into, or publicly announced its intention to enter into, a definitive agreement, agreement in principle or letter of intent with respect to another acquisition proposal; or

•	a quorum could not be convened at the meeting of Heartland’s shareholders or at a reconvened meeting held at any time prior to September 30, 2012.

Heartland may terminate the merger agreement at any time prior to the effective time of the merger if any of the following occur:

•	any event shall have occurred that is not capable of being cured prior to September 30, 2012 and would result in a condition to Heartland’s obligations to consummate the merger not being satisfied;

•
Horizon breaches or fails to perform any of its representations, warranties or covenants contained in the merger agreement and that breach or failure to perform would give rise to the failure of a condition to the merger, and such condition is not capable of being cured by September 30, 2012, or has not been cured by Horizon within 20 business days after Horizon’s receipt of written notice of such breach from Heartland; or

•
Any single event, change, condition, circumstance or state of facts, or aggregation of events, changes, conditions, circumstance or state of facts, that has or is reasonably expected to have individually, or in the aggregate, a material adverse effect on Horizon, whether or not covered by insurance; and

•
Heartland may terminate the merger agreement if, Heartland may terminate the merger agreement if, at any time during the five-day period commencing on the first date on which all bank regulatory approvals (and waivers, if applicable) and all other approvals and consents necessary for consummation of the merger have been received (disregarding any waiting period) (the “determination date”), with such termination to be effective on the tenth day following such determination date if both of the following conditions are satisfied:

•
the average of the daily closing price of Horizon common stock as reported on the NASDAQ Global Market for the fifteen consecutive trading days immediately preceding the determination date on which shares of Horizon common stock actually traded (the “Horizon Market Value”) is less than $15.09; and

•
the number obtained by dividing the Horizon Market Value by $17.75 (as adjusted to account for certain transactions involving the stock of Horizon, such as a stock dividend, reclassification or similar transaction between the date of the merger agreement and the determination date) is less than the quotient (such quotient, the “Index Ratio”) obtained by dividing the Horizon Market Value by the average daily closing value for the fifteen consecutive trading days immediately preceding the determination date of the group of financial institution holding companies comprising the NASDAQ Bank Index by the closing value of the NASDAQ Bank Index on February 9, 2012, minus 0.15.

If Heartland elects to exercise its termination right as described above, it must give prompt written notice of such election to Horizon. During the five-business day period commencing with its receipt of such notice, Horizon will have the option to increase the consideration to be received by the holders of Heartland common stock by adjusting the exchange ratio to the lesser of (i) a quotient, the numerator of which is equal to the product of the $17.75, the exchange ratio (as then in effect), and the Index Ratio, minus 0.15, and the denominator of which is equal to Horizon Market Value on the determination date; or (ii) the quotient determined by dividing $17.75 by the Horizon Market Value on the determination date, and multiplying the quotient by the product of the exchange ratio (as then in effect) and 0.85. If Horizon elects, it shall give, within such five-business day period, written notice to Heartland of such election and the revised exchange ratio, whereupon no termination shall be deemed to have occurred and the merger agreement shall remain in full force and effect in accordance with its terms (except as the exchange ratio shall have been so modified).

Under certain circumstances described in the merger agreement, a $700,000 termination fee may be payable by Heartland to Horizon if the merger agreement is terminated and the merger is not consummated. See “THE MERGER AGREEMENT - Termination Fee” directly below.

Termination Fee

Heartland shall pay Horizon a $700,000 termination fee if the merger agreement is terminated for any of the following reasons:

•
If Horizon terminates the merger agreement because Heartland’s board of directors fails to include its recommendation to approve the merger in the proxy statement/prospectus delivered to shareholders or has withdrawn, modified or changed its approval or recommendation of the merger agreement or approves or publicly recommends an acquisition proposal with a third party, or Heartland has entered into or publicly announced an intention to enter into another acquisition proposal;

•
If either party terminates the merger agreement because it is not approved by the requisite vote of the shareholders of Heartland at the meeting called for such purpose or by Horizon because a quorum could not be convened at Heartland’s shareholder meeting called to approve the merger and, prior to the date that is twelve months after such termination Heartland or Heartland Community Bank enters into any acquisition agreement with a third party or an acquisition proposal is consummated; or

•
If either party terminates the merger agreement because the consummation of the merger has not occurred by September 30, 2012, and (A) prior to the date of such termination an acquisition proposal was made by a third party and (B) prior to the date that is twelve months after such termination, Heartland or Heartland Community Bank enters into any acquisition agreement or any acquisition proposal is consummated.

Management and Operations After the Merger

Horizon’s officers and directors serving at the effective time of the merger shall continue to serve as Horizon’s officers and directors until such time as their successors have been duly elected and qualified or until their earlier resignation, death, or removal from office. Horizon’s Articles of Incorporation and Bylaws in existence as of the effective time of the merger shall remain Horizon’s Articles of Incorporation and Bylaws following the effective time, until such Articles of Incorporation and Bylaws are further amended as provided by applicable law.

Environmental Inspections

Under the merger agreement, Horizon and Heartland each has the right to terminate the merger agreement and not consummate the transaction if any of the real estate owned or leased by Heartland or its subsidiaries is determined to be contaminated and the cost to remediate such contamination would be estimated in good faith to exceed $500,000. In order for Horizon to avail itself of this termination provision, it is required to request that Phase I environmental investigations be commenced with respect to such real estate. Horizon is currently in the process of obtaining and reviewing such environmental investigations. Any clean-up and remediation costs in excess of $50,000 are required to be deducted from Heartland’s consolidate shareholders’ equity, and, therefore, could result in an adjustment to the exchange ratio.

Effective Time of the Merger

Unless otherwise mutually agreed to by the parties, the effective time of the merger will occur on the last business day of the month that is at least ten business days after the fulfillment of all conditions precedent to the merger and the expiration of all waiting periods in connection with the bank regulatory applications filed for the approval of the merger.

Regulatory Approvals for the Merger

Under the terms of the merger agreement, the merger cannot be completed until Horizon receives necessary regulatory approvals, which include a waiver from the Federal Reserve Board and the approval of the OCC. On May 9, 2012, the OCC approved the application Horizon filed for approval of the merger of Heartland Community Bank into Horizon Bank, and effective May 11, 2012, the FRB waived any application requirements for the merger of Heartland into Horizon.

Voting Agreements

As of the record date, the directors of Heartland beneficially owned 207,041 shares or approximately 14.12% of the outstanding shares of Heartland common stock. In connection with the execution of the merger agreement, the directors of Heartland each executed a voting agreement pursuant to which they agreed to vote their shares, and to use reasonable efforts to cause all shares owned by such director jointly with another person or by such director’s spouse to be voted, in favor of the merger. A copy of that voting agreement is attached as Annex D to this proxy statement/prospectus.

Accounting Treatment of the Merger

Horizon will account for the merger under the “purchase” method of accounting in accordance with United States’ generally accepted accounting principles. Using the purchase method of accounting, the assets (including identified intangible assets) and liabilities of Heartland will be recorded by Horizon at their respective fair values at the time of the completion of the merger. The excess of Horizon’s purchase price over the net fair value of the tangible and identified intangible assets acquired over liabilities assumed will be recorded as goodwill.

NASDAQ Global Market Listing

Horizon’s common stock is listed on the NASDAQ Global Market under the symbol “HBNC.” The shares to be issued to the Heartland shareholders in the merger are expected to be eligible for trading on the NASDAQ Global Market.

DISSENTERS’ RIGHTS

Dissenters’ rights are statutory rights that, if available under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. The Indiana Business Corporation Law grants dissenters’ rights to the holders of Heartland common stock with regard to the merger. Under the Indiana Business Corporation Law, Heartland shareholders may dissent from the merger and demand in writing that Heartland pay the fair value of their shares. Fair value excludes any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable. Chapter 44 of the Indiana Business Corporation Law sets forth the required procedures a shareholder requesting dissenters’ rights must follow. Shareholders who elect to exercise dissenters’ rights must strictly comply with all of the procedures to preserve those rights. Failure to strictly comply with the procedures may cause a termination of your dissenter’s rights.

A copy of Chapter 44 of the Indiana Business Corporation Law is attached as Annex C to this proxy statement/prospectus. The following information is qualified in its entirety by the provisions of Chapter 44. Please review Chapter 44 for the complete procedures.

Dissenters’ Rights Procedures

If you are a Heartland shareholder and you wish to exercise your dissenters’ rights, you must satisfy the provisions of Chapter 44 of the Indiana Business Corporation Law. The following describes some of the requirements of Chapter 44.

1.           You must deliver a written notice to Heartland.

Before the shareholder vote is taken, you must deliver to Heartland a written notice of your intent to demand payment for your shares pursuant to Chapter 44 if the merger is completed. Dissenters’ rights are not available to you unless you fulfill this notice requirement. The written notice must:

•	be sent before the vote on the merger agreement is taken at the special meeting of Heartland shareholders; and
•	be sent to:
Heartland Bancshares, Inc. 420 N. Morton Street Franklin, Indiana 46131 Attn: Jeffrey L. Goben, Secretary

2.           Record owners may assert dissenters’ rights on behalf of beneficial owners.

If you are a record owner, such as a broker, who holds Heartland common stock as a nominee for others, you may assert dissenters’ rights with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. You may assert dissenters’ rights as to fewer than all shares registered in your name only if you dissent (in accordance with the provisions of Chapter 44) with respect to all of the shares beneficially owned by any one person, and you notify Heartland in writing of the name and address of each person on whose behalf you, as record owner, are asserting dissenters’ rights.

3.           Beneficial owners may assert dissenters’ rights only with the record owner’s consent.

If you are the beneficial owner of Heartland shares but you are not the record owner of those shares, you may assert dissenters’ rights as to the shares held on your behalf only if:

•	you submit to Heartland the record owner’s written consent to the dissent no later than the time you assert dissenters’ rights; and
•	you assert dissenters’ rights with respect to all of your shares or all of those shares over which you have the power to direct the vote.

4.           You must refrain from voting “FOR” approval of the merger agreement.

You must not vote “FOR” approval of the merger agreement. If you vote in favor of the merger agreement, your dissenters’ rights will terminate, even if you previously filed a written notice of your intent to demand payment for your shares.

5.           Heartland must notify dissenting shareholders if the merger is approved.

If the merger is approved, Heartland must send a written notice to each dissenting shareholder within ten days of the approval. The dissenters’ notice must:

•
supply a form that includes the date of the first announcement to news media or to shareholders of the terms of the merger and require that you certify whether you were the beneficial owner of your shares before that date;

•	state where you must send the payment demand and certificates for your shares;
•
set a date by which Heartland must receive your payment demand and certificates representing your shares (the date may not be fewer than 30 nor more than 60 days after the date Heartland delivers the dissenters’ notice to you); and

•	include a copy of Chapter 44.

6.           Heartland must return your shares if the merger is not completed by a certain date.

If Heartland and Horizon do not complete the merger within 60 days after the date set forth in the dissenters’ notice for demanding payment and depositing shares, Heartland must return your shares to you. If Heartland and Horizon complete the merger after returning your shares to you, Heartland must send you a new dissenters’ notice and repeat the payment demand procedure.

7.           You must demand payment for your shares.

To preserve statutory dissenters’ rights, you must send Heartland a payment demand, certify whether you were the beneficial owner of your shares prior to the date set forth in the dissenters’ notice and deposit the certificates formerly representing your shares, all in accordance with the terms of the dissenters’ notice. If you demand payment and deposit stock certificates in accordance with the terms of the dissenters’ notice, you will retain all other rights as a shareholder until the rights are cancelled or modified by the completion of the merger. If you fail to demand payment or deposit stock certificates as required by the dissenters’ notice by the date set forth in the notice, you will not be entitled to payment for your shares and will be considered to have voted in favor of the merger.

8.           Horizon, on behalf of Heartland, will pay you the estimated fair value of your shares.

Upon the completion of the merger, if you have met all statutory conditions for a dissenting shareholder, Horizon, on behalf of Heartland, will send you a payment in the amount Heartland estimates to be the fair value of your shares, accompanied by certain information specified in Chapter 44. However, Heartland may elect to withhold payment if you acquired beneficial ownership of your shares after the date set forth in the dissenters’ notice. If Heartland elects to withhold payment from you and other post-announcement shareholders, Horizon, on behalf of Heartland, will offer to pay you Heartland’s estimate of the fair value of your shares upon your agreement to accept the payment offered in full satisfaction of your dissenters’ demands.

9.           You may make an optional second payment demand.

Within 30 days after Horizon, on behalf of Heartland, pays Heartland’s estimate of the fair value of your shares (or, if you are a post-announcement shareholder, after Horizon, on behalf of Heartland, offers to pay you Heartland’s estimate of the fair value of your shares), you may notify Heartland of your estimate of the fair value of your shares and demand payment of your estimate of the fair value of the shares less any payment received on behalf of Heartland (or, if you are a post-announcement shareholder, reject the offer and demand payment of your estimate of the fair value of the shares). You may exercise this right if:

•	you believe the amount paid or offered on behalf of Heartland is less than the fair value of your shares;
•	Horizon and Heartland fail to make payment within 60 days after the date set for demanding payment; or
•	Horizon and Heartland have failed to complete the merger and Heartland has not returned your deposited certificates within 60 days after the date set for demanding payment.

10.           Heartland will commence an appraisal proceeding.

If a demand for payment by any dissenting shareholder remains unsettled, Heartland or, if the merger has occurred, Horizon, as the surviving corporation, will commence a proceeding in the Circuit Court or the Superior Court of Johnson County, Indiana to appraise the value of the dissenting shares. This appraisal proceeding must be commenced within 60 days after the receipt by Heartland of the unsettled demand. All dissenting shareholders whose claims remain unsettled at that time will be made parties to those proceedings. If Heartland does not commence the proceeding within the 60-day period,

Heartland (or Horizon, on behalf of Heartland) must pay each dissenter whose demand for payment is unsettled the amount demanded by the dissenter.

11.           The court will determine the fair value of your shares.

If you have an unsettled claim, you will be entitled to judgment for the amount, if any, by which the court finds the fair value of your shares, plus interest, exceeds any amount paid to you on behalf of Heartland. In determining the fair value, in accordance with Chapter 44, the court will not consider any appreciation or depreciation due to the anticipation or accomplishment of the merger, unless such exclusion is inequitable. The court could determine that the fair value of your shares of Heartland common stock is more than, the same as, or less than the consideration paid in the merger. In other words, if you demand appraisal rights, you could receive less consideration for your shares than you would have received under the merger agreement.

12.           The court may assess the costs of the appraisal proceeding against you, other dissenting shareholders and/or Heartland.

The court in an appraisal proceeding will determine and assess costs against all parties in such amounts as the court finds equitable. The court may assess fees and expenses of counsel and experts against Heartland if the court finds that Heartland did not substantially comply with the requirements of Chapter 44 or against either Heartland or a dissenting shareholder if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith. In addition, if the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenting shareholders similarly situated and that the fees for those services should not be assessed against Heartland, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited.

13.           You will retain your rights as a shareholder until the merger is completed.

You will retain the rights, if any, to vote and receive dividends until the merger is completed. Upon the completion of the merger, if you have given proper notice, you will cease to be a shareholder and will have no rights with respect to your shares except the right to receive payment of the fair value.

If you fail to comply with these procedures, you will lose your dissenters’ rights. Consequently, if you wish to exercise your dissenters’ rights, you should consult a legal advisor before attempting to exercise your dissenters’ rights.

PROPOSAL 2—ADJOURNMENT OF THE SPECIAL MEETING

In addition to the proposal to approve the merger agreement, the shareholders of Heartland also are being asked to approve a proposal to adjourn or postpone the special meeting to permit further solicitation of proxies in the event that an insufficient number of shares is present in person or by proxy to approve the merger agreement.

Under the Indiana Business Corporation Law (the “IBCL”) and the Articles of Incorporation of Heartland, the holders of a majority of the outstanding shares of common stock of Heartland are required to approve the merger. It is rare for a company to achieve 100% (or even 90%) shareholder participation at an annual or special meeting of shareholders, and only a majority of the holders of the outstanding shares of common stock of Heartland are required to be represented at the special meeting, in person or by proxy, for a quorum to be present. In the event that shareholder participation at the special meeting is lower than expected, Heartland would like the flexibility to postpone or adjourn the meeting in order to attempt to secure broader shareholder participation. If Heartland desires to adjourn the special meeting, Heartland will request a motion that the special meeting be adjourned, and delay the vote on the proposal to approve and adopt the merger agreement until the special meeting is reconvened. If Heartland adjourns the special meeting for 30 days or less, Heartland will not set a new record date or will announce prior to adjournment the date, time and location at which the special meeting will be reconvened; no other notice will be provided. Unless revoked prior to its use, any proxy solicited for the special meeting will continue to be valid for any adjourned or postponed special meeting, and will be voted in accordance with your instructions and, if no contrary instructions are given, for the proposal to approve and adopt the merger agreement.

Any adjournment will permit Heartland to solicit additional proxies and will permit a greater expression of the views of Heartland shareholders with respect to the merger. Such an adjournment would be disadvantageous to shareholders who are against the proposal to approve and adopt the merger agreement because an adjournment will give Heartland additional time to solicit favorable votes and increase the chances of approving that proposal. Heartland has no reason to believe that an adjournment of the special meeting will be necessary at this time.

Heartland’s board of directors recommends that shareholders vote “FOR” the proposal to adjourn or postpone the special meeting. Approval of the proposal to adjourn or postpone the special meeting to allow extra time to solicit proxies (Proposal 2 on your proxy card) requires more votes to be cast in favor of the proposal than are cast against it. Abstentions and broker non-votes will not be treated as “NO” votes and, therefore, will have no effect on this proposal.

DESCRIPTION OF HEARTLAND

General

Heartland Bancshares, Inc. is a one-bank holding company formed as a general corporation under Indiana law in 1997.  At March 31, 2012, on a consolidated basis Heartland had total assets of $238,972,000, total loans including loans held for sale of $135,869,000 and total deposits of $210,750,000.  Heartland holds all of the outstanding stock of Heartland Community Bank, which was formed in 1997.  The primary business activity of Heartland is commercial banking which is conducted through its wholly owned subsidiary, Heartland Community Bank.

Heartland Community Bank, headquartered in Franklin, Indiana, conducts business from six locations in Johnson County in Indiana.  Approximately 81 percent of Heartland Community Bank’s deposits are in Johnson County.

As of December 31, 2011, Heartland Community Bank had 89 full-time equivalent employees.

Market for Registrant’s Common Equity, Related Shareholder Matters and Issuer Purchases of Equity Securities

Heartland’s common stock is quoted on the OTC Bulletin Board under the symbol “HRTB.”  The following table sets forth, for the periods indicated, the high and low sales prices for Heartland’s common stock as reported by the OTC Bulletin Board:

	2012		2011		2010
Quarter	High	Low	High	Low	High	Low

First Quarter	$9.15	$3.55	$8.00	$4.50	$5.00	$3.15
Second Quarter (1)	13.11	8.90	5.30	4.60	3.36	2.90
Third Quarter	- -	- -	4.20	4.16	3.45	2.90
Fourth Quarter	- -	- -	4.50	3.55	4.00	3.50

(1) Information for the second quarter covers only the period through the close of trading on May 10, 2012.

Heartland has not declared or paid any cash dividends on its common shares at any time during the periods covered by the above table.  On June 14, 2010, Heartland Community Bank entered into a Memorandum of Understanding with the FDIC and DFI that restricts the payment of dividends. See “COMPARISION OF THE RIGHTS OF SHARHOLDERS -- Dividends” and “DESCRIPTION OF HEARTLAND -- Legal Proceedings.”

As of April 18, 2012, there were approximately 244 shareholders of record.

SECURITIES OWNERSHIP OF HEARTLAND’S MANAGEMENT

The following table shows the number of shares of common stock beneficially owned by each director and named executive officer of Heartland, and by the directors and all of Heartland’s named executive officers as a group.  The table shows beneficial ownership as of May 10, 2012, and includes shares that the directors and named executive officers have the right to acquire pursuant to RSUs that are vested or will vest prior to or at the effective time of the merger.  To the best of Heartland’s knowledge, there are no 5% or greater beneficial owners of Heartland common stock other than as included in the chart below.  A certain private investment firm has publicly claimed, however, to beneficially own approximately ten percent of Heartland common stock as of a recent date.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership1	Percent of Class

Steve Bechman, CEO and Director2	69,625	4.83%
Jeffrey L. Goben, Executive Vice President	51,822	3.59%
John Norton, Director	26,650	1.85%
J. Michael Jarvis, Director	19,086	1.32%
Jeffery D. Joyce, CFO	15,801	1.10%
Janette Koon, Director	9,519	0.66%
Sharon Acton, Director3	9,220	0.64%
R. Trent McWilliams, Senior Marketing Officer	2,830	0.20%
Steven Reed, Director	1,994	0.14%
Robert Richardson, Director	494	0.03%

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership1	Percent of Class

Totals	207,041	14.35%

1	Beneficial ownership totals for Messrs. Bechman, Goben and Joyce include the shares held by the Heartland 401(k) plan: Bechman: 4,662; Goben: 6,496; and Joyce: 3,156.

2
Beneficial ownership for Steve Bechman includes 7,203 shares which are issuable under restricted stock units, but may not be issued until Heartland’s preferred stock is redeemed or purchased from the Treasury, which is expected to occur prior to the effective time of the merger.

3
Beneficial ownership for Sharon Acton includes 4,072 shares which are issuable under restricted stock units, which are not yet vested, but will become vested and issuable upon completion of the merger.

INTERESTS OF CERTAIN DIRECTORS AND OFFICERS
OF HEARTLAND IN THE MERGER

When you consider the recommendation of the Heartland board of directors to approve the merger agreement and the merger, you should be aware that certain of Heartland’s directors and executive officers have interests in the merger that are different from, or in addition to, your interests as a shareholder generally that may present actual or apparent conflicts of interest.

For instance, all outstanding awards of restricted stock units (which we refer to as “RSUs”) that Heartland had issued to employees and directors of Heartland Community Bank in 2009, if and to the extent that they are not yet vested or paid in the form of Heartland common shares as of the date of the effective time of the merger, will become vested as of a time immediately prior to the merger’s effective time and immediately paid out in the form of Heartland common shares.  This vesting and payment includes RSUs with respect to 26,854 presently-unissued shares of Heartland which RSUs were outstanding at the date of this proxy statement/prospectus and held by current executive officers and directors of Heartland Community Bank.  Of the 26,854 unissued shares, 4,072 are not yet vested.  These directors and executive officers will be entitled to receive Horizon common shares in respect of these newly-issued Heartland shares at the same exchange ratio by which other Heartland shares will be exchanged for Horizon common shares in the merger, which would mean that such directors and executive officers (assuming an exchange ratio of 0.54) will be entitled to receive, in the aggregate, 14,501 common shares of Horizon in respect of these newly-issued Heartland shares under the RSUs.  Such common shares of Horizon would have (assuming no change in the value of the equivalent per share value of this transaction as of the closing date from that value as of the date of this proxy statement/prospectus) an aggregate market value to those executive officers and directors of approximately $207,509 as of May 10, 2012.

In addition, Horizon and Heartland executed and delivered separate amendments to the outstanding Change in Control Agreements that Heartland had executed and delivered in 2007 to each of the four executive officers of Heartland (Steve Bechman, Jeffrey Goben, Jeffery Joyce, and R. Trent McWilliams).  These Change in Control Agreements were suspended by operation of the Treasury Departments regulations under TARP restricting executive compensation payments by TARP recipients like Heartland, but upon the repayment by Horizon of the TARP funding prior to the merger Heartland will be relieved of these restrictions and the Change in Control Agreements will again be operative.  Under these amendments (subject to the closing of the merger pursuant to the merger agreement), the requirement of each of the Change in Control Agreements that there be an actual termination of employment of the executive as a result of a change in corporate control was eliminated. The effect of each amendment is to obligate Horizon, promptly following the closing of the merger, to pay the change in control benefit payments (calculated in accordance with the previously-agreed formula) to each of these four executives, subject to the terms and conditions of the Change in Control Agreements.  These lump sum payments are presently estimated (giving effect to certain limitations imposed by federal income tax laws, as required by the Change in Control Agreements and subject to withholding requirements) to be as follows: Mr. Bechman, $447,965; Mr. Goben, $360,515; Mr. Joyce, $323,421; and Mr. McWilliams, $128,956.

In addition, separate amendments to the existing Salary Continuation Agreements between Heartland Bank and each of Messrs. Bechman, Goben and Joyce were approved in order to terminate the Salary Continuation Agreements and provide for a lump sum payout following the effectiveness of the merger, subject to execution of a release.

Also, Horizon Bank entered into an employment agreement with Mr. Bechman, on February 9, 2012, concurrently with the execution of the merger agreement.  Under that agreement, Horizon and Mr. Bechman agreed (subject to the closing of the merger pursuant to the merger agreement) that, upon the closing of the merger, Mr. Bechman will become employed by Horizon Bank as a Community Bank President of Horizon Bank.  The employment will be for an initial period of one year, subject to renewal, but would be terminable by Horizon or Mr. Bechman at any time.  The agreement specifies a base annual salary of $160,000 (subject to adjustment), plus benefits available to other full-time employees of Horizon.  Mr. Bechman’s employment agreement includes a three-year noncompetition agreement with Horizon that would commence upon any termination of his employment with Horizon.

Likewise, Horizon Bank entered into an employment agreement with Mr. Goben, on February 9, 2012, concurrently with the execution of the merger agreement.  Under that agreement, Horizon and Mr. Goben agreed (subject to the closing of the merger pursuant to the merger agreement) that, upon the closing of the merger, Mr. Goben will become employed by Horizon Bank as a Senior Vice President.  The employment will be for an initial period of one year, subject to renewal, but would be terminable by Horizon or Mr. Goben at any time.  The agreement specifies a base annual salary of $124,300 (subject to adjustment), plus benefits available to other full-time employees of Horizon, plus continued payment or reimbursement of Mr. Goben’s country club dues.  Mr. Goben’s employment agreement includes a three-year noncompetition agreement with Horizon that would commence upon any termination of his employment with Horizon.

Horizon also entered into a one-year non-competition, non-solicitation and non-disclosure agreement with Mr. Joyce and with Mr. McWilliams, subject to and effective upon the closing of the merger.

In addition, the merger agreement obligates Horizon to appoint a current member of Heartland’s or Heartland Community Bank’s board of directors (to be mutually agreed but not yet chosen) to fill a newly created position on Horizon Bank’s board of directors promptly following the effective time. Horizon also agrees to establish an advisory board for the Johnson County region and to add representatives from Heartland’s and Heartland Community Bank’s boards of directors as mutually agreed upon.  Each of such persons will be entitled to receive compensation from Horizon for their services on such boards in accordance with the fee schedule for such services that is applicable from time to time for similar services by other members of Horizon’s boards.

Horizon is also obligated under the merger agreement to provide continuing indemnification to the directors and officers of Heartland and its subsidiaries as provided in their respective articles of incorporation or by-laws, and to provide such directors and officers with directors' and officers' liability insurance for a period of three years following closing of the merger, subject to certain conditions set forth in the merger agreement.

The board of directors of Heartland was aware of these differing interests and potential conflicts and considered them, among other matters, in evaluating and negotiating the merger agreement with Horizon and in recommending that our shareholders approve and adopt the proposals to be voted upon at the special meeting.

Horizon has agreed that all rights to indemnification and exculpation from liabilities for acts or omissions occurring prior to the effective time of the merger existing in favor of current or former directors and officers of Heartland and its subsidiaries as provided in their respective articles of incorporation or bylaws.

In addition, Horizon has agreed to cause Heartland’s and its subsidiaries’ directors and officers to be covered for a period of three years after the effective time of the merger by Heartland’s existing directors’ and officers’ liability insurance policy (or a substitute policy obtained by Horizon having at least the same coverages and amounts and terms and conditions that are not less advantageous to such directors and officers) with respect to acts or omissions occurring before the effective time of the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

General. The following is a summary of the material anticipated United States federal income tax consequences generally applicable to a U.S. Holder (as defined below) of Heartland common stock with respect to the exchange of Heartland common stock for Horizon common stock pursuant to the merger. This discussion assumes that U.S. Holders hold their Heartland common stock as capital assets within the meaning of section 1221 of the Internal Revenue Code. This summary is based on the Internal Revenue Code, administrative pronouncements, judicial decisions and Treasury Regulations, each as in effect as of the date of this proxy statement/prospectus. All of the foregoing are subject to change at any time, possibly with retroactive effect, and all are subject to differing interpretation. No advance ruling has been sought or obtained from the Internal Revenue Service regarding the United States federal income tax consequences of the merger. As a result, no assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

This summary does not address any tax consequences arising under United States federal tax laws other than United States federal income tax laws, nor does it address the income tax consequences applicable to participants in the 401(k) plan or with respect to employee benefits generally, nor the laws of any state, local, foreign or other taxing jurisdiction, nor does it address any aspect of income tax that may be applicable to non-U.S. Holders of Heartland common stock. In addition, this summary does not address all aspects of United States federal income taxation that may apply to U.S. Holders of Heartland common stock in light of their particular circumstances or U.S. Holders that are subject to special rules under the Internal Revenue Code, such as holders of Heartland common stock that are partnerships or other pass-through entities (and persons holding their Heartland common stock through a partnership or other pass-through entity), persons who acquired shares of Heartland common stock as a result of the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, persons subject to the alternative minimum tax, tax-exempt organizations, financial institutions, broker-dealers, traders in securities that have elected to apply a mark to market method of accounting, insurance companies, persons having a “functional currency” other than the U.S. dollar and persons holding their Heartland common stock as part of a straddle, hedging, constructive sale or conversion transaction.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of Heartland common stock that is for United States federal income tax purposes:

•	a United States citizen or resident alien;

•
a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or any state therein or the District of Columbia;

•
a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) it was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; and

•	an estate, the income of which is subject to United Sates federal income taxation regardless of its source.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds Heartland common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership.

Horizon and Heartland have structured the merger, together with the purchase by Horizon or its subsidiary from the United States Treasury of all of the issued and outstanding shares of Heartland Series B and Series C Preferred Stock, to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The obligations of Horizon and Heartland to consummate the merger are conditioned upon the receipt of an opinion from Barnes & Thornburg LLP, counsel to Horizon, to the effect that the merger will for federal income tax purposes qualify as a reorganization based upon the assumptions, representations, warrants, and covenants made by Horizon and Heartland, including those contained in the merger agreement.

Horizon and Heartland have not requested and do not intend to request any ruling from the Internal Revenue Service. Accordingly, Horizon urges each Heartland shareholder to consult their own tax advisors as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

As a reorganization within the meaning of Section 368(a) of the Internal Revenue Code or will be treated as part of a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the material United States federal income tax consequences of the merger are as follows:

•	No gain or loss will be recognized by Horizon, its subsidiaries or Heartland or Heartland Community Bank by reason of the merger;

•
A U.S. Holder will not recognize gain or loss upon the exchange of Heartland common stock solely for Horizon common stock, except to the extent of any cash received in lieu of a fractional share of Horizon common stock (as discussed below);

•
A U.S. Holder’s aggregate tax basis in the Horizon common stock received in the merger (including any fractional shares deemed received and exchanged for cash), will equal the U.S. Holder’s aggregate tax basis in the Heartland common stock surrendered, less any basis attributable to fractional shares in Heartland common stock for which cash is received; and

•
A U.S. Holder’s holding period for the Horizon common stock that received in the merger (including any fractional shares deemed received and redeemed as described below) will include the U.S. Holder’s holding period for the shares of Heartland common stock surrendered in the merger.

Cash Received Due to Exercise of Dissenters’ Rights. A U.S Holder of Heartland common stock who receives cash for Heartland common stock because such U.S. Holder exercised dissenters’ rights pursuant to Chapter 44 of the Indiana Business Corporation Law will be treated for United States federal income tax purposes as if the Horizon common stock had been received and then redeemed for cash by Horizon. Such U.S. Holder will recognize a capital gain or loss in an amount equal to the difference between the cash received and the tax basis in the Horizon common stock, unless such payment, under each such holder’s particular facts and circumstances, is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of Section 302 of the Code.

Cash Received Instead of a Fractional Share of Horizon Common Stock. A U.S. Holder of Heartland who receives cash instead of a fractional share of Horizon common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by Horizon of the fractional share. As a result, such U.S. Holder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in U.S. Holder’s fractional share interest as set forth above. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is greater than one year. The maximum federal income tax rate for capital gains for 2012 is 15% in accordance with the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”).

Backup Withholding and Information Reporting. Payments of cash to a U.S. Holder of Heartland common stock instead of a fractional share of Horizon common stock may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 28% of the cash payable to the U.S. Holder, unless the U.S. Holder provides proof of an applicable exemption or furnishes its taxpayer identification number (Form W-9), and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability to the extent that they exceed such U.S. Holder’s federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

The preceding discussion is intended only as a summary of material United States federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, Heartland urges Heartland shareholders to consult their own tax advisors as to the specific tax consequences to them resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other applicable tax laws and the effect of any proposed changes in the tax laws.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS

Under the merger agreement, Heartland shareholders will exchange their shares of Heartland common stock for shares of Horizon common stock (and cash for fractional share interests). Horizon is organized under the laws of the State of Indiana, and the Horizon shareholders are governed by the applicable laws of the State of Indiana, including the Indiana Business Corporation Law (which we refer to as the “IBCL”), and Horizon’s articles of incorporation and bylaws. Heartland is also an Indiana corporation, and is governed by the laws of the State of Indiana and the Amended and Restated Articles of Incorporation of Heartland (which we refer to as “Heartland’s Articles”) and the Amended and Restated Bylaws of Heartland (which we refer to as “Heartland’s Bylaws”). Upon consummation of the merger, Heartland’s shareholders will become Horizon shareholders, and the Amended and Restated Articles of Incorporation of Horizon (which we refer to as “Horizon Articles”), the Amended and Restated Bylaws of Horizon (which we refer to as “Horizon Bylaws”), the IBCL and the rules and regulations applicable to public companies will govern their rights as Horizon shareholders.

The following summary discusses some of the material differences between the current rights of Horizon shareholders and Heartland shareholders under the Horizon Articles, Horizon Bylaws, Heartland’s Articles and Heartland’s Bylaws.

The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the Horizon Articles, the Horizon Bylaws, the Heartland Articles and the Heartland Bylaws, as applicable.

Authorized Capital Stock

Horizon

Horizon currently is authorized to issue up to 22,500,000 shares of common stock, no par value, of which approximately 4,997,017 shares were outstanding as of May 10, 2012. Horizon also is authorized to issue up to 1,000,000 shares of preferred stock. Horizon’s Board may fix the preferences, limitations and relative voting and other rights of the shares of any series of preferred stock that it designates. All of the 12,500 shares of preferred stock that the Horizon Board designated as Senior Non-Cumulative Perpetual Preferred Stock, Series B, par value $.01 per share (which we refer to as the “Horizon Series B Preferred”), have been issued and remain outstanding. Horizon also had designated 25,000 shares as Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $.01 per share (which we refer to as the “Horizon Series A Preferred”), but none of those shares remains outstanding. Horizon currently has outstanding warrants to purchase 318,579.45 shares of Horizon common stock at an exercise price of $11.771 per share.

As of May 9, 2012, options to purchase approximately 75,965 shares of Horizon common stock were outstanding.

Heartland

Heartland currently is authorized to issue up to 12,000,000 shares of common stock, no par value per share, of which 1,415,873 shares were outstanding as of May 10, 2012, and 26,854 shares were issuable pursuant to RSUs. Heartland also is authorized to issue up to 2,000,000 shares of preferred stock, no par value per share. Heartland’s Board may fix the preferences, limitations and relative voting and other rights of the shares of any series of preferred stock that it designates. None of the 100,000 shares of preferred stock that the Heartland board designated as Series A Preferred Shares was issued. Heartland also designated 7,000 shares as Fixed Rate Cumulative Perpetual Preferred Stock, Series B (which we refer to as “Heartland Series B Preferred”), and 249 shares as Fixed Rate Cumulative Perpetual Preferred Stock, Series C (which we refer to as “Heartland Series C Preferred”). All of the shares of Heartland Series B Preferred and Heartland Series C Preferred were issued to the Treasury and are outstanding as of the date of this proxy statement/prospectus, but pursuant to the merger agreement, Horizon intends to purchase all of those shares prior to or at the effective time of the merger, and all such shares held in treasury or by Horizon will be cancelled for no additional consideration as part of the merger.

Voting Rights and Cumulative Voting

Horizon

Each holder of Horizon common stock generally has the right to cast one vote for each share of Horizon common stock held of record on all matters submitted to a vote of shareholders of Horizon.

Holders of the Series B Preferred Stock have the right to vote as a separate class on certain matters relating to the rights of holders of Series B Preferred Stock and on certain corporate transactions, such as amendments to Horizon’s Articles of Incorporation that would adversely affect the Series B Preferred Stock, certain fundamental transactions affecting the Series B Preferred Stock, and in connection with the authorization of stock senior to the Series B Preferred Stock. Except with respect to such matters, the Series B Preferred Stock does not have voting rights.

Indiana law provides that shareholders may not cumulate their votes in the election of directors unless the corporation’s articles of incorporation so provide. The Horizon Articles do not grant cumulative voting rights to Horizon shareholders.

Heartland

Each holder of Heartland common stock generally has the right to cast one vote for each share of Heartland common stock held of record on all matters submitted to a vote of shareholders of Heartland.

No shares of Heartland Series A Preferred are issued and outstanding. Holders of shares of Heartland Series B Preferred and Heartland Series C Preferred generally have the right, under certain circumstances, to vote as a separate class by 66⅔% supermajority on certain events that would affect their economic rights, such as the authorization of stock with voting or liquidation rights senior to their preferred stock, the amendment of the designation of rights applicable to such preferred stock, or share exchanges, reclassifications, mergers and consolidations that would cause the holders of the respective series of preferred stock to not hold such shares of preferred stock or for those shares to have less favorable terms.

The Heartland Articles do not grant cumulative voting rights to any Heartland shareholders.

Dividends

Horizon may pay dividends and make other distributions at such times, in such amounts, to such persons, for such consideration, and upon such terms and conditions as the Horizon board may determine, subject to all statutory restrictions, including banking law restrictions discussed elsewhere in this proxy statement/prospectus.

As an Indiana corporation, Heartland also may pay dividends and make other distributions at such times, in such amounts, to such persons, for such consideration, and upon such terms and conditions as the Heartland board may determine, subject to statutory restrictions. However, the dividends Heartland receives from Heartland Community Bank are Heartland’s main source of revenue and cash flow, and since June 14, 2010, Heartland Community Bank has been a party to a Memorandum of Understanding with the Federal Deposit Insurance Corporation and the Indiana Department of Financial Institutions which requires Heartland Community Bank to obtain the consent of both regulatory authorities before declaring or paying any dividends. As a result of the Memorandum of Understanding and prior profitability issues, Heartland has not paid a dividend since May 2008.

Both Horizon and Heartland have issued and outstanding shares of preferred stock that take preference in dividend distributions over shares of common stock of the respective companies. See “COMPARISON OF THE RIGHTS OF SHAREHOLDERS - Preferred Stock” below.

Liquidation

In the event of the liquidation, dissolution, and/or winding-up of Horizon or Heartland, the holders of shares of Horizon and Heartland common and preferred stock, as the case may be, are entitled to receive, after the payment of or provision of payment for Horizon’s and Heartland’s respective debts and other liabilities and of all shares having priority over the common stock, a ratable share of the remaining assets of Horizon and Heartland, respectively. Both Horizon and Heartland have issued and outstanding shares of preferred stock that take preference in liquidation distributions over its shares of common stock of the respective companies. See “COMPARISON OF THE RIGHTS OF SHAREHOLDERS – Dividends” directly above and “ - Preferred Stock” directly below.

Preferred Stock

Horizon

In general, the Horizon board is authorized to issue preferred stock in series and to fix and state the voting powers, designations, preferences, and other rights of the shares of each such series and the limitations thereof. The Horizon board is authorized to issue up to 1,000,000 shares of preferred stock. Horizon designated 12,500 shares of as Horizon Series B Preferred Stock and issued those shares to the Treasury pursuant to the Small Business Lending Fund. All shares of Horizon Series B Preferred Stock remain outstanding. Horizon also designated 25,000 shares as Horizon Series A Preferred Stock and issued those shares to the Treasury pursuant to the TARP Capital Purchase Program, but Horizon has repurchased all of those shares, so no shares of Horizon Series A Preferred Stock remain outstanding. If any other series of preferred stock is issued, the Horizon board may fix the designation, preferences, limitations, relative voting and other rights of the shares of that series of preferred stock.

Heartland

In general, the Heartland board is authorized to issue preferred stock in series and to fix and state the voting powers, designations, preferences, and other rights of the shares of each such series and the limitations thereof. The Heartland board is authorized to issue up to 2,000,000 shares preferred stock, no par value per share. The Heartland board designated 100,000 shares of preferred stock as Series A Preferred Shares, but no shares of Series A Preferred Stock were issued. Heartland also designated 7,000 shares of Heartland Series B Preferred Stock and 249 shares as Heartland Series C Preferred Stock, all of which were issued to the Treasury under the TARP Capital Purchase Program and remain outstanding. Pursuant to the merger agreement, Horizon intends to purchase all outstanding shares of the Series B and Series C preferred stock prior to the merger if certain conditions have been satisfied.

No Sinking Fund Provisions

No common or preferred shares of Horizon or Heartland are subject to any mandatory redemption, sinking fund or other similar provisions.

Additional Issuances of Stock

Horizon

Except in connection with the proposed merger with Heartland, and as otherwise may be provided is this proxy statement/prospectus, Horizon has no specific plans for the issuance of additional authorized shares of its common stock or for the issuance of any shares of preferred stock. In the future, the authorized but unissued shares of Horizon common and preferred stock will be available for general corporate purposes, including, but not limited to, issuance as stock dividends or in connection with stock splits, issuance in future mergers or acquisitions, issuance under a cash dividend reinvestment and/or stock purchase plan, issuance under a stock incentive plan, or issuance in future underwritten or other public or private offerings.

Section 23-1-26-2 of the IBCL permits the board of directors of an Indiana corporation to authorize the issuance of additional shares, unless the corporation’s articles of incorporation reserve such a right to the corporation’s shareholders. Under the Horizon Articles, no shareholder approval will be required for the issuance of these shares. As a result, the Horizon board may issue preferred stock, without shareholder approval, possessing voting and conversion rights that could adversely affect the voting power of Horizon’s common shareholders, subject to any restrictions imposed on the issuance of such shares by the NASDAQ Stock Exchange.

Heartland

The Heartland Articles provide that shares of Heartland common stock shall be issued or sold in such manner and for such amount as determined by the Heartland board. Heartland represented in the merger agreement that it has no intention or obligation to authorize or issue and other any other capital stock or any additional shares of stock or securities convertible into stock.

Number of and Restrictions Upon Directors

Horizon

The Horizon Bylaws state that the Horizon board shall be composed of five to fifteen members, with the actual number being set by the Horizon board. Currently, the number of directors is set at eleven members. The Horizon board is divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. Each director holds office for the term for which he or she was elected and until his or her successor is elected and has qualified, whichever period is longer, or until his or her death, resignation, or removal. The Horizon Bylaws provide that a director shall not qualify to serve as such effective as of the end of the term during which he or she becomes 75 years of age, and that a non-incumbent director may not be nominated for election as a director if he or she is 60 years of age at the time of election.

Heartland

The Heartland Bylaws provide that the Heartland board shall be composed of six to fifteen members, with the actual number being set by the Heartland board. Currently, the Heartland board of directors has eight members. The Heartland board is divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. The Heartland Bylaws do not impose criteria for eligibility to serve as a director of Heartland.

Removal of Directors

Under Indiana law, directors may be removed in any manner provided in the corporation’s articles of incorporation. In addition, the shareholders or directors may remove one or more directors with or without cause, unless the articles of incorporation provide otherwise.

Horizon

Under the Horizon Articles, any director may be removed, with or without cause, either at a meeting or by written consent, by the affirmative vote of at least 70% of all of the outstanding shares of capital stock of Horizon entitled to vote on the election of directors. Any director may be removed with cause by the affirmative vote of (i) the holders of a majority of all of the outstanding shares of capital stock of Horizon entitled to vote on the election of directors at a meeting of shareholders called for that purpose, or (ii) two-thirds or more of the other directors.

Heartland

 Any or all of the members of the Heartland board may be removed, with or without cause, at a meeting of the shareholders called expressly for that purpose, by the affirmative vote of at least 80% of the outstanding shares then entitled to vote on an election of directors. Directors may not be removed by the Heartland board.

Special Meetings of the Board

Horizon

The Horizon Bylaws provide that special meetings of the Horizon board may be called by, or at the request of, the Chairman, the President or a majority of the directors.

Heartland

The Heartland Bylaws provide that special meetings of the Heartland board may be called by the President or any director.

Classified Board of Directors

The Horizon Articles and the Heartland Articles both provide that their Boards of Directors shall be divided into three classes, with directors in each class elected to staggered three-year terms. Consequently, it could take two annual elections to replace a majority of either the Horizon board or the Heartland board.

Advance Notice Requirements for Presentation of Business and Nominations of Directors at Annual Meetings of Shareholders

Horizon

Pursuant to Horizon’s Bylaws, nominations for election to the Horizon board may be made by the Horizon board or by any Horizon shareholder. Nominations, other than those made by or on behalf of the existing management of Horizon, must be made in writing and must be delivered or mailed to the President of Horizon not less than 120 calendar days in advance of the date of Horizon’s proxy statement released to shareholders in connection with the previous year’s annual meeting of shareholders. All such shareholder nominations must include the information specified in the Bylaws.

Horizon’s Bylaws also provide that shareholders may submit proposals for business to be considered at Horizon’s annual meeting of shareholders, and have those proposals included in Horizon’s proxy and proxy statement delivered to shareholders, if the shareholder has given written notice to Horizon’s Secretary at least 120 days before the date of Horizon’s proxy statement for the prior year. Such proposals must be made in writing, must be received at Horizon’s principal executive offices not less than 120 calendar days in advance of the date of Horizon’s proxy statement released to shareholders in connection with the previous year’s annual meeting of shareholders and must contain the information specified in the Bylaws.

Heartland

Nominations for election to the Heartland board may be made by the Heartland board or by any Heartland shareholder. Nominations by a shareholder may be made at a meeting if the shareholder has notified Heartland’s Secretary at least 10 business days prior to the meeting of the shareholder’s intent to make the nomination. The Heartland Articles and Bylaws do not provide advance notice requirements relating to shareholder submissions of items of business at annual or special meetings of Heartland’s shareholders.

Special Meetings of Shareholders

Horizon

The Horizon Bylaws state that special shareholders’ meetings may be called by the Chairman, the President, or, by the Secretary, at the request in writing of a majority of the directors.

Heartland

Special meetings of the shareholders of Heartland may be called at any time by the Heartland board or the President, and must be called by the Heartland board if the Secretary receives written, dated, and signed demands for a special meeting, describing in reasonable detail the purpose or purposes for which it is to be held, from the holders of shares representing at least 80% of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

Indemnification

Under the IBCL, an Indiana corporation may indemnify an individual made a party to a proceeding because the individual is or was a director or officer against liability incurred in the proceeding if (i) the individual’s conduct was in good faith, (ii) the individual reasonably believed, in the case of conduct in the individual’s official capacity with the corporation, that the individual’s conduct was in the best interests of the corporation, and in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests, and (iii) in the case of any criminal proceeding, the individual either had reasonable cause to believe that the individual’s conduct was lawful, or the individual had no reasonable cause to believe that the individual’s conduct was unlawful.

Unless limited by its articles of incorporation, a corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in defense of the proceeding.

Horizon

The Horizon Articles provide that every person who is or was or has agreed to become a director or officer of Horizon shall be indemnified by Horizon against any and all liability and expense that may be incurred by him or her resulting from any claim, provided that the person acted in good faith and, for civil actions, acted in what he or she reasonably believed to be in or not opposed to the best interests of Horizon, or, for criminal actions, had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe that his conduct was unlawful. Horizon also may, but is not required to, indemnify an employee or agent under similar circumstances. The indemnification by Horizon extends to attorneys’ fees, judgments, fines, liabilities and settlements. Horizon must also advance expenses for the defense of a director or officer upon determination of eligibility and upon receipt of written affirmation of eligibility and an undertaking by such person to repay such expenses if it should ultimately be determined that he is not entitled to indemnification.

In order for a director or officer to be entitled to indemnification, the Horizon board, special legal counsel or the shareholders must determine that the director has met the standards of conduct required by the Horizon Articles.

Heartland

The Heartland Bylaws provide that every person who is or was a director or officer of Heartland shall be indemnified by Heartland against any and all liability and reasonable expense that may be incurred by him resulting from any pending, threatened or completed claim, action, suit or proceeding, provided that the person is wholly successful with respect to the claim or acted in good faith and, for civil actions, acted in what he reasonably believed to be in or not opposed to the best interests of Heartland, or, for criminal actions, had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe that his conduct was unlawful. The indemnification by Horizon extends to attorneys’ fees, judgments, fines, penalties and settlements. Heartland must also advance expenses for the defense of a director or officer upon determination of eligibility and furnishing written affirmation of eligibility and an undertaking by such person to repay such expenses if it should ultimately be determined that he is not entitled to indemnification.

Preemptive Rights

Although permitted by the IBCL, neither the Horizon Articles nor the Heartland Articles provide for preemptive rights to subscribe for any new or additional common or preferred stock.

Amendment of Articles of Incorporation and Bylaws

Horizon

Except as otherwise provided below, amendments to the Horizon Articles must be approved by a majority vote of the Horizon board and also by a vote of shareholders entitled to vote on the matter in which more votes are cast in favor of the amendment than against the amendment. The following provisions of the Horizon Articles may not be altered, amended or repealed without the affirmative vote of at least 70% of the outstanding shares of Horizon stock entitled to vote on such matter:

•	Section 6.3, which establishes a three-tier director class structure; and

•	Section 6.4, regarding director removal.

The Horizon Articles may be amended by the Horizon board without shareholder approval to designate a new series of preferred shares.

The Horizon Bylaws may be amended only by a majority vote of the number of directors of the Horizon board in office at the time of the vote.

Heartland

Except as otherwise provided below, amendments to the Heartland Articles must be approved by a majority vote of the Heartland board and also by a majority vote of the outstanding shares of Heartland’s voting stock. Additionally, the following provisions of the Heartland Articles may not be altered, amended or repealed without the affirmative vote of at least 80% of the outstanding shares of Heartland stock entitled to vote on such matter:

•	Article VI, Section 5, regarding director removal;

•	Article VII, regarding approval requirements for certain business combinations; and

•	Article VIII, Section 2, which sets the supermajority voting requirements to amend the Heartland Articles described above.

Certain amendments to the Heartland Articles proposed by the beneficial owners of more than 10% of the voting stock of Heartland require approval by a majority of the other shareholders.

The Heartland Articles may be amended by the Heartland board without shareholder approval to designate a new series of preferred shares.

The Heartland Bylaws may be amended only by a majority vote of the number of directors of the Heartland board in office at the time of the vote.

Restrictions on Unsolicited Changes in Control (Anti-Takeover Protections)

General

The Horizon Articles and the Heartland Articles include several provisions that may have the effect of rendering the company less attractive to potential acquirors, thereby discouraging future takeover attempts that certain shareholders might deem to be in their best interests, or pursuant to which shareholders might receive a substantial premium for their shares over then-current market prices, but would not be approved by the company’s board of directors. These provisions also have the effect of rendering the removal of management and the incumbent board of directors more difficult. However, each of the Horizon board and Heartland board has concluded that the potential benefits of these restrictive provisions outweigh the possible disadvantages.

Horizon’s and Heartland’s Articles and Bylaws

Directors. Certain provisions in the Horizon Articles, Horizon Bylaws, Heartland Articles, and Heartland Bylaws impede changes in the majority control of the companies’ respective boards of directors. The Horizon Articles and the Heartland Articles provide that the Heartland board will be divided into three classes, with directors in each class elected for staggered three-year terms. As a result, it would take two annual elections to replace a majority of the Horizon board or the Heartland board.

The Horizon Bylaws provide that any vacancy occurring in the Horizon board, including a vacancy created by resignation, death, incapacity or an increase in the number of directors, may be filled for the remainder of the unexpired term by a majority vote of the directors then in office. The Heartland Articles and Bylaws do not address procedures for filling director vacancies, and so the IBCL statutory default provisions therefore apply, which state that such vacancies may be filled by the board, or a majority of the remaining directors if a quorum cannot be met. No decrease in the number of directors of Horizon or Heartland can have the effect of shortening the term of any incumbent director.

Finally, the Horizon Bylaws and Heartland Bylaws impose certain notice requirements in connection with the nomination by shareholders of candidates for election to the respective board of directors, and also in Horizon’s case, proposals by shareholders of business to be acted upon at an annual meeting of shareholders.

Under the Horizon Articles, any director may be removed, with or without cause, by the affirmative vote of the holders of 70% of all of the outstanding shares of Horizon’s capital stock entitled to vote on the election of directors. Any Horizon director may be removed with cause by the affirmative vote of (i) the holders of a majority of all of the outstanding shares of capital stock of Horizon entitled to vote on the election of directors, or (ii) two-thirds or more of the other directors. Under the Heartland Articles, any or all of the members of the Heartland board may be removed, with or without cause, at a meeting of the shareholders called expressly for that purpose, by the affirmative vote of the holders of at least 80% of the outstanding shares then entitled to vote at an election of directors. Directors may not be removed by the Heartland board.

Restrictions on Call of Special Meetings.  The Horizon Bylaws state that special shareholders’ meetings may be called by the Chairman, the President, or, at the request in writing of a majority of the directors, by the Secretary. The Heartland Bylaws state that special meetings of the shareholders may be called at any time by the Heartland board or the President and must be called by the Heartland board if the Secretary receives written, dated, and signed demands for a special meeting, describing in reasonable detail the purpose or purposes for which it is to be held, from the holders of shares representing at least 80% of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

No Cumulative Voting. Neither the Horizon Articles nor the Heartland Articles provide for cumulative voting rights in the election of directors.

Authorization of Preferred Stock. Both Horizon and Heartland are authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the boards of directors of the respective companies are authorized to fix the designations, powers, preferences, and relative participating, optional, and other special rights of such shares, including voting rights, if any. In the event of a proposed merger, tender offer, or other attempt to gain control of Horizon or Heartland not approved by their respective board of directors, it might be possible for the Horizon board or Heartland board to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. Neither of the boards of directors of Horizon or Heartland has present plans or understandings for the issuance of any preferred stock nor intends to issue any preferred stock except on terms that the boards of Horizon or Heartland may deem to be in the best interests their respective shareholders.

Evaluation of Offers. The IBCL specifically authorizes directors, in considering the best interests of a corporation, to consider the effects of any action on shareholders, employees, suppliers and customers of the corporation, the communities in which offices or other facilities of the corporation are located, and any other factors the directors consider pertinent. Horizon’s Articles provide that the Horizon board, when evaluating a business combination or tender or exchange offer, in addition to considering the adequacy of the amount to be paid in connection with any such transactions, may consider all of the following factors and any other factors that it deems relevant: (a) the social and economic effects of the transaction on Horizon and its subsidiaries, and each of their respective employees, depositors, loan and other customers, creditors and other elements of the communities in which  Horizon and its subsidiaries operate or are located; (b) the business and financial condition and earnings prospects of the acquiring person or persons, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring person or persons, and the possible effect of such conditions upon Horizon and its subsidiaries and the other elements of the communities in which Horizon and its subsidiaries operate or are located; and (c) the competence, experience, and integrity of the acquiring person or persons and its or their management.

Procedures for Certain Business Combinations. The Horizon Articles require the affirmative vote of 70% of the outstanding shares of all classes of voting stock (reduced to 66 2/3% under certain conditions), and an independent majority of shareholders, to approve certain business combinations with holders of more than 10% of Horizon’s voting shares or their affiliates. The Heartland Articles require the affirmative vote of 80% of the outstanding shares of all classes of voting stock and an independent majority of shareholders, to approve certain business combinations with holders of more than 10% of Horizon’s voting shares or their affiliates.

Amendments to Articles and Bylaws. As noted above, except for certain exceptions, amendments to the Horizon Articles must be approved by a majority vote of the Horizon board and also by a vote of shareholders in which more votes are cast in favor of the amendment than against the amendment. Additionally, the following provisions of the Horizon Articles may not be altered, amended or repealed without the affirmative vote of at least 70% of the outstanding shares of Horizon stock entitled to vote on such matter: Section 6.3, which establishes a three-tier director class structure; and Section 6.4, regarding director removal.
The Horizon Articles may be amended by the Horizon board without shareholder approval to designate a new series of preferred shares.

The Horizon Bylaws may be amended only by a majority vote of the total number of directors of Horizon.

Except as otherwise provided below, amendments to the Heartland Articles must be approved by a majority vote of the Heartland board and also by a majority vote of the outstanding shares of Heartland’s voting stock. Additionally, the following provisions of the Heartland Articles may not be altered, amended or repealed without the affirmative vote of at least 80% of the outstanding shares of Heartland stock entitled to vote on such matter: Article VI, Section 5, regarding director removal; Article VII, regarding approval requirements for certain business combinations; and Article VIII, Section 2, which sets the supermajority voting requirements to amend the Heartland Articles described above.

Certain amendments to the Heartland Articles proposed by the beneficial owners of 10% or more of the voting stock of Heartland require approval by a majority of the other shareholders and by the holders of at least 80% of all outstanding voting shares voting as a single class.

The Heartland Articles may be amended by the Heartland board without shareholder approval to designate a new series of preferred shares.

The Heartland Bylaws may be amended only by a majority vote of the total number of directors of Heartland.

State and Federal Law

State Law. Several provisions of the IBCL could affect the acquisition of shares of Horizon common stock or Heartland common stock, or otherwise affect the control of Horizon or Heartland. Chapter 43 of the IBCL prohibits certain business combinations, including mergers, sales of assets, recapitalizations, and reverse stock splits, between corporations such as Horizon or Heartland (assuming that either company has over 100 shareholders) and an interested shareholder (defined as the beneficial owner of 10% or more of the voting power of the outstanding voting shares) for five years following the date on which the shareholder obtained 10% ownership, unless the acquisition was approved in advance of that date by the board of directors of the respective companies. If prior approval is not obtained, several price and procedural requirements must be met before the business combination can be completed. Each of Horizon and Heartland has elected in the Horizon Articles to not be governed by Chapter 43 of the IBCL.

In addition, the IBCL contains a Control Share Acquisition Statute that may have the effect of discouraging or making more difficult a hostile takeover of an Indiana corporation.  This provision also may have the effect of discouraging premium bids for outstanding shares.  The Control Share Acquisition Statute provides that, unless otherwise provided in a corporation's articles of incorporation or by-laws, shares acquired in certain acquisitions of the corporation's stock (which take the acquiror over the successive thresholds of 20%, 33% and 50% of the corporation's stock) will be accorded voting rights only if a majority of the disinterested shareholders approves a resolution granting the potential acquiror the ability to vote such shares.  An Indiana corporation is subject to the Control Share Acquisition Statute if it has 100 or more shareholders and its principal place of business is in Indiana. An Indiana corporation otherwise subject to the Control Share Acquisition Statute may elect not to be covered by the statute by so providing in its articles of incorporation or by-laws. Neither Horizon nor Heartland has elected not to be governed by the Control Share Acquisition Statute.

The Control Share Acquisition Statute does not apply to a plan of affiliation and merger, if the corporation complies with the applicable merger provisions and is a party to the plan of merger. Thus, the provisions of the Control Share Acquisition Statute do not apply to the merger.

The IBCL specifically authorizes Indiana corporations to issue options, warrants, or rights for the purchase of shares or other securities of the corporation or any successor in interest of the corporation. These options, warrants, or rights may, but need not be, issued to shareholders on a pro rata basis.

The IBCL specifically authorizes directors, in considering the best interests of a corporation, to consider the effects of any action on shareholders, employees, suppliers, and customers of the corporation, and communities in which offices or other facilities of the corporation are located, and any other factors the directors consider relevant. As described above, the Horizon Articles contain a provision having a similar effect. Under the IBCL, directors are not required to approve a proposed business combination or other corporate action if the directors determine in good faith that such approval is not in the best interests of the corporation. In addition, the IBCL states that directors are not required to redeem any rights under, or render inapplicable, a shareholder rights plan or to take or decline to take any other action solely because of the effect such action might have on a proposed change of control of the corporation or the amounts to be paid to shareholders upon such a change of control. The IBCL explicitly provides that the different or higher degree of scrutiny imposed in Delaware and certain other jurisdictions upon director actions taken in response to potential changes in control will not apply. The Delaware Supreme Court has held that defensive measures in response to a potential takeover must be “reasonable in relation to the threat posed.”

In taking or declining to take any action or in making any recommendation to a corporation’s shareholders with respect to any matter, directors are authorized under the IBCL to consider both the short-term and long-term interests of the corporation as well as interests of other constituencies and other relevant factors. Any determination made with respect to the foregoing by a majority of the disinterested directors shall conclusively be presumed to be valid unless it can be demonstrated that such determination was not made in good faith.

Because of the foregoing provisions of the IBCL, the Horizon board and Heartland board each have flexibility in responding to unsolicited proposals to acquire Horizon or Heartland, as the case may be, and accordingly it may be more difficult for an acquirer to gain control of Horizon or Heartland in a transaction not approved by the respective boards of directors.

Federal Limitations. Subject to certain limited exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with related regulations, require approval of the Federal Reserve Board prior to any person or company acquiring “control” of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person or company acquires 10% or more, but less than 25%, of any class of voting securities and either the bank holding company has registered securities under Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND EXPERTS

The consolidated financial statements of Horizon incorporated by reference to Horizon’s Annual Report on Form 10-K for the year ended December 31, 2011, have been audited by BKD LLP, independent registered public accounting firm, as set forth in their report thereon incorporated by reference in this proxy statement/prospectus in reliance upon such report given on the authority of BKD LLP as experts in accounting and auditing.

LEGAL MATTERS

Certain matters pertaining to the validity of the authorization and issuance of the Horizon common stock to be issued in the proposed merger and certain matters pertaining to the federal income tax consequences of the proposed merger will be passed upon by Barnes & Thornburg LLP, Indianapolis, Indiana.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

Horizon

If the merger is completed, Heartland shareholders will become shareholders of Horizon. To be included in Horizon’s proxy statement and voted on at Horizon’s regularly scheduled 2013 annual meeting of shareholders, shareholder proposals must be submitted in writing by November 23, 2012, to Horizon’s Secretary, 515 Franklin Square, Michigan City, Indiana 46360, which date is 120 calendar days before the date of the release of Horizon’s proxy statement for 2012. If notice of any other shareholder proposal intended to be presented at the 2012 Annual Meeting is not received by Horizon on or before November 23, 2012, the proxy solicited by the Horizon board of directors for use in connection with that meeting may confer authority on the proxies to vote in their discretion on such proposal, without any discussion in the Horizon proxy statement for that meeting of either the proposal or how such proxies intend to exercise their voting discretion. Any such proposals will be subject to the requirements of the proxy rules and regulations adopted under the Securities Exchange Act of 1934, as amended. If the date of the 2013 annual meeting is changed, the dates set forth above may change.

Horizon’s Bylaws also provide that a shareholder wishing to nominate a candidate for election as a director or to have any other matter considered by the shareholders at the annual meeting must give Horizon written notice of the nomination not fewer than 120 days in advance of the date that Horizon’s proxy statement was released to shareholders in connection with the previous year’s annual meeting, which release date for the 2012 annual meeting was March 23, 2012. Shareholder nominations must include the detailed information about the nominee required by the Bylaws and also must comply with the other requirements set forth in the Bylaws. Proposals to bring other matters before the shareholders must include a brief description of the proposal and the other information required by the Bylaws. Copies of the Bylaws are available to shareholders free of charge upon request to Horizon’s Secretary.

Heartland

If the merger occurs, there will be no Heartland annual meeting of shareholders for 2012 or thereafter. In that case, shareholder proposals must be submitted to Horizon in accordance with the procedures described above. If the merger is not completed, Heartland will provide notice of the record date and annual meeting date for its 2012 annual shareholder meeting.

WHERE YOU CAN FIND MORE INFORMATION

Horizon files annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information that Horizon files at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Horizon’s public filings also are available to the public from commercial document retrieval services and on the World Wide Web site maintained by the Securities and Exchange Commission at “http://www.sec.gov.” Shares of Horizon common stock are listed on the NASDAQ Global Market under the symbol “HBNC,” and shares of Heartland common stock are quoted on the OTC Bulletin Board under the symbol “HRTB.”

Horizon has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933 with respect to the common stock of Horizon being offered in the merger. This proxy statement/prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Parts of the registration statement are omitted from the proxy statement/prospectus in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, your attention is directed to the registration statement. Statements made in this proxy statement/prospectus concerning the contents of any documents are not necessarily complete, and in each case are qualified in all respects by reference to the copy of the document filed with the Securities and Exchange Commission.

The Securities and Exchange Commission allows Horizon to “incorporate by reference” the information filed by Horizon with the Securities and Exchange Commission, which means that Horizon can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement/prospectus.

Horizon incorporates by reference the following documents and information that it has filed previously with the SEC (excluding any Form 8-K reports that have not been “filed” but instead have been “furnished” to the SEC):

•	Horizon’s Annual Report on Form 10-K for the year ended December 31, 2011;

•	Horizon’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012;

•	The information described below under the following captions in Horizon’s Proxy Statement for the 2012 Annual Meeting:

o
the information concerning share ownership of principal shareholders and concerning directors and executive officers of Horizon under the caption “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters”;

o	“Executive Compensation”;

o	“Certain Relationships and Related Transactions and Director Independence”; and

o	information concerning directors and executive officers of Horizon under the caption “Directors, Executive Officers and Corporate Governance”;

•	Horizon’s Current Reports on Form 8-K filed on January 18, 2012, March 23, 2012, May 2, 2012, May 3, 2012, and May 7, 2012; and

•
The description of our common stock under the caption “Description of Common Stock” in our Registration Statement on Form S-3 filed with the SEC on January 27, 2012, including any amendment or report filed for the purpose of updating that description.

Horizon also incorporates by reference any filings it makes with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934 between the date hereof and the date of Heartland’s special meeting of shareholders at which the merger is to be presented to a vote.

Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is inconsistent with information contained in this document or any document incorporated by reference. This proxy statement/prospectus is not an offer to sell these securities in any state where the offer and sale of these securities is not permitted. The information in this proxy statement/prospectus is current as of the date it is mailed to security holders, and not necessarily as of any later date. If any material change occurs during the period that this proxy statement/prospectus is required to be delivered, this proxy statement/prospectus will be supplemented or amended.

All information regarding Horizon in this proxy statement/prospectus has been provided by Horizon, and all information regarding Heartland in this proxy statement/prospectus has been provided by Heartland. Neither Horizon nor Heartland is required to provide any additional information about Heartland in this document. Heartland generally provides a copy of its financial statements to its shareholders on an annual basis. Copies of the financial statements can be obtained, without charge, by contacting Steve L. Bechman, Heartland’s  Chief Executive Officer, at (317) 738-3915.

Annex A
Agreement and Plan of Merger

This Agreement and Plan of Merger (this “Agreement”) is dated to be effective as of the 9th day of February, 2012, by and between Horizon Bancorp, an Indiana corporation (“Horizon”), and Heartland Bancshares, Inc., an Indiana corporation (“Heartland”).

Witnesseth:

Whereas, Horizon is an Indiana corporation registered as a bank holding company under the federal Bank Holding Company Act of 1956, as amended (the “BHC Act”), with its principal office located in Michigan City, Indiana; and

Whereas, Heartland is an Indiana corporation registered as a bank holding company under the BHC Act, with its principal office located in Franklin, Indiana; and

Whereas, Horizon and Heartland seek to affiliate through a corporate reorganization whereby Heartland will merge with and into Horizon, and thereafter or simultaneously therewith, Heartland Community Bank, an Indiana state chartered commercial bank and wholly-owned subsidiary of Heartland (“Heartland Bank”), will be merged with and into Horizon Bank, National Association, a national banking association and wholly-owned subsidiary of Horizon (“Horizon Bank”); and

Whereas, the Boards of Directors of each of the parties hereto have determined that it is in the best interests of their respective corporations and their respective shareholders to consummate the merger provided for herein and have approved this Agreement, authorized its execution and designated this Agreement a plan of reorganization and a plan of merger; and

Now, Therefore, in consideration of the foregoing premises, the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby make this Agreement and prescribe the terms and conditions of the merger of Heartland with and into Horizon, and the mode of carrying such merger into effect as follows:

ARTICLE I.

THE MERGER

1.01 The Merger.

(a)           General Description. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Article IX hereof), Heartland shall merge with and into and under the Articles of Incorporation of Horizon (the “Merger”). Horizon shall survive the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Indiana pursuant to the provisions of and with the effect provided in the Indiana Business Corporation Law (the “IBCL”), as amended.

(b)           Name, Officers and Directors. The name of the Surviving Corporation shall be “Horizon Bancorp.” Its principal office shall be located at 515 Franklin Street, Michigan City, Indiana 46360. The officers of Horizon serving at the Effective Time shall continue to serve as the officers of the Surviving Corporation, until such time as their successors shall have been duly elected and have qualified or until their earlier resignation, death or removal from office. The directors of the Surviving Corporation following the Effective Time shall be those individuals serving as directors of Horizon at the Effective Time, until such time as their successors have been duly elected and have qualified or until their earlier resignation, death, or removal as a director.

(c)           Articles of Incorporation and By-Laws. The Articles of Incorporation and By-Laws of Horizon in existence at the Effective Time shall remain the Articles of Incorporation and By-Laws of the Surviving Corporation following the Effective Time, until such Articles of Incorporation and By-Laws shall be further amended as provided by applicable law.

(d)           Effect of the Merger. At the Effective Time, the title to all assets, real estate and other property owned by Heartland shall vest in Surviving Corporation as set forth in Indiana Code Section 23-1-40-6, as amended, without reversion or impairment. At the Effective Time, all liabilities of Heartland shall be assumed by Surviving Corporation as set forth in Indiana Code Section 23-1-40-6, as amended.

(e)           Integration. At the Effective Time and subject to the terms and conditions of this Agreement, the parties hereto currently intend to effectuate, or cause to be effectuated, the Merger, pursuant to a Plan of Merger, substantially in the form attached hereto as Exhibit 1.01(e). The parties agree to cooperate and to take all reasonable actions prior to or following the Effective Time, including executing all requisite documentation, as may be reasonably necessary to effect the Merger in accordance with the terms and conditions hereof.

1.02 Reservation of Right to Revise Structure. At Horizon’s election, the Merger may alternatively be structured so that (a) Heartland is merged with and into any other direct or indirect wholly-owned subsidiary of Horizon or (b) any direct or indirect wholly-owned subsidiary of Horizon is merged with and into Heartland; provided, however, that no such change shall (1) alter or change the amount or kind of the Merger Consideration (as hereinafter defined) or the treatment of the holders of common stock, no par value, of Heartland (including holders of Heartland restricted stock unit grant agreements issued from time to time in the past) (the “Heartland Common Stock”) (2) prevent the parties from obtaining the opinions of counsel referred to in Sections 7.01(h) and 7.02(h) or otherwise cause the transaction to fail to qualify for the tax treatment described in Section 1.03, or (3) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective shareholders) in order to reflect such election.

1.03 Tax Free Reorganization. Horizon and Heartland intend for the Merger to qualify as a reorganization within the meaning of Section 368(a) and related sections of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code, and agree to cooperate and to take such actions as may be reasonably necessary to assure such result.

1.04 Absence of Control. Subject to any specific provisions of the Agreement, it is the intent of the parties to this Agreement that neither Horizon nor Heartland by reason of this Agreement shall be deemed (until consummation of the transactions contemplated here) to control, directly or indirectly, the other party or any of its respective Subsidiaries (as such term is defined below) and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.

1.05 Bank Merger. The parties will cooperate and use reasonable best efforts to effect the merger of Heartland Bank with and into Horizon Bank (the “Bank Merger”) at the Effective Time of the Merger. At the effective time of the Bank Merger, the separate corporate existence of Heartland Bank will terminate. Horizon Bank will be the surviving bank and will continue its corporate existence under applicable law. The articles of association Horizon Bank, as then in effect, will be the articles of association of the surviving bank, the By-Laws of Horizon Bank, as then in effect, will be the By-Laws of the surviving bank, and the Board of Directors and officers of Horizon Bank will continue as the Board of Directors and officers of the surviving bank, provided that one director of Heartland or Heartland Bank (to be mutually agreed upon between Heartland and Horizon) shall be elected to the Horizon Bank Board of Directors effective as of the Effective Time (the “Heartland Director”). Subject to the approval of the OCC, all branches of Heartland Bank (the “Heartland Branches”) shall be operated under the assumed name of “Heartland Community Bank, a Horizon Company” after the Effective Time for at least one year following the Effective Time and as long thereafter as deemed appropriate by Horizon. The parties will also cooperate and use reasonable best efforts to effect the merger of Heartland Investments, LLC with and into Horizon Investments, Inc. (the “Investment Subsidiary Merger”) at the Effective Time or at such later time to be determined by Horizon following the Merger.

1.06 Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary, any shares of Heartland Common Stock issued and outstanding immediately prior to the Effective Time and held by a Heartland stockholder who (a) has not voted in favor of the Merger or consented thereto in writing and (b) has properly delivered to Heartland before the vote on the Merger is taken by Heartland’s shareholders written notice of the stockholder’s intent to demand payment for the stockholders’ shares in accordance with Title 23, Article 1, Chapter 44 of the IBCL (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s dissenters’ rights under the IBCL with respect to such shares) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Article 1, Chapter 44 of the IBCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to dissenters’ rights pursuant to Article 1, Chapter 44 of the IBCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Article 1, Chapter 44 of the IBCL, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.01 of this Agreement, without interest thereon, upon surrender of all certificates formerly representing such shares. Heartland shall provide Horizon prompt written notice of any demands received by Heartland for dissenter’s rights, any withdrawal of any such demand and any other demand, notice or instrument delivered to Heartland pursuant to the IBCL that relates to such demand. Except with the prior written consent of Horizon, neither Heartland nor Heartland Bank shall make (or agree to) any payment to any holder of Dissenting Shares.

ARTICLE II.

MANNER AND BASIS OF EXCHANGE OF STOCK

2.01 Consideration.

(a)           Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Heartland Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held as treasury stock of Heartland and (ii) shares held directly or indirectly by Horizon, except shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, if any) shall become and be converted into the right to receive in accordance with this Article, 0.54 shares of common stock (the “Exchange Ratio”) (as adjusted in accordance with the terms of this Agreement), without par value, of Horizon (“Horizon Common Stock”) (the “Merger Consideration”).

(b)

(i)           At a mutually agreed upon time and date at or prior to the Effective Time but following (i) the receipt of Heartland shareholder approval for the Merger, (ii) the receipt of all Regulatory Approvals for the Merger (as defined in Section 7.01(e)) and the approval of the proposed TARP Purchase (as defined below) by the United States Department of the Treasury (the “Treasury”), and (iii) the agreement by Heartland that all conditions to the Closing have been satisfied or waived (other than the delivery of opinions, certificates and other documents on the Closing Date as provided for herein) Horizon will fund the purchase by either Horizon or Heartland from the Treasury of all shares of the Heartland Fixed Rate Cumulative Perpetual Preferred Stock, Series B, stated liquidation amount $1,000 per share, of Heartland (the “Heartland Series B Preferred Stock”), and all shares of the Heartland Fixed Rate Cumulative Perpetual Preferred Stock, Series C, stated liquidation amount $1,000 per share (the “Heartland Series C Preferred Stock”) issued and outstanding on such date (such purchase, the “TARP Purchase”). The method of funding the TARP Purchase shall be mutually agreed to by Horizon and Heartland subject to any formal or informal Treasury and bank regulatory requirements.

(ii)           In the event the TARP Purchase pursuant to subsection (i) of this Section 2.01(b) does not occur at or before the Effective Time and Horizon and Heartland elect to consummate the Merger, each share of Heartland Series B Preferred Stock and Heartland Series C Preferred Stock outstanding immediately before the Effective Time shall be converted in the Merger, by operation of law and in a manner that shall not adversely affect the holders thereof, into one share of a respective series of Horizon preferred stock designated as a series of “Fixed Rate Cumulative Perpetual Preferred Stock,” or

otherwise as required by the Treasury, with each such series having rights, preferences, privileges and voting powers, and limitations and restrictions, taken as a whole, that are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions of the Heartland Series B Preferred Stock and Heartland Series C Preferred Stock immediately prior to the Effective Time (the “Horizon TARP Preferred Shares”). In such event, the parties shall cooperate with each other, subject to their mutual rights of terminating in such event, to adjust and adopt and approve an amendment to the Plan of Merger to define the terms of the Horizon TARP Preferred Shares and specify the basis of the exchange of the Heartland Preferred Shares for such Horizon TARP Preferred Shares. If the Heartland Series B Preferred Shares and Series C Preferred Stock are converted into series of Horizon TARP Preferred Shares pursuant to this subsection (ii), Horizon agrees to assume, honor and perform all terms, provisions, obligations, rights, responsibilities, preferences, privileges, limitations and restrictions of the Heartland Series B Preferred Stock and Series A Preferred Stock at and after the Effective Time.

2.02 Adjustments to Exchange Ratio. At the Effective Time, the Exchange Ratio shall be adjusted, if applicable, as follows (which Exchange Ratio, as adjusted as provided below and in Sections 2.05 and 8.01(g), shall become the “Exchange Ratio” for purposes of this Agreement):

(a)           Heartland Consolidated Common Shareholders’ Equity. If as of the end of the month prior to the month in which the Closing Date occurs (the “Measurement Date”), the Heartland Consolidated Common Shareholders’ Equity (as defined below) is less than $14.0 million, the Exchange Ratio shall be recalculated pursuant to the following formula: (i) $14.0 million minus (ii) the difference between $14.0 million minus the Heartland Consolidated Common Shareholders' Equity as of the Measurement Date, (iii) divided by $14.0 million, and (iv) the resulting number multiplied by the Exchange Ratio. As used in this Section 2.02(a), “Heartland Consolidated Common Shareholders’ Equity” shall be the consolidated common shareholders’ equity of Heartland determined in accordance with GAAP as of December 31, 2011 (which the parties agree was $14,337,120 as of December 31, 2011 and which amount was calculated by subtracting the total liquidation preferences of the Heartland Series B Preferred Stock and the Heartland Series C Preferred Stock from Heartland's total shareholders' equity as of December 31, 2011), increased and decreased by the following amounts (which amounts shall also be calculated in accordance with GAAP): (i) increased by any accruals, reserves, or charges resulting from expenses of the Merger after December 31, 2011 and other transactions contemplated by this Agreement, (ii) increased by any accruals, reserves or charges taken by Heartland at the request of Horizon pursuant to this Agreement, (iii) decreased by any gain after December 31, 2011 on the sale of investment securities of Heartland on a consolidated basis, (iv) decreased by the costs of terminating the current data processing contract with Jack Henry and Associates, Inc., if any, and (v) decreased by the amount, if any, by which the Estimated Clean-up Costs (as defined by and determined in accordance with Section 5.11) exceed $50,000. Horizon and Heartland recognize and agree that any changes to the valuation of the Heartland investment portfolio attributed to ASC 320, whether upward or downward, from December 31, 2011 until the measurement date will not be considered in calculating the Heartland Consolidated Common Shareholders’ Equity for purposes of this Section.

(b)           Horizon and Heartland agree that the Exchange Ratio of 0.54 set forth in Section 2.01(a) of the Agreement is based upon the following assumptions relating to three proposed commercial loan relationships of Heartland with certain customers, the identities of which are intentionally obscured in this Agreement to protect customer confidentiality:

(i)           the loan to that certain sales company in the original principal amount not to exceed $1,750,000 (the “Sales Company Loan”) will be closed and funded prior to the Closing of the Merger on substantially the same terms and conditions as set forth in that certain SBA approval letter dated January 23, 2012, as amended;

(ii)           the loan to those related customers in the contracting business in the original principal amount not to exceed $1,120,000 (the “Contractor Loan”) will be underwritten, funded and closed as a Small Business Administration loan pursuant to Section 7(a) prior to the Closing of the Merger on substantially the same terms and conditions as set forth in the SBA approval letter to be issued for this loan; and

(iii)           the proposed loan to the church (the “Church Loan”) will not be pursued or closed by Heartland, and Heartland has formally rescinded and/or canceled, in writing, any loan commitment relating to the Church Loan prior to the date of this Agreement.

In the event the Contractor Loan is closed on or before the Closing of the Merger as a conventional loan without an SBA guarantee or the Church Loan is closed on or before the Closing of the Merger, the Exchange Ratio shall automatically be reduced by 0.01 for each loan. If both are closed as mentioned in the previous sentence, the Exchange Ratio shall automatically be reduced to 0.52.

In the event the Sales Company Loan is not closed on or before the Closing of the Merger and all commitments or understandings with respect to the making of the Sales Company Loan are terminated and cancelled to the reasonable satisfaction of Horizon on or before the Closing of the Merger, the Exchange Ratio shall automatically increase by 0.01.

2.03 Fractional Shares. Notwithstanding any other provision in this Agreement, no fractional shares of Horizon Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Horizon shall pay to each holder of Heartland Common Stock who otherwise would be entitled to a fractional share of Horizon Common Stock an amount in cash (without interest) determined by multiplying such fraction by the by the Average Horizon Closing Price.

2.04 Exchange Procedures.

(a)           At and after the Effective Time, each certificate representing outstanding shares of Heartland Common Stock shall represent only the right to receive the Merger Consideration in accordance with the terms of this Agreement.

(b)           At or prior to the Effective Time, Horizon shall reserve a sufficient number of shares of Horizon Common Stock to be issued as part of the Merger Consideration. At the Effective Time, Horizon shall cause all shares of Heartland Common Stock held by recognized securities depositories (“street name” shares) to be exchanged for the Merger Consideration in accordance with the rules and procedures of such depositories. As promptly as practicable after the Effective Time, but in no event more than five (5) business days thereafter, Horizon shall mail to each holder of Heartland Common Stock a letter of transmittal providing instructions as to the transmittal to Horizon of certificates representing shares of Heartland Common Stock and the issuance of shares of Horizon Common Stock in exchange therefor pursuant to the terms of this Agreement.

(c)           Horizon shall cause a certificate representing that number of whole shares of Horizon Common Stock that each holder of Heartland Common Stock has the right to receive pursuant to Section 2.01 and a check in the amount of any cash in lieu of fractional shares or dividends or distributions which such holder shall be entitled to receive, to be delivered to such shareholder upon delivery to Horizon of certificates representing such shares of Heartland Common Stock (“Old Certificates”) (or bond or other indemnity satisfactory to Horizon if any of such certificates are lost, stolen or destroyed) owned by such shareholder accompanied by a properly completed and executed letter of transmittal, as in the form and substance satisfactory to Horizon. No interest will be paid on any Merger Consideration that any such holder shall be entitled to receive pursuant to this Article II upon such delivery.

(d)           No dividends or other distributions on Horizon Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of Heartland Common Stock converted in the Merger into the right to receive shares of such Horizon Common Stock until the holder thereof surrenders such Old Certificates in accordance with this Section 2.04. After becoming so entitled in accordance with this Section 2.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Horizon Common Stock such holder had the right to receive upon surrender of the Old Certificate.

(e)           The stock transfer books of Heartland shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of Heartland of any shares of Heartland Common Stock. If, after the Effective Time, Old Certificates are presented to Horizon, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.04.

(f)           Horizon shall be entitled to rely upon Heartland’s stock transfer books to establish the identity of those individuals, partnerships, corporations, trusts, joint ventures, organizations or other entities (each, a “Person”) entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate, Horizon shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved from any and all liability with respect to any claims thereto.

(g)           If any Old Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen, or destroyed and, if required by Horizon, the posting by such Person of a bond or other indemnity satisfactory to Horizon as indemnity against any claim that may be made against it with respect to such Old Certificate, Horizon will issue in exchange for such lost, stolen, or destroyed Old Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 2.01 hereof.

(h)           Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Heartland Common Stock that are held as treasury stock of Heartland or owned by Horizon (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall be cancelled and shall cease to exist, and no stock of Horizon or other consideration shall be exchanged therefor.

(i)           Notwithstanding the foregoing, no party hereto shall be liable to any former holder of Heartland Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

2.05 Anti-Dilution Adjustments. If Horizon changes (or establishes a record date for changing) the number of shares of Horizon Common Stock issued and outstanding prior to the Effective Time by way of a stock split, stock dividend, or similar transaction with respect to the outstanding Horizon Common Stock, and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be adjusted so the shareholders of Heartland at the Effective Time shall receive, in the aggregate, such number of shares of Horizon Common Stock representing the same percentage of the outstanding shares of Horizon Common Stock as would have been represented by the number of shares of Horizon Common Stock the shareholders of Heartland would have received if any of the foregoing actions had not occurred. No adjustment shall be made under this Section 2.05 solely as a result of Horizon changing its cash dividend levels or issuing additional shares of Horizon common stock provided it receives value for such shares or such shares are issued in connection with a Horizon employee benefit plan or similar plan.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF HEARTLAND

On or prior to the date hereof, Heartland has delivered to Horizon a schedule (the “Heartland Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III or to one or more of its covenants contained in Article V.

For the purpose of this Agreement, and in relation to Heartland, a “Material Adverse Effect” means any effect that (i) is material and adverse to the results of operations, properties, assets, liabilities, conditions (financial or otherwise), value or business of Heartland and its Subsidiaries (as such term is defined below) on a consolidated basis, or (ii) would materially impair the ability of Heartland to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks or their holding companies generally, (c) effects of any action or omission taken with the prior written consent of Horizon or at the direction of Horizon, (d) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein, (e) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of Heartland and its Subsidiaries, and (f) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided, that in no event shall a change in the trading price of the shares of Heartland Common Stock, by itself, be considered to constitute a Material Adverse Effect on Heartland and its Subsidiaries taken as a whole (it being understood that the foregoing proviso shall not prevent or otherwise affect a determination that any effect underlying or caused by such decline has resulted in a Material Adverse Effect); and provided, further, that without regard to any other provision of this Agreement, and without limiting other events or circumstances that may constitute a Material Adverse Effect, a “Material Adverse Effect” shall be deemed to have occurred in the event of the imposition of an additional formal regulatory enforcement action against Heartland or Heartland Bank following the date of this Agreement.

For the purpose of this Agreement, and in relation to Heartland and its Subsidiaries, “knowledge” means those facts that are actually known by the directors or executive officers of Heartland and its Subsidiaries. Additionally, for the purpose of this Agreement, and in relation to Heartland, its “Subsidiaries” shall mean any entity which is required to be consolidated with Heartland for financial reporting purposes pursuant to United States generally accepted accounting principles (“GAAP”).

Accordingly, Heartland hereby represents and warrants to Horizon as follows, except as set forth in its Disclosure Schedule:

3.01 Organization and Authority.

(a)           Heartland is a corporation duly organized and validly existing under the laws of the state of Indiana and is a registered bank holding company under the BHC Act. Heartland has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Heartland has previously provided Horizon with a complete list of its Subsidiaries. Except for its Subsidiaries, Heartland owns no voting stock or equity securities of any corporation, partnership, association or other entity.

(b)           Heartland Bank is a bank chartered and existing under the laws of the State of Indiana. Heartland Bank has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Except as set forth in the Heartland Disclosure Schedule, Heartland Bank owns no voting stock or equity securities of any corporation, partnership, association or other entity.

(c)           Each of Heartland’s Subsidiaries other than Heartland Bank is duly organized and validly existing under the laws of its jurisdiction of organization, and has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

3.02 Authorization.

(a)           Heartland has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Sections 7.02(e) and (f) hereof. As of the date hereof, Heartland is not aware of any reason why the approvals set forth in Section 7.02(e) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(e)(i) or (ii). This Agreement and its execution and delivery by Heartland have been duly authorized and approved by the Board of Directors of Heartland and, assuming due execution and delivery by Horizon, constitutes a valid and binding obligation of Heartland, subject to the terms and conditions hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors’ rights.

(b)           Neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates the Articles of Incorporation or By-Laws of Heartland or the charter documents of any of Heartland’s Subsidiaries; (ii) conflicts with or violates any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ or decree; (iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which Heartland or any of its Subsidiaries is a party or by which Heartland or any of its Subsidiaries is subject or bound; (iv) results in the creation of or gives any Person the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other party (other than Horizon) or any other adverse interest, upon any right, property or asset of Heartland or any of its Subsidiaries which would be material to Heartland; or (v) terminates or gives any Person the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment or other instrument to which Heartland or any of its Subsidiaries is bound or with respect to which Heartland or any of its Subsidiaries is to perform any duties or obligations or receive any rights or benefits.

(c)           Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, antitrust and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for consummation of the Merger by Heartland.

3.03 Capitalization.

(a)           As of the date of this Agreement, the authorized capital stock of Heartland consists of (i) 10,000,000 shares of Heartland Common Stock, 1,415,873 shares of which are issued and outstanding, (ii) 2,000,000 shares of preferred stock, of which (1) no Series A Preferred Shares are outstanding, (2) 7,000 shares of Heartland Series B Preferred Stock are issued and outstanding, and (3) 248 shares of Heartland Series C Preferred Stock are issued and outstanding (the “Heartland Series B Preferred Stock” and “Heartland Series C Preferred Stock” are referred to collectively as the “Heartland Preferred Stock”). As of the date of this

Agreement, and as described by the Heartland Disclosure Schedule, there are 26,854 restricted stock units (“RSUs”) evidencing the right to receive Heartland Common Stock outstanding, all of which are vested or will, as of a time not later than the time that is immediately prior to the Effective Time, be vested and issuable as shares of Heartland Common Stock. As of the time immediately prior to the Effective Time, there shall be (a) no RSUs outstanding, (b) 1,442,727 shares of Heartland Common Stock outstanding, and (c) unless such shares are repurchased by Heartland or purchased by Horizon pursuant to Section 2.01(b)(i), 7,248 shares of Heartland Preferred Stock outstanding. No warrant issued to the United States Department of the Treasury pursuant to the Troubled Asset Relief Program Capital Purchase Program, is outstanding. Such issued and outstanding shares of Heartland Common Stock and Heartland Preferred Stock have been duly and validly authorized by all necessary corporate action of Heartland, are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights. Heartland has no capital stock authorized, issued or outstanding other than as described in this Section 3.03(a) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of stock or securities convertible into stock. Each share of Heartland Common Stock is entitled to one vote per share. A description of the Heartland Common Stock is contained in the Articles of Incorporation of Heartland.

(b)           All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Heartland are owned by Heartland free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights and of all other rights or claims of any other Person with respect thereto.

(c)           Other than the RSUs, there are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of Heartland Common Stock or any of Heartland’s Subsidiaries, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of Heartland or its Subsidiaries, by which Heartland is or may become bound. Heartland does not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of Heartland Common Stock. To the knowledge of Heartland, there are no voting trusts, voting arrangements, buy-sell agreements or similar arrangements affecting the capital stock of Heartland or its Subsidiaries.

(d)           Except as set forth in the Heartland Disclosure Schedule, Heartland has no knowledge of any Person which beneficially owns (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “1934 Act”)) 5% or more of the outstanding shares of Heartland Common Stock.

3.04 Organizational Documents. The Articles of Incorporation and By-Laws of Heartland and any similar governing documents for each of Heartland’s Subsidiaries, representing true, accurate and complete copies of such corporate documents in effect as of the date of this Agreement, have been delivered to Horizon.

3.05 Compliance with Law.

(a)           None of Heartland or any of its Subsidiaries is currently in violation of, and since January 1, 2007, none has been in violation of, any local, state, federal or foreign law, statute, regulation, rule, ordinance, order, restriction or requirement, and none is in violation of any order, injunction, judgment, writ or decree of any court or government agency or body (collectively, the “Law”), except where such violation would not have a Material Adverse Effect. Heartland and its Subsidiaries possess and hold all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of their business without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect, and such licenses, franchises, permits, certificates and authorizations are transferable (to the extent required) to Horizon at the Effective Time without any restrictions or limitations thereon or the need to obtain any consents of government agencies or other third parties other than as set forth in this Agreement.

(b)           The Heartland Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers and directors of Heartland who have outstanding loans from Heartland or any of its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two (2) years immediately preceding the date hereof.

(c)           All of the existing offices and branches of Heartland Bank have been legally authorized and established in accordance with all applicable federal, state and local laws, statutes, regulations, rules, ordinances, orders, restrictions and requirements, except such as would not have a Material Adverse Effect. Heartland Bank has no approved but unopened offices or branches.

3.06 Accuracy of Statements Made and Materials Provided to Horizon. No representation, warranty or other statement made, or any information provided, by Heartland in this Agreement or, in the Heartland Disclosure Schedule (and any update thereto), and no written information which has been or shall be supplied by Heartland with respect to its financial condition, results of operations, business, assets, capital or directors and officers for inclusion in the proxy statement-prospectus relating to the Merger, contains or shall contain (in the case of information relating to the proxy statement-prospectus at the time it is first mailed to Heartland’s or Horizon’s shareholders) any untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not false or misleading, except that no representation or warranty has been made by Heartland with respect to statements made or incorporated by reference in the Form S-4 or the proxy statement-prospectus therein based on information supplied by Horizon specifically for inclusion or incorporation by reference in the Form S-4 or the proxy statement-prospectus therein.

3.07 Litigation and Pending Proceedings.

(a)           Except for lawsuits described in the Heartland Disclosure Schedule, lawsuits involving collection of delinquent accounts and lawsuits which would not have a Material Adverse Effect on Heartland, there are no claims, actions, suits, proceedings, mediations, arbitrations or investigations pending and served against Heartland or any of its Subsidiaries or threatened in any court or before any government agency or authority, arbitration panel or otherwise against Heartland or any of its Subsidiaries. Heartland does not have knowledge of a basis for any claim, action, suit, proceeding, litigation, arbitration or investigation against Heartland or any of its Subsidiaries.

(b)           Except as described in the Heartland Disclosure Schedule, neither Heartland nor any of its Subsidiaries is: (i) subject to any material outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority; (ii) presently charged with or under governmental investigation with respect to, any actual or alleged violations of any law, statute, rule, regulation or ordinance; or (iii) the subject of any pending or threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective business, assets, capital, properties or operations.

3.08 Financial Statements and Reports.

(a)           Heartland has delivered to Horizon copies of the following financial statements and reports of Heartland and its Subsidiaries, including the notes thereto (collectively, the “Heartland Financial Statements”):

(i)           Consolidated Balance Sheets and the related Consolidated Statements of Earnings, Consolidated Statements of Cash Flows, and Consolidated Statements of Changes in Shareholders’ Equity of Heartland as of and for the fiscal years ended December 31, 2008, 2009, and 2010;

(ii)           internal (unaudited) consolidated balance sheet and income statement as of and for the year ended December 31, 2011 (without footnotes); and

(iii)           Call Reports (“Call Reports”) for Heartland Bank as of the close of business on December 31, 2009, 2010 and 2011.

(b)           The Heartland Financial Statements present fairly in all material respects the consolidated financial position of Heartland as of and at the dates shown and the consolidated results of operations, (if presented) cash flows and (if presented) changes in shareholders’ equity for the periods covered thereby and are complete, correct, represent bona fide transactions, and have been prepared from the books and records of Heartland and its Subsidiaries. The Heartland Financial Statements described in clause (i) above are audited financial statements and have been prepared in conformance with GAAP, except as may otherwise be indicated in any accountants’ notes or reports with respect to such financial statements.

(c)           Since December 31, 2011 on a consolidated basis, Heartland and its Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice.

3.09 Material Contracts.

(a)           As of the date of this Agreement, and except as disclosed by the Heartland Disclosure Schedule, neither Heartland nor any of its Subsidiaries, nor any of their respective assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under (collectively, the “Material Contracts”):

(i)           any contract relating to the borrowing of money in excess of $50,000 by Heartland or any of its Subsidiaries or the guarantee by Heartland or any of its Subsidiaries of any such obligation (other than contracts pertaining to fully-secured repurchase agreements, and trade payables, and contracts relating to borrowings or guarantees made in the ordinary course of business),

(ii)           any contract containing covenants that limit the ability of Heartland or any of its Subsidiaries to compete in any line of business or with any Person, or to hire or engage the services of any Person, or that involve any restriction of the geographic area in which, or method by which, Heartland or any of its Subsidiaries may carry on its business (other than as may be required by Law or any Governmental Authority) (as each are hereinafter defined), or any contract that requires it or any of its Subsidiaries to deal exclusively or on a “sole source” basis with another party to such contract with respect to the subject matter of such contract,

(iii)           any contract for, with respect to, or that contemplates, a possible merger, consolidation, reorganization, recapitalization, joint venture, or other business combination, or asset sale or sale of equity securities not in the ordinary course of business consistent with past practice, with respect to Heartland or any of its Subsidiaries,

(iv)           any other contract or amendment thereto that would be required to be filed as an exhibit to any SEC Report (pursuant to Items 601(b)(4), (9) and (10) of Regulation S-K under the 1933 Act),

(v)           any lease of real or personal property providing for total aggregate lease payments by or to Heartland or its Subsidiaries during the remaining term of the agreement in excess of $50,000 or having a remaining term in excess of 2 years, other than financing leases entered into in the ordinary course of business in which Heartland or any of its Subsidiaries is the lessor, or

(vi)           any contract not made in the ordinary course of business that involves total aggregate expenditures or receipts by Heartland or any of its Subsidiaries in excess of $50,000 during the remaining term of the agreement or having a remaining term in excess of 2 years.

(b)           With respect to each of Heartland’s Material Contracts: (i) each such Material Contract is in full force and effect; (ii) neither Heartland nor any of its Subsidiaries is in material default thereunder with respect to each Material Contract, as such term or concept is defined in each such Material Contract; (iii) neither Heartland nor any of its Subsidiaries has repudiated or waived any material provision of any such Material Contract; and (iv) no other party to any such Material Contract is, to Heartland’s knowledge, in default in any material respect. True copies of all Material Contracts, including all amendments and supplements thereto, are attached to the Heartland Disclosure Schedule.

(c)           Neither Heartland nor any of its Subsidiaries have entered into any interest rate swaps, caps, floors, option agreements, futures and forward contracts, or other similar risk management arrangements, whether entered into for Heartland’s own account or for the account of one or more of its Subsidiaries or their respective customers.

3.10 Absence of Undisclosed Liabilities. Except as provided in the Heartland Financial Statements or in the Heartland Disclosure Schedule, and except for unfunded loan commitments and obligations on letters of credit to customers of Heartland’s Subsidiaries made in the ordinary course of business, except for trade payables incurred in the ordinary course of such Subsidiaries’ business, and except for the transactions contemplated by this Agreement and obligations for services rendered pursuant thereto, or any other transactions which would not result in a material liability, none of Heartland or any of its Subsidiaries has, nor will have at the Effective Time, any obligation, agreement, contract, commitment, liability, lease or license or any obligation, agreement, contract, commitment, liability, lease or license made outside of the ordinary course of business, except where the aggregate of the amount due under such obligations, agreements, contracts, commitments, liabilities, leases or licenses would not have a Material Adverse Effect, nor does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease or license. None of Heartland or any of its Subsidiaries is delinquent in the payment of any amount due pursuant to any trade payable in any material respect, and each has properly accrued for such payables in accordance with GAAP, except where the failure to so accrue would not constitute a Material Adverse Effect.

3.11 Title to Properties.

(a)           Section 3.11 of the Heartland Disclosure Schedule includes a list of all real property owned (including OREO) and leased by Heartland or any Subsidiary. Heartland or one of its Subsidiaries, as the case may be, has marketable title in fee simple to all owned real property (including, without limitation, all real property used as bank premises and all OREO); marketable title to all personal property reflected in the Heartland Financial Statements as of December 31, 2011, other than personal property disposed of in the ordinary course of business since December 31, 2011; the right to use by valid and enforceable written lease or contract all other real property which Heartland or any of its Subsidiaries uses in its respective business; marketable title to, or right to use by terms of a valid and enforceable written lease or contract, all other tangible and intangible property used in its respective business to the extent material thereto; and marketable title to all material property and assets acquired (and not disposed of) or leased since December 31, 2011. All of such owned properties and assets are owned by Heartland or its Subsidiaries free and clear of all land or conditional sales contracts, mortgages, liens, pledges, restrictions, options, security, interests, charges, claims, rights of third parties or encumbrances of any nature except: (i) as set forth in the Heartland Disclosure Schedule; (ii) as specifically noted in reasonable detail in the Heartland Financial Statements; (iii) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings; (iv) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase or reverse repurchase agreements; and (v) easements, encumbrances and liens and other matters of record, imperfections of title and other limitations which are not material in amount and which do not detract from the value or materially interfere with the present or contemplated use of any of the properties subject thereto or otherwise materially impair the use thereof for the purposes for which they are held or used. All real property owned or leased by Heartland or its Subsidiaries is in compliance in all material respects with all applicable zoning and land use laws and there are no encroachments or other violations of law with respect to any such property. All such properties also comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto, and there are no condemnation proceedings pending or threatened with respect to such properties. All real property, machinery, equipment, furniture and fixtures owned or leased by Heartland or its Subsidiaries that is material to their respective businesses is in good operating condition for its intended purpose (ordinary wear and tear excepted) and has been and is being maintained and repaired in the ordinary condition of business.

(b)           After the date hereof, Horizon shall be entitled, at its own cost, to obtain new commitments for, and policies of title insurance or surveys in respect of, any real property owned or leased by Heartland or its Subsidiaries. Within thirty (30) days after Horizon’s receipt of such surveys and title commitments, Horizon shall notify Heartland of any objections to any exceptions, conditions or other matters contained in or set forth in any survey or title commitment other than Standard Permitted Exceptions (the “Unpermitted Exceptions”). The term “Standard Permitted Exceptions” shall include (i) liens for real estate taxes and assessments not yet delinquent; and (ii) utility, access and other easements, rights of way, restrictions and exceptions existing on the real estate owned or leased by Heartland as shown in the title commitments or surveys, none of which impair such real property for the use and business being conducted thereon in any material respect. Within ten (10) days after receipt of such written notice of Unpermitted Exceptions from Horizon, Heartland shall commence using its best efforts to cure any such Unpermitted Exceptions to the satisfaction of Horizon prior to the Closing. If Heartland agrees to cure the Unpermitted Exceptions but is unable to cure the Unpermitted Exceptions to the reasonable satisfaction of Horizon prior to the Closing, or does not agree to do so, Horizon may either: (i) waive the uncured Unpermitted Exceptions and close the transactions contemplated by this Agreement; or (ii) if such Unpermitted Exceptions decrease the value of the property by more than $100,000 in the reasonable and good faith estimate of Horizon or would require the expenditure of monies (including legal fees and costs) in excess of $100,000 to cure such Unpermitted Exceptions, terminate this Agreement, in which event this Agreement shall be terminated, and neither party shall have any further obligation or liability to the other party hereunder.

(c)           With respect to all real property presently or formerly owned, leased or used by Heartland or any of its Subsidiaries, Heartland, its Subsidiaries and to Heartland’s knowledge, each of the prior owners, have conducted their respective business in material compliance with all applicable federal, state, county and municipal laws, statutes, regulations, rules, ordinances, orders, directives, restrictions and requirements relating to, without limitation, responsible property transfer, underground storage tanks, petroleum products, air pollutants, water pollutants or storm water or process waste water or otherwise relating to the environment, air, water, soil or toxic or hazardous substances or to the manufacturing, recycling, handling, processing, distribution, use, generation, treatment, storage, disposal or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including, without limitation, the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency, the Army Corps of Engineers, the Department of Interior, the United States Fish and Wildlife Service and any state department of natural resources or state environmental protection agency now or at any time thereafter in effect (collectively, “Environmental Laws”). There are no pending, or to Heartland’s knowledge, threatened claims, actions or proceedings by any local municipality, sewage district or other governmental entity against Heartland or any of its Subsidiaries with respect to the Environmental Laws, and, to Heartland’s knowledge, there is no reasonable basis or grounds for any such claim, action or proceeding. No environmental clearances are required for the conduct of the business of Heartland or any of its Subsidiaries as currently conducted or the consummation of the Merger contemplated hereby. Neither Heartland nor any of its Subsidiaries is the owner, or has been in the chain of title or the operator or lessee, of any property on which any substances have been used, stored, deposited, treated, recycled or disposed of, other than in compliance with Environmental Laws and which substances if known to be present on, at or under such property would require clean-up, removal, treatment, abatement, response costs, or any other remedial action under any Environmental Law. Neither Heartland nor any of its Subsidiaries has any liability for any clean-up or remediation under any of the Environmental Laws with respect to any real property.

3.12 Loans and Investments.

(a)           Included in Section 3.12(a) of the Heartland Disclosure Schedule is (i) a list of each loan by Heartland Bank that has been classified by regulatory examiners or management as “Other Loans Especially Mentioned,” “Substandard,” “Doubtful” or “Loss” or that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability as of December 31, 2011, (ii) the most recent loan watch list of Heartland Bank and a list of all loans which have been determined to be thirty (30) days or more past due with respect to principal or interest payments, have been placed on nonaccrual status, or have been designated as TDR loans, and (iii) a description of all unfunded loan commitments (and loans currently under consideration) of the types and amounts described in Section 5.03(a)(iv) of this Agreement. Heartland and Heartland Bank have not sold, purchased or entered into any loan participation arrangement which was outstanding at December 31, 2011, except where such participation is on a pro rata basis according to the respective contributions of the participants to such loan amount. Set forth in Section 3.12(a) of the Heartland Disclosure Schedule is a true, accurate and complete list of all loans in which Heartland Bank has any participation interest or which have been made with or through another financial institution on a recourse basis against Heartland Bank.

(b)           All loans reflected in the Heartland Financial Statements as of December 31, 2011 and which have been made, extended, renewed, restructured, approved, amended or acquired since December 31, 2011: (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditors’ rights; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) are secured by perfected security interests or recorded mortgages naming Heartland Bank or a Subsidiary as the secured party or mortgagee (unless by written agreement to the contrary).

(c)           The allowance for loan and lease losses and the carrying value for real estate owned which are shown on the Heartland Financial Statements are, in the judgment of management of Heartland, adequate in all respects under the requirements of GAAP to provide for possible losses on items for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates.

(d)           None of the investments reflected in the Heartland Financial Statements as of and for the twelve-months ended December 31, 2011, and none of the investments made by any Subsidiary of Heartland since December 31, 2011 are subject to any restriction, whether contractual or statutory, which materially impairs the ability of such Subsidiary to dispose freely of such investment at any time. Neither Heartland nor any of its Subsidiaries is a party to any repurchase agreements with respect to securities. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States of the United States and their political subdivisions, and other investment securities classified as “held to maturity” held by Heartland and Heartland Bank, as reflected in the latest balance sheet in the Heartland Financial Statements, are carried in the aggregate at no more than cost adjusted for amortization of premiums and accretion of discounts. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States of the United States and their political subdivisions, and other investment securities classified as “available for sale” held by Heartland and Heartland Bank, as reflected in the latest balance sheet in the Heartland Financial Statements, are carried in the aggregate at market value. Provisions for losses have been made on all such securities that have had a decline in value deemed “other than temporary” as defined in SEC Staff Accounting Bulletin No. 59.

(e)           Except for customer deposits, ordinary trade payables, Federal Home Loan Bank borrowings, and obligations with respect to the Heartland Preferred Stock and the Debt Securities (as defined in Section 5.21), neither Heartland nor any of its Subsidiaries has, and none will have at the Effective Time, any indebtedness for borrowed money.

3.13 No Shareholder Rights Plan. Heartland has no outstanding shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of Heartland or which reasonably could be considered an anti-takeover mechanism.

3.14 Employee Benefit Plans.

(a)           With respect to the employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), sponsored or otherwise maintained by any member of a controlled group of corporations under Code Section 414(b) of which Heartland is or was a member, and any trade or business (whether or not incorporated) which is or was under common control with Heartland under Code Section 414(c), and all other entities which together with Heartland are or were prior to the date hereof treated as a single employer under Code Section 414(m) or 414(o) (an “ERISA Affiliate”), whether written or oral, in which Heartland or any ERISA Affiliate participates as a participating employer, or to which Heartland or any ERISA Affiliate contributes, or any nonqualified employee benefit plans or deferred compensation, bonus, stock, performance share, phantom stock or incentive plans or arrangements, or other employee benefit or fringe benefit programs for the benefit of former or current employees or directors (or their beneficiaries or dependents) of Heartland or any ERISA Affiliate, and including any such plans which have been terminated, merged into another plan, frozen or discontinued since January 1, 2006 (individually, “Heartland Plan” and collectively, “Heartland Plans”), represents and warrants, except as set forth in the Heartland Disclosure Schedule:

(i)           All such Heartland Plans have, on a continuous basis since their adoption, been, in all material respects, maintained in compliance with their respective terms and with the requirements prescribed by all applicable statutes, orders and governmental rules or regulations, including without limitation, ERISA and the Department of Labor (“Department”) Regulations promulgated thereunder and the Code and Treasury Regulations promulgated thereunder.

(ii)           All Heartland Plans intended to constitute tax-qualified plans under Code Section 401(a) have complied since their adoption or have been timely amended to comply in all material respects with all applicable requirements of the Code and the Treasury Regulations and each such Plan either (A) has received a determination letter from the Internal Revenue Service upon which Heartland may rely regarding such plan’s tax qualified status under the Code, or (B) is a pre-approved volume submitter or prototype plan that is the subject of an opinion letter issued by the Internal Revenue Service.

(iii)           All Heartland Plans that provide for payments of “nonqualified deferred compensation” (as defined in Code Section 409A(d)(1)) have, in all material respects, been (A) operated in good faith compliance with the applicable requirements of Code Section 409A and applicable guidance thereunder since January 1, 2008, and (B) amended to comply in written form with Code Section 409A and the Treasury Regulations promulgated thereunder.

(iv)           All options to purchase shares of Heartland Common Stock were granted with a per share exercise price that was not less than the “fair market value” of Heartland Common Stock on the date of such grant, as determined in accordance with the terms of the applicable Heartland Plan (the “Heartland Stock Options”). All Heartland Stock Options, restricted stock units, and shares of restricted stock have, been properly accounted for in accordance with GAAP, and no change is expected in respect of any prior financial statements relating to expenses for stock-based compensation. There is no pending audit, investigation or inquiry by any governmental agency or authority or by Heartland (directly or indirectly) with respect to Heartland’s stock option or restricted stock granting practices or other equity compensation practices.

(v)           No Heartland Plan (or its related trust) holds any stock or other securities of Heartland.

(vi)           Neither Heartland, an ERISA Affiliate nor any fiduciary as defined in ERISA Section 3(21)(A) of a Heartland Plan has engaged in any transaction that may subject Heartland, any ERISA Affiliate or any Heartland Plan to a civil penalty imposed by ERISA Section 502 or any other provision of ERISA or excise taxes under Code Section 4971, 4975, 4976, 4977, 4979 or 4980B.

(vii)           All obligations required to be performed by Heartland or any ERISA Affiliate under any provision of any Heartland Plan have been performed by it in all material respects and, neither Heartland nor any ERISA Affiliate is, in any material respect, in default under or in violation of any provision of any Heartland Plan.

(viii)           All required reports and descriptions for the Heartland Plans have, in all material respects, been timely filed and distributed to participants and beneficiaries, and all notices required by ERISA or the Code with respect to all Heartland Plans have been proper as to form and timely given.

(ix)           No event has occurred which would reasonably constitute grounds for an enforcement action by any party under Part 5 of Title I of ERISA with respect to any Heartland Plan.

(x)           There are no examinations, audits, enforcement actions or proceedings, or any other investigations, pending, threatened or currently in process by any governmental agency involving any Heartland Plan.

(xi)           There are no actions, suits, proceedings or claims pending (other than routine claims for benefits) or threatened against Heartland or any ERISA Affiliate in connection with any Heartland Plan or the assets of any Heartland Plan.

(xii)           Any Heartland Plan may be amended and terminated at any time without any material liability and these rights have always been maintained by Heartland and its ERISA Affiliates.

(b)           Heartland has provided or made available to Horizon true, accurate and complete copies and, in the case of any plan or program which has not been reduced to writing, a materially complete summary, of all of the following Heartland Plans, as applicable:

(i)           All current pension, retirement, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option, restricted stock, restricted stock unit, phantom stock, performance share and stock appreciation right plans, all amendments thereto, and, if required under the reporting and disclosure requirements of ERISA, all current summary plan descriptions thereof (including any modifications thereto);

(ii)           All current employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, bonus, severance, and collective bargaining, agreements, arrangements or understandings;

(iii)           All current executive and other incentive compensation plans, programs and agreements;

(iv)           All current group insurance, medical, and prescription drug arrangements, policies or plans;

(v)           All other current incentive, welfare or employee benefit plans, understandings, arrangements or agreements, maintained or sponsored, participated in, or contributed to by Heartland for its current or former directors, officers or employees;

(vi)           All reports filed with the Internal Revenue Service or the Department within the preceding three (3) years by Heartland or any ERISA Affiliate with respect to any Heartland Plan;

(vii)           All current participants in such plans and programs and all participants with benefit entitlements under such plans and programs; and

(viii)           Valuations or allocation reports for any defined contribution and defined benefit plans as of the most recent allocation and valuation dates.

(c)           Except as disclosed in the Heartland Disclosure Schedule, no current or former director, officer or employee of Heartland or any ERISA Affiliate (i) is entitled to or may become entitled to any benefit under any Heartland Plans that are welfare benefit plans (as defined in ERISA Section 3(1)) after termination of employment with Heartland or any ERISA Affiliate, except to the extent such individuals may be entitled to continue their group health care coverage pursuant to Code Section 4980B, or (ii) is currently receiving, or entitled to commence receiving, a disability benefit under a long-term or short-term disability plan that is a Heartland Plan maintained by Heartland or an ERISA Affiliate.

(d)           With respect to all Heartland Plans that are group health plans as defined in ERISA Section 607(1), sponsored or maintained by Heartland or any ERISA Affiliate, no director, officer, employee or agent of Heartland or any ERISA Affiliate has engaged in any action or failed to act in such a manner that, as a result of such action or failure to act, would cause a tax to be imposed on Heartland or any ERISA Affiliate under Code Section 4980B(a), or would cause a penalty to be imposed under ERISA and the regulations promulgated thereunder. With respect to all such plans, all applicable provisions of Code Section 4980B and ERISA Sections 601-606 have been complied with in all material respects by Heartland or any ERISA Affiliate, and all other provisions of ERISA and the regulations promulgated thereunder have been complied with in all material respects.

(e)           Except as disclosed in the Heartland Disclosure Schedule, there are no collective bargaining, employment, management, consulting, deferred compensation, reimbursement, indemnity, retirement, early retirement, severance or similar plans or agreements, commitments or understandings, or any employee benefit or retirement plan or agreement, binding upon Heartland or any ERISA Affiliate, and no such agreement, commitment, understanding or plan is under discussion or negotiation by management with any employee or group of employees, any member of management or any other Person.

(f)           No Voluntary Employees’ Beneficiary Association (“VEBA”), as defined in Code Section 501(c)(9), is sponsored or maintained by Heartland or any ERISA Affiliate.

(g)           Except as contemplated in this Agreement or as disclosed in the Heartland Disclosure Schedule, there are no benefits or liabilities under any employee benefit plan or program that will be accelerated or otherwise come due as a result of the transactions contemplated by the terms of this Agreement.

(h)           Heartland and all ERISA Affiliates are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements.

(i)           To the extent applicable, all of the Heartland Plans have been funded in accordance with the minimum funding requirements of ERISA Section 302 and Code Section 412, and effective January 1, 2009, ERISA Section 303 and Code Section 430 to the extent applicable, and no funding requirement has been waived, nor does Heartland or any ERISA Affiliate have any liability or potential liability as a result of the underfunding of, or termination of any such plan by Heartland or any ERISA Affiliate.

(j)           Except as disclosed in the Heartland Disclosure Schedule, as a result, directly or indirectly, of the transactions contemplated by this Agreement (including without limitation any termination of employment relating thereto and occurring prior to, at or following the Effective Time), Heartland, its ERISA Affiliates and their respective successors will not be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual,” as such terms are defined in Code Section 280G.

(k)           Neither Heartland nor any ERISA Affiliate has made any promises or commitments, whether legally binding or not, to create any new plan, agreement or arrangement, or to modify or change in any material way Heartland Plans.

(l)           The Heartland Deferred Compensation Master Plan Agreement was terminated and replaced by the Salary Continuation Agreements discussed under Section 5.18, and no benefits are due to any individual under such terminated Deferred Compensation Master Plan Agreement.

3.15 Obligations to Employees. All material obligations and liabilities of and all payments by Heartland or any ERISA Affiliate and all Heartland Plans, whether arising by operation of law, by contract or by past custom, for payments to trusts or other funds, to any government agency or authority or to any present or former director, officer, employee or agent (or his or her heirs, legatees or legal representatives) have been and are being paid to the extent required by applicable law or by the plan, trust, contract or past custom or practice, and adequate actuarial accruals and reserves for such payments have been and are being made by Heartland or an ERISA Affiliate in accordance with GAAP and applicable law applied on a consistent basis and sound actuarial methods with respect to the following: (a) withholding taxes or unemployment compensation; (b) Heartland Plans; (c) employment, salary continuation, consulting, retirement, early retirement, severance or reimbursement; and (d) collective bargaining plans and agreements. All accruals and reserves referred to in this Section 3.15 are correctly and accurately reflected and accounted for in all material respects in the Heartland Financial Statements and the books, statements and records of Heartland.

3.16 Taxes, Returns and Reports. Each of Heartland and its Subsidiaries has since January 1, 2007 (a) duly and timely filed all federal, state, local and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate and complete in all material respects; (b) paid or otherwise adequately reserved in accordance with GAAP for all taxes, assessments and other governmental charges due or claimed to be due upon it or any of its income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). Heartland has established, and shall establish in the Subsequent Heartland Financial Statements (as hereinafter defined), in accordance with GAAP, a reserve for taxes in the Heartland Financial Statements adequate to cover all of Heartland’s and its Subsidiaries tax liabilities (including, without limitation, income taxes, payroll taxes and withholding, and franchise fees) for the periods then ending. Neither Heartland nor any of its Subsidiaries has, nor will any of them have, any liability for material taxes of any nature for or with respect to the operation of its business, from the date hereof up to and including the Effective Time, except to the extent set forth in the Subsequent Heartland Financial Statements (as hereinafter defined in Section 5.10(a)) or as accrued or reserved for on the books and records of Heartland or its Subsidiaries. Neither Heartland nor any of its Subsidiaries is currently under audit by any state or federal taxing authority. No federal, state or local tax returns of Heartland or any of its Subsidiaries have been audited by any taxing authority during the past five (5) years.

3.17 Deposit Insurance. The deposits of Heartland Bank are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by applicable law, and Heartland or Heartland Bank has paid, prepaid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

3.18 Insurance. Section 3.18 to the Heartland Disclosure Schedule contains a true, accurate and complete list of all policies of insurance (including, without limitation, bankers’ blanket bond, directors’ and officers’ liability insurance, property and casualty insurance, group health or hospitalization insurance and insurance providing benefits for employees) owned or held by Heartland or any of its Subsidiaries on the date hereof or with respect to which Heartland or any of its Subsidiaries pays any premiums. Each such policy is in full force and effect and all premiums due thereon have been paid when due.

3.19 Books and Records. The books and records of Heartland are, in all material respects, complete, correct and accurately reflect the basis for the financial condition, results of operations, business, assets and capital of Heartland on a consolidated basis set forth in the Heartland Financial Statements.

3.20 Broker’s, Finder’s or Other Fees. Except for reasonable fees and expenses of Heartland’s attorneys and accountants and the contractually-agreed fees and expenses of Heartland’s investment bankers under agreements identified on Heartland’s Disclosure Schedule, all of which shall be paid or accrued by Heartland at or prior to the Effective Time, no agent, broker or other Person acting on behalf of Heartland or under any authority of Heartland is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement and the Merger contemplated hereby.

3.21 Interim Events. Except as otherwise permitted hereunder or disclosed on the Heartland Disclosure Schedule, since December 31, 2011, neither Heartland nor any of its Subsidiaries has:

(a)           experienced any events, changes, developments or occurrences which have had, or are reasonably likely to have, a Material Adverse Effect on Heartland;

(b)           Suffered any damage, destruction or loss to any of its properties, not fully paid by insurance proceeds, in excess of $100,000 individually or $500,000 in the aggregate;

(c)           Declared, distributed or paid any dividend or other distribution to its shareholders, except for payment of dividends as permitted by Section 5.03(a)(ii) hereof;

(d)           Repurchased, redeemed or otherwise acquired shares of its common stock, issued any shares of its common stock or stock appreciation rights or sold or agreed to issue or sell any shares of its common stock, including the issuance of any stock options, or any right to purchase or acquire any such stock or any security convertible into such stock or taken any action to reclassify, recapitalize or split its stock;

(e)           Granted or agreed to grant any increase in benefits payable or to become payable under any pension, retirement, profit sharing, health, bonus, insurance or other welfare benefit plan or agreement to employees, officers or directors of Heartland or a Subsidiary;

(f)           Increased the salary of (or granted any bonus to) any director, officer or employee, except for normal increases in the ordinary course of business and in accordance with past practices, or entered into any employment contract, indemnity agreement or understanding with any officer or employee or installed any employee welfare, pension, retirement, stock option, stock appreciation, stock dividend, profit sharing or other similar plan or arrangement;

(g)           Leased, sold or otherwise disposed of any of its assets except in the ordinary course of business or leased, purchased or otherwise acquired from third parties any assets except in the ordinary course of business;

(h)           Except for the Merger contemplated by this Agreement, merged, consolidated or sold shares of its common stock, agreed to merge or consolidate with or into any third party, agreed to sell any shares of its common stock or acquired or agreed to acquire any stock, equity interest, assets or business of any third party;

(i)           Incurred, assumed or guaranteed any material obligation or liability (fixed or contingent) other than obligations and liabilities incurred in the ordinary course of business;

(j)           Mortgaged, pledged or subjected to a lien, security interest, option or other encumbrance any of its assets except for tax and other liens which arise by operation of law and with respect to which payment is not past due and except for pledges or liens: (i) required to be granted in connection with acceptance by Heartland Bank of government deposits; or (ii) granted in connection with repurchase or reverse repurchase agreements;

(k)           Canceled, released or compromised any loan, debt, obligation, claim or receivable other than in the ordinary course of business;

(l)           Entered into any transaction, contract or commitment other than in the ordinary course of business;

(m)           Agreed to enter into any transaction for the borrowing or loaning of monies, other than in the ordinary course of its lending business; or

(n)           Conducted its business in any manner other than substantially as it was being conducted as of December 31, 2011.

3.22 Insider Transactions. Since December 31, 2008, no officer or director of Heartland or any of its Subsidiaries or member of the “immediate family” or “related interests” (as such terms are defined in Regulation O) of any such officer or director has currently, or has had during such time period, any direct or indirect interest in any property, assets, business or right which is owned, leased, held or used by Heartland or any Subsidiary or in any liability, obligation or indebtedness of Heartland or any Subsidiary, except for deposits of Heartland Bank, securities issued by Heartland, and interests in compensatory arrangements.

3.23 Indemnification Agreements.

(a)           Neither Heartland nor any of its Subsidiaries is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against liability or hold the same harmless from liability other than as expressly provided in the Articles of Incorporation or By-Laws of Heartland or the charter documents of a Subsidiary.

(b)           Since January 1, 2006, no claims have been made against or filed with Heartland or any of its Subsidiaries nor have any claims been threatened against Heartland or a Subsidiary, for indemnification against liability or for reimbursement of any costs or expenses incurred in connection with any legal or regulatory proceeding by any present or former director, officer, shareholder, employee or agent of Heartland or any of its Subsidiaries.

3.24 Shareholder Approval. Only the affirmative vote of the holders of a majority of the Heartland Common Stock is required for shareholder approval of this Agreement and the Merger.

3.25 Intellectual Property.

(a)           Heartland and its Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all material Intellectual Property (as such term is defined below) that is used by Heartland or its Subsidiaries in their respective businesses as currently conducted. Neither Heartland nor any of its Subsidiaries has (A) licensed any Intellectual

Property owned by it or its Subsidiaries in source code form to any third party or (B) entered into any exclusive agreements relating to Intellectual Property owned by it.

(b)           Heartland and its Subsidiaries have not infringed or otherwise violated any material Intellectual Property rights of any third party since January 1, 2006. There is no claim asserted or threatened against Heartland and/or its Subsidiaries or any indemnitee thereof concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property.

(c)           To the knowledge of Heartland, no third party has infringed, misappropriated or otherwise violated Heartland or its Subsidiaries’ Intellectual Property rights since January 1, 2006. There are no claims asserted or threatened by Heartland or its Subsidiaries, nor has Heartland or its Subsidiaries decided to assert or threaten a claim, that (i) a third party infringed or otherwise violated any of their Intellectual Property rights; or (ii) a third party’s owned or claimed Intellectual Property interferes with, infringes, dilutes or otherwise harms any of their Intellectual Property rights.

(d)           To the extent Heartland has designated any of its information, materials or processes a trade secret, Heartland and its Subsidiaries have taken reasonable measures to protect the confidentiality of all trade secrets that are owned, used or held by them.

(e)           For purposes of this Agreement, “Intellectual Property” shall mean all patents, trademarks, trade names, service marks, domain names, database rights, copyrights, and any applications therefor, mask works, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material and all other intellectual property or proprietary rights.

3.26 Community Reinvestment Act. Heartland Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

3.27 Bank Secrecy Act. Neither Heartland nor Heartland Bank has been advised of any supervisory criticisms regarding their compliance with the Bank Secrecy Act (41 USC 5422, et seq.) or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.

3.28 Agreements with Regulatory Agencies. Except as disclosed by the Heartland Disclosure Schedule, neither Heartland nor any of its Subsidiaries is subject to any cease-and-desist, consent order or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2006, a recipient of any supervisory letter from, or since January 1, 2006, has adopted any policies, procedures or board resolutions at the request or suggestion of any regulatory agency or other governmental entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their subsidiaries, whether or not set forth in the Heartland Disclosure Schedule (a “Heartland Regulatory Agreement”), nor has Heartland or any of its Subsidiaries been advised since January 1, 2006, by any regulatory agency or other governmental entity that it is considering issuing, initiating, ordering, or requesting any such Heartland Regulatory Agreement. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body cited in any examination report of Heartland or any of its Subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to Heartland or any of its Subsidiaries.

3.29 Internal Controls. Heartland and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since December 31, 2009, (i) through the date hereof, neither Heartland nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Heartland or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Heartland or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Heartland or any of its Subsidiaries, whether or not employed by Heartland or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Heartland or any of its officers, directors, employees or agents to the Board of Directors of Heartland or any committee thereof or to any director or officer of Heartland.

3.30 Fiduciary Accounts. Heartland and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Heartland nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust to Heartland’s knowledge with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

3.31 Certificate of Deposit Brokerage Operations. With respect to the CD brokerage operations of Heartland Bank, the books and records accurately reflect all transactions of the business, including all purchases and sales of CDs and all current customer positions, and has been operated in compliance with all applicable laws, all customer agreements and all Heartland Bank policies and procedures.

3.32 Opinion of Financial Advisor. The Board of Directors of Heartland, at a duly constituted and held meeting at which a quorum was present throughout, has been informed orally by Donnelly, Penman & Partners (“DP&P”), that the Exchange Ratio is fair to the shareholders of Heartland from a financial point of view.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF HORIZON

On or prior to the date hereof, Horizon has delivered to Heartland a schedule (the “Horizon Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV or to one or more of its covenants contained in Article VI.

For the purpose of this Agreement, and in relation to Horizon and its Subsidiaries (as such term is defined below), a “Material Adverse Effect on Horizon” means any effect that (i) is material and adverse to the results of operations, properties, assets, liabilities, condition (financial or otherwise), value or business of Horizon and its Subsidiaries on a consolidated basis, or (ii) would materially impair the ability of Horizon to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect on Horizon shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or savings associations or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks, savings associations, or their holding companies generally, (c) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of Horizon and its Subsidiaries, (d) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein, and (e) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided that in no event shall a change in the trading price of the shares of Horizon Common Stock, by itself, be considered to constitute a Material Adverse Effect on Horizon and its Subsidiaries taken as a whole (it being understood that the foregoing proviso shall not prevent or otherwise affect a determination that any effect underlying or caused by such decline has resulted in a Material Adverse Effect).

For the purpose of this Agreement, and in relation to Horizon, “knowledge” means those facts that are actually known by the directors or executive officers of Horizon and its Subsidiaries. Additionally, for the purpose of this Agreement, and in relation to Horizon, its “Subsidiaries” shall mean any entity which is required to be consolidated with Horizon for financial reporting purposes pursuant to GAAP.

Accordingly, Horizon represents and warrants to Heartland as follows, except as set forth in the Horizon Disclosure Schedule:

4.01 Organization and Authority.

(a)           Horizon is a corporation duly organized and validly existing under the laws of the State of Indiana and is a registered bank holding company under the BHC Act. Horizon has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Horizon has previously provided Heartland with a complete list of its Subsidiaries.

Except for its Subsidiaries, FHLB stock, and one share of the Indiana Statewide Certified Development Corp., Horizon owns no voting stock or equity securities of any corporation, partnership, association or other entity.

(b)           Horizon Bank is a national bank chartered and existing under the laws of the United States. Horizon Bank has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Except as set forth on the list previously provided to Heartland, Horizon Bank has no subsidiaries and owns no voting stock or equity securities of any corporation, partnership, association or other entity.

(c)           Each of Horizon’s Subsidiaries other than Horizon Bank is duly organized and validly existing under the laws of its jurisdiction of organization, and has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

4.02 Authorization.

(a)           Horizon has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Sections 7.01(d), (e), (f) and (k) hereof. As of the date hereof, Horizon is not aware of any reason why the approvals set forth in Section 7.01(e) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(e)(i) or (ii). This Agreement and its execution and delivery by Horizon have been duly authorized and approved by the Board of Directors of Horizon and, assuming due execution and delivery by Heartland, constitutes a valid and binding obligation of Horizon, subject to the fulfillment of the conditions precedent set forth in Section 7.01 hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors’ rights.

(b)           Neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates the Articles of Incorporation or By-Laws of Horizon or the charter documents of any of Horizon’s Subsidiaries; (ii) conflicts with or violates any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ or decree; (iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which Horizon or any of its Subsidiaries is a party or by which Horizon or any of its Subsidiaries is subject or bound; (iv) results in the creation of or gives any Person the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other party (other than Heartland) or any other adverse interest, upon any right, property or asset of Horizon or any of its Subsidiaries which would be material to Horizon; or (v) terminates or gives any Person the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment or other instrument to which Horizon or any of its Subsidiaries is bound or with respect to which Horizon or any of its Subsidiaries is to perform any duties or obligations or receive any rights or benefits.

(c)           Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, antitrust and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for consummation of the Merger by Horizon.

4.03 Capitalization. As of the date of this Agreement, the authorized capital stock of Horizon consists of (i) 22,500,000 shares of Horizon common stock, 4,969,466 shares of which are issued and outstanding (and which includes shares of restricted stock), (ii) 1,000,000 shares of preferred stock, 12,500 of which are issued and outstanding as Senior Noncumulative Perpetual Preferred Stock, Series B, $.01 par value, (iii) options to purchase 66,000 shares of Horizon common stock, and (iv) warrants to purchase 318,282.02 shares of Horizon common stock. Such issued and outstanding shares have been duly and validly authorized by all necessary corporate action of Horizon, are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights. Each share of Horizon common stock is entitled to one vote per share. A description of the Horizon common stock is contained in the Articles of Incorporation of Horizon.

4.04 Compliance with Law.

(a)           None of Horizon or any of its Subsidiaries is currently in violation of, and since January 1, 2008, none has been in violation of, of any local, state, federal or foreign law, statute, regulation, rule, ordinance, order, restriction or requirement, and none is in violation of any order, injunction, judgment, writ or decree of any court or government agency or body, except where such violation would not have a Material Adverse Effect on Horizon. Horizon and its Subsidiaries possess and hold all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of their business without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect on Horizon.

(b)           Set forth on the Horizon Disclosure Schedule is a list of all agreements, understandings and commitments with, and all orders and directives of, all government regulatory agencies or authorities with respect to the financial condition, results of operations, business, assets or capital of Horizon or its Subsidiaries which presently are binding upon or require action by Horizon or its Subsidiaries, and all documents relating thereto have been made available to Heartland, including, without limitation, all correspondence, written communications and written commitments related thereto. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body cited in any examination report of Horizon or any of its Subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to Horizon or any of its Subsidiaries.

(c)           Since the enactment of the Sarbanes-Oxley Act, Horizon has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(d)           All of the existing offices and branches of Horizon Bank have been legally authorized and established in accordance with all applicable federal, state and local laws, statutes, regulations, rules, ordinances, orders, restrictions and requirements, except such as would not have a Material Adverse Effect on Horizon.

4.05 Accuracy of Statements Made and Materials Provided to Heartland. No representation, warranty or other statement made, or any information provided, by Horizon in this Agreement or, in the Horizon Disclosure Schedule (and any update thereto), and no written information which has been or shall be supplied by Horizon with respect to its financial condition, results of operations, business, assets, capital or directors and officers for inclusion in the proxy statement-prospectus relating to the Merger, contains or shall contain (in the case of information relating to the proxy statement-prospectus at the time it is first mailed to Horizon’s or Heartland’s shareholders) any untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not false or misleading, except that no representation or warranty has been made by Horizon with respect to statements made or incorporated by reference in the Form S-4 or the proxy statement-prospectus therein based on information supplied by Heartland specifically for inclusion or incorporation by reference in the Form S-4 or the proxy statement-prospectus therein.

4.06 Financial Statements and Reports.

(a)           Horizon has delivered to Heartland copies of the following financial statements and reports of Horizon and its Subsidiaries, including the notes thereto (collectively, the “Horizon Financial Statements”):

(i)           Consolidated Balance Sheets and the related Consolidated Statements of Income, Consolidated Statements of Cash Flows, and Consolidated Statements of Changes in Shareholders’ Equity of Horizon as of and for the fiscal years ended December 31, 2008, 2009, and 2010;

(ii)           internal (unaudited) consolidated balance sheet and income statement as of and for the year ended December 31, 2011 (without footnotes); and

(iii)           Call Reports (“Call Reports”) for Horizon Bank as of the close of business on December 31, 2009, 2010 and 2011.

(b)           The Horizon Financial Statements present fairly the consolidated financial position of Horizon as of and at the dates shown and the consolidated results of operations for the periods covered thereby and are complete, correct, represent bona fide transactions, and have been prepared from the books and records of Horizon and its Subsidiaries. The Horizon Financial Statements described in clause (i) above are audited financial statements and have been prepared in conformance with GAAP, except as may otherwise be indicated in any accountants’ notes or reports with respect to such financial statements.

(c)           Since December 31, 2011, on a consolidated basis, Horizon and its Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice, or experienced any events, changes, developments, or occurrence that have had, or are reasonably likely to have, a Material Adverse Effect on Horizon.

4.07 Absence of Undisclosed Liabilities. Except (i) as provided in the Horizon Financial Statements, (ii) for unfunded loan commitments and obligations on letters of credit to customers of Horizon’s Subsidiaries made in the ordinary course of business, (iii) for trade payables incurred in the ordinary course of business, (iv) for the transactions contemplated by this Agreement, and (v) any other transactions which would not result in a material liability; none of Horizon or any of its Subsidiaries has any obligation, agreement, contract, commitment, liability, lease or license that except where the aggregate of the amount due under such obligations, agreements, contracts, commitments, liabilities, leases or licenses would not have a Material Adverse Effect on Horizon, nor to Horizon’s knowledge does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease or license. None of Horizon or any of its Subsidiaries is delinquent in the payment of any material amount due pursuant to any trade payable, and each has properly accrued for such payables in accordance with GAAP, except where the failure to so accrue would not constitute a Material Adverse Effect on Horizon.

4.08 Adequacy of Reserves. The reserves, the allowance for loan and lease losses and the carrying value for real estate owned which are shown on the Horizon Financial Statements are, in the judgment of management of Horizon, adequate in all material respects under the requirements of GAAP to provide for possible losses on items for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates.

4.09 Litigation and Pending Proceedings.

(a)           Except for lawsuits described in the Horizon Disclosure Schedule, lawsuits involving collection of delinquent accounts and lawsuits which would not have a Material Adverse Effect on Horizon, there are no claims, actions, suits, proceedings, mediations, arbitrations or investigations pending and served against Horizon or any of its Subsidiaries or threatened in any court or before any government agency or authority, arbitration panel or otherwise against Horizon or any of its Subsidiaries.

(b)           Neither Horizon nor any of its Subsidiaries is: (i) subject to any material outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority; (ii) presently charged with or under governmental investigation with respect to, any actual or alleged violations of any law, statute, rule, regulation or ordinance; or (iii) the subject of any pending or threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective business, assets, capital, properties or operations.

4.10 Taxes, Returns and Reports. Each of Horizon and its Subsidiaries has since January 1, 2009 (a) duly and timely filed all federal, state, local and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate and complete in all material respects; (b) paid or otherwise adequately reserved in accordance with GAAP for all taxes, assessments and other governmental charges due or claimed to be due upon it or any of its income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). Horizon has established, and shall establish in the Subsequent Horizon Financial Statements (as hereinafter defined), in accordance with GAAP, a reserve for taxes in the Horizon Financial Statements adequate to cover all of Horizon’s and its Subsidiaries tax liabilities (including, without limitation, income taxes, payroll taxes and withholding, and franchise fees) for the periods then ending. Neither Horizon nor any of its Subsidiaries has, nor will any of them have, any liability for material taxes of any nature for or with respect to the operation of its business, from the date hereof up to and including the Effective Time, except to the extent set forth in the Subsequent Horizon Financial Statements (as hereinafter defined in Section 5.10(b)) or as accrued or reserved for on the books and records of Horizon or its Subsidiaries. Neither Horizon nor any of its Subsidiaries is currently under audit by any state or federal taxing authority. Except as disclosed in the Horizon Disclosure Schedule, no federal, state or local tax returns of Horizon or any of its Subsidiaries have been audited by any taxing authority during the past five (5) years.

4.11 Deposit Insurance. The deposits of Horizon Bank are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by applicable law, and Horizon or Horizon Bank has paid, prepaid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

4.12 Horizon Securities and Exchange Commission Filings. Horizon has filed all reports and other filings with the SEC required to be filed by it (“SEC Reports”). All such SEC Reports were true, accurate and complete in all material respects as of the dates of the SEC Reports, and no such filings contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters received by Horizon, and to the knowledge of Horizon, none of the SEC Reports is the subject of any ongoing review by the SEC.

4.13 Bank Secrecy Act. Neither Horizon nor Horizon Bank has been advised of any supervisory criticisms regarding their compliance with the Bank Secrecy Act (41 USC 5422, et seq.) or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.

4.14 No Shareholder Approval. No vote or consent of any of the holders of Horizon’s capital stock is required by law, stock purchase agreement, or NASDAQ listing requirements for Horizon to enter into this Agreement and to consummate the Merger.

4.15 Community Reinvestment Act. Horizon Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

ARTICLE V.

CERTAIN COVENANTS

Heartland covenants and agrees with Horizon and covenants and agrees to cause its Subsidiaries to act as follows (and Horizon covenants and agrees with Heartland as follows):

5.01 Shareholder Approval. Heartland shall submit this Agreement to its shareholders for approval and adoption at a meeting to be called and held in accordance with applicable law and the Articles of Incorporation and By-Laws of Heartland as soon as reasonably practicable after the date of this Agreement and the effectiveness of the Registration Statement. Subject to Section 5.06 hereof, the Board of Directors of Heartland shall recommend to Heartland’s shareholders that such shareholders approve and adopt this Agreement and the Merger contemplated hereby and will solicit proxies voting in favor of this Agreement from Heartland’s shareholders. Additionally, each director of Heartland and Heartland Bank shall agree to vote any shares of Heartland Common Stock he or she owns in favor of the Merger pursuant to the agreement attached hereto as Exhibit 5.01.

5.02 Other Approvals.

(a)           Heartland shall proceed expeditiously, cooperate fully and use commercially reasonable efforts to assist Horizon in procuring upon terms and conditions consistent with the condition set forth in Section 7.01(e) hereof all consents, authorizations, approvals, registrations and certificates, in completing all filings and applications and in satisfying all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

(b)           Heartland will use commercially reasonable efforts to obtain any required third party consents to agreements, contracts, commitments, leases, instruments and documents described in the Heartland Disclosure Schedule and to which Heartland and Horizon agree are material.

(c)           Any written materials or information provided by Heartland to Horizon for use by Horizon in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.

5.03 Conduct of Business.

(a)           After the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, each of Heartland and its Subsidiaries shall: (1) carry on its business diligently, substantially in the manner as is presently being conducted and in the ordinary course of business; (2) use commercially reasonable efforts to preserve its business organization intact, keep available the services of the present officers and employees and preserve its present relationships with customers and Persons having business dealings with it; (3) use commercially reasonable efforts to maintain all of the properties and assets that it owns or utilizes in the operation of its business as currently conducted in good operating condition and repair, reasonable wear and tear excepted; (4) maintain its books, records and accounts in the usual, regular and ordinary manner, on a basis consistent with prior years and in compliance in all material respects with all statutes, laws, rules and regulations applicable to them and to the conduct of its business; and (5) not knowingly do or fail to do anything which will cause a breach of, or default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which it is a party or by which it is or may be subject or bound which would reasonably be expected to have a Material Adverse Effect on Heartland. Specifically, by way of example but not limitation, after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, Heartland will not, and will cause its Subsidiaries to not, without the prior written consent of Horizon:

(i)           make any changes in its capital stock (including, without limitation, any stock issuance, stock split, stock dividend, recapitalization or reclassification), authorize a class of stock, or (other than in connection with the issuance of Heartland Common Stock pursuant to the RSUs) issue any stock, or redeem any of its outstanding shares of common stock or other securities;

(ii)           distribute or pay any dividends on its shares of common stock, or authorize a stock split, or make any other distribution to its shareholders, except that each of the Subsidiaries may pay cash dividends to Heartland in the ordinary course of business for payment of reasonable and necessary business and operating expenses of Heartland and expenses of the Merger (including payments on Heartland’s trust preferred obligations and the Heartland Preferred Stock);

(iii)           purchase or otherwise acquire any investment security for their own account that exceeds $1,000,000 individually or purchase or otherwise acquire any security other than U.S. Treasury or other governmental obligations or asset-backed securities issued or guaranteed by United States governmental or other governmental agencies, in either case having an average remaining life of three (3) years or less, or sell any investment security owned by them other than sales made in the ordinary course of business as previously conducted during the past three (3) years and in accordance with applicable laws and regulations or engage in any activity that would be inconsistent with the classification of investment securities as either “held to maturity” or “available for sale”;

(iv)           make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (individually, a “Loan” and collectively, “Loans”) to any Person if the Loan is an existing credit on the books of Heartland or any Subsidiary and classified as “Other Loans Especially Mentioned,” “Substandard,” “Doubtful” or “Loss” in an amount in excess of $250,000. Heartland Bank also shall not make, renew, modify, amend, or extend the maturity of (1) any commercial Loan in excess of $250,000, (2) any 1 to 4 family, residential mortgage Loan with a loan to value in excess of 80% (unless private mortgage insurance is obtained) or any other 1 to 4 family, residential mortgage Loan in excess of $250,000, (3) any consumer Loan in excess of $50,000; (4) any home equity Loan or line of credit in excess of $100,000, (5) any credit card account in excess of $5,000; or (6) any Loan participation, except where such participation is on a pro rata basis according to the respective contributions of the participants to such loan amount; provided, that Heartland may take any such action in respect of any such Loan or Loans if the Chief Credit Officer of Horizon shall be provided with notice of the proposed action in writing and Horizon shall not provide written objection to the taking of such proposed action within three (3) business days of being provided with such notice (the lack of such objection being deemed prior written consent of Horizon for purposes of this Section); and provided, further, that Heartland shall be entitled to close the unfunded loans listed in Section 5.03(a)(iv) of the Heartland Disclosure Schedule prior to the Closing pursuant to the terms and conditions described in Section 5.03(a)(iv) of Heartland’s Disclosure Schedule;

(v)           acquire any assets of any other person by any means (other than personal property acquired in foreclosure or otherwise in the ordinary course of collection of indebtedness owed to Heartland Bank) or foreclose upon or otherwise take title to or possession or control of, any real property without first obtaining a Phase I environmental report thereon, prepared by a reliable and qualified person or firm acceptable to Horizon, which indicates that the real property is free of pollutants, contaminants or hazardous materials; provided, however, that neither Heartland nor Heartland Bank shall be required to obtain such a report with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless Heartland has reason to believe that such property might contain such hazardous materials or otherwise might be contaminated;

(vi)           except for normal annual compensation increases not to exceed 3.0% granted to employees and except as contemplated by this Agreement (including severance and change in control payments anticipated to be paid by Horizon as described in Section 6.03 hereof), pay or agree to pay, conditionally or otherwise, any additional compensation (including bonuses) or severance benefit or otherwise make any changes with respect to the fees or compensation payable (or to become payable) to consultants, directors, officers or salaried employees or, except as required by law and except as contemplated by this Agreement, adopt or make any change in any Heartland Plan or other arrangement (including any agreement for indemnification) or payment made to, for or with any of such consultants, directors, officers or employees;

(vii)           fail to accrue, pay, discharge and satisfy all debts, liabilities, obligations and expenses, including, but not limited to, trade payables, incurred in the regular and ordinary course of business as such debts, liabilities, obligations and expenses become due, unless the same are being contested in good faith;

(viii)           except for obligations disclosed in this Agreement, short-term FHLB advances, federal funds purchased by Heartland Bank, trade payables and similar liabilities and obligations incurred in the ordinary course of business and the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected in the Heartland Financial Statements or the Subsequent Heartland Financial Statements, borrow any money or incur any indebtedness in an aggregate amount exceeding $50,000;

(ix)           change in its accounting methods, except as may be necessary and appropriate to conform to (1) changes in tax law requirements, (2) changes in GAAP or regulatory accounting principles, as required by Heartland’s independent auditors or its regulatory authorities, or (3) changes requested by Horizon pursuant to this Agreement;

(x)           make, change or revoke any material tax election, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, settle any material tax claim or assessment or surrender any right to claim a refund of a material amount of taxes;

(xi)           enter into any contract, agreement, lease, commitment, understanding, arrangement or transaction or incur any liability or obligation (other than as contemplated by Section 5.03(a)(iv) hereof and legal, accounting and investment banking or financial advisory fees related to the Merger) requiring payments by Heartland or any of its Subsidiaries which exceed $50,000, whether individually or in the aggregate (other than trade payables or otherwise incurred in the ordinary course of business) or which have a term of two (2) years or longer;

(xii)           except as required by applicable law or regulation: (1) implement or adopt any material change in its interest rate risk management or hedging policies, procedures or practices; (2) fail to follow its existing policies or practices with respect to managing its exposure to interest rate risk; or (3) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;

(xiii)           take any action that would change Heartland Bank’s loan loss reserves that is not in compliance with Heartland Bank’s policy and past practices consistently applied and in compliance with GAAP;

(xiv)           except as already committed orally or in writing as of the date of this Agreement, cancel, release or compromise any indebtedness in excess of $50,000 owing to Heartland or any Subsidiary or any claims which Heartland or any Subsidiary may possess, or voluntarily waive any material rights with respect thereto;

(xv)           settle any litigation or claims against Heartland or any Subsidiary unless settlement does not require Heartland or any Subsidiary to pay any monies, incur any obligation or admit any wrongdoing or liability;

(xvi)           (1) take any action reasonably likely to prevent or impede the Merger or the Bank Merger; or (2) take any action that is intended or is reasonably likely to result in (A) any of its representations or warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in this Agreement not being satisfied, or (C) a breach of any provision of this Agreement; except, in each case, as may be required by applicable law;

(xvii)           increase or decrease the rate of interest paid by Heartland Bank on any deposit product, including without limitation on certificates of deposit, except in a manner and pursuant to policies consistent with past practices; or

(xviii)           agree or commit to do, or enter into any contract regarding, anything that would be precluded by this Section.

5.04 Insurance. Heartland and its Subsidiaries shall maintain, or cause to be maintained, in full force and effect, insurance on its assets, properties and operations, fidelity coverage and directors’ and officers’ liability insurance in such amounts and with regard to such liabilities and hazards as are currently insured by Heartland or its Subsidiaries as of the date of this Agreement.

5.05 Accruals for Loan Loss Reserve and Expenses.

(a)           Prior to the Effective Time, Heartland shall and shall cause its Subsidiaries to make, consistent with GAAP and applicable banking laws and regulations, such appropriate accounting entries in its books and records and use commercially reasonable efforts to take such other actions as Heartland and its Subsidiaries shall deem to be necessary or desirable in anticipation of the Merger including, without limitation, accruals or the creation of reserves for employee benefits and Merger-related expenses.

(b)           Heartland recognizes that Horizon may have adopted different loan and accounting policies and practices (including loan classifications and levels of loan loss allowances). Subject to applicable law (including without limitation applicable banking laws and regulations and GAAP), from and after the date hereof Heartland shall consult and cooperate in good faith with Horizon with respect to conforming the loan and accounting policies and practices of Heartland to those policies and practices of Horizon for financial accounting and/or income tax reporting purposes.

(c)           Subject to applicable law (including without limitation applicable banking laws and regulations and GAAP), Heartland shall consult and cooperate in good faith with Horizon with respect to determining the amount and the timing for recognizing for financial accounting and/or income tax reporting purposes of Heartland’s expenses of the Merger.

(d)           Heartland’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken at Horizon’s request in compliance with Section 5.05.

5.06 Acquisition Proposals.

(a)           Heartland will, and will cause each of its Subsidiaries to, and its and their respective officers, directors and representatives (including DP&P) to, immediately cease and cause to be terminated any existing solicitations, discussions or negotiations with any Person that has made or indicated an intention to make an Acquisition Proposal (as defined below). During the period from the date of this Agreement through the Effective Time, Heartland shall not terminate, amend, modify or waive any material provision of any confidentiality or similar agreement to which Heartland or any of its Subsidiaries is a party (other than any involving Horizon).

(b)           Except as permitted in this Section 5.06, Heartland shall not, and shall cause its Subsidiaries and any of their respective directors, officers and representatives (including DP&P) not to, (i) solicit, initiate or knowingly encourage or facilitate, or take any other action designed to, or that could reasonably be expected to facilitate (including by way of furnishing non-public information) any inquiries with respect to an Acquisition Proposal, or (ii) initiate, participate in or knowingly encourage any discussions or negotiations or otherwise knowingly cooperate in any way with any Person regarding an Acquisition Proposal; provided, however, that, at any time prior to obtaining the approval of the Merger by Heartland’s shareholders, if Heartland receives a bona fide Acquisition Proposal that the Heartland Board of Directors determines in good faith constitutes a Superior Proposal (as defined below) that was not solicited after the date hereof and did not otherwise result from a breach of Heartland’s obligations under this Section 5.06, Heartland may furnish, or cause to be furnished, non-public information with respect to Heartland and its Subsidiaries to the Person who made such proposal (provided that all such information has been provided to Horizon prior to or at the same time it is provided to such Person) and may participate in discussions and negotiations regarding such proposal if (A) the Heartland Board of Directors determines in good faith, and following consultation with financial advisors and outside legal counsel, that failure to do so would be reasonably likely to result in a breach of its fiduciary duties to Heartland’s shareholders under applicable law and (B) prior to taking such action, Heartland has used its best reasonable efforts to enter into a confidentiality agreement with respect to such proposal that contains a standstill agreement on customary terms. Without limiting the foregoing, it is agreed that any violation of the restrictions contained in the first sentence of this Section 5.06 by any representative (including DP&P) of Heartland or its Subsidiaries shall be a breach of this Section 5.06 by Heartland.

(c)           Neither the Heartland Board of Directors nor any committee thereof shall (or shall agree or resolve to) (i) fail to make, withdraw or modify in a manner adverse to Horizon or propose to withdraw or modify in a manner adverse to Horizon (or take any action inconsistent with) the recommendation by such Heartland Board of Directors or any such committee of this Agreement or the Merger, or approve or recommend, or propose to recommend, the approval or recommendation of any Acquisition Proposal (any of the foregoing being referred to herein as an “Adverse Recommendation Change”), or (ii) cause or permit Heartland or Heartland Bank to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which is intended to or would be reasonably likely to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.06(b)). Notwithstanding the foregoing, at any time prior to the special meeting of Heartland’s shareholders to approve the Merger, the Heartland Board of Directors may, in response to a Superior Proposal, effect an Adverse Recommendation Change, provided, that the Heartland Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties to the shareholders of Heartland under applicable Law, and provided, further, that the Heartland Board of Directors may not effect such an Adverse Recommendation Change unless (A) the Heartland Board shall have first provided prior written notice to Horizon (an “Adverse Recommendation Change Notice”) that it is prepared to effect an Adverse Recommendation Change in response to a Superior Proposal, which notice shall, in the case of a Superior Proposal, attach the most current version of any proposed written agreement or letter of intent relating to the transaction that constitutes such Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new notice and a new ten (10) business day period) and (B) Horizon does not make, within ten (10) business days after receipt of such notice, a proposal that would, in the reasonable good faith judgment of the

Heartland Board of Directors (after consultation with financial advisors and outside legal counsel), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal or that the Adverse Recommendation Change is no longer required to comply with the Heartland Board’s fiduciary duties to the shareholders of Heartland under applicable law. Heartland agrees that, during the ten (10) business day period prior to its effecting an Adverse Recommendation Change, Heartland and its officers, directors and representatives shall negotiate in good faith with Horizon and its officers, directors, and representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Horizon.

(d)           In addition to the obligations of Heartland set forth in paragraphs (a), (b) and (c) of this Section 5.06, Heartland shall as promptly as possible, and in any event within two (2) business days after Heartland first obtains knowledge of the receipt thereof, advise Horizon orally and in writing of (i) any Acquisition Proposal or any request for information that Heartland reasonably believes could lead to or contemplates an Acquisition Proposal or (ii) any inquiry Heartland reasonably believes could lead to any Acquisition Proposal, the terms and conditions of such Acquisition Proposal, request or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the Person making any such Acquisition Proposal or request or inquiry. In connection with any such Acquisition Proposal, request or inquiry, if there occurs or is presented to Heartland any offer, material change, modification or development to a previously made offer, letter of intent or any other material development, Heartland (or its outside counsel) shall (A) advise and confer with Horizon (or its outside counsel) regarding the progress of negotiations concerning any Acquisition Proposal, the material resolved and unresolved issues related thereto and the material terms (including material amendments or proposed amendments as to price and other material terms) of any such Acquisition Proposal, request or inquiry, and (B) promptly upon receipt or delivery thereof provide Horizon with true, correct and complete copies of any document or communication related thereto.

(e)           For purposes of this Agreement, “Acquisition Proposal” shall mean (i) any inquiry, proposal or offer from any Person or group of Persons (other than as contemplated by this Agreement) relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of (A) assets or businesses that constitute 20% or more of the revenues, net income or assets of Heartland and its Subsidiaries, taken as a whole, or (B) 20% or more of any class of equity securities of Heartland or any of its Subsidiaries; (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity securities of Heartland or any of its Subsidiaries; (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving Heartland, Heartland Bank or any of its other Subsidiaries pursuant to which any Person or the shareholders of any Person would own 20% or more of any class of equity securities of Heartland, Heartland Bank, or any of Heartland’s other Subsidiaries or of any resulting parent company of Heartland or Heartland Bank; or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that could reasonably be expected to dilute materially the benefits to Horizon of the transactions contemplated hereby, other than the transactions contemplated hereby. For purposes of this Section 5.06, a “Person” shall include a natural Person, or any legal, commercial, or Governmental Authority, including, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any Person acting in a representative capacity.

(f)           For purposes of this Agreement, “Superior Proposal” shall mean any Acquisition Proposal (but changing the references to “20% or more” in the definition of “Acquisition Proposal” to “50% or more”) that the Heartland Board determines in good faith (after having received the advice of its financial advisors), to be (i) materially more favorable to the shareholders of Heartland from a financial point of view and its other constituencies than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any break-up fees, expense reimbursement provisions and conditions to consummation and any changes to the financial terms of this Agreement proposed by Horizon in response to such offer or otherwise)) and (ii) reasonably capable of being completed without undue delay taking into account all financial, legal, regulatory and other aspects of such proposal.

5.07 Press Releases. Horizon and Heartland shall use reasonable efforts (i) to develop a joint communications plan with respect to this Agreement and the transactions contemplated hereby, (ii) to ensure that all press releases and other public statements with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except where (and to the extent that) such prior consultation is not reasonably possible due to time considerations in respect of any announcement required by applicable law or by obligations pursuant to any listing agreement with or rules of NASDAQ, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

5.08 Material Changes to Disclosure Schedules. Heartland shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the Heartland Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Heartland Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of Heartland contained herein materially incorrect, untrue or misleading. No such supplement, amendment or update shall become part of the Heartland Disclosure Schedule unless Horizon shall have first consented in writing with respect thereto.

5.09 Access; Information.

(a)           Horizon and Heartland, and their representatives and agents, shall, upon reasonable notice to the other party, at all times during normal business hours prior to the Effective Time, have full and continuing access to the properties, facilities, operations, books and records of the other party. Horizon and Heartland, and their representatives and agents may, prior to the Effective Time, make or cause to be made such reasonable investigation of the operations, books, records and properties of the other party and their Subsidiaries and of their financial and legal condition as deemed necessary or advisable to familiarize themselves with such operations, books, records, properties and other matters; provided, however, that such access or investigation shall not interfere unnecessarily with the normal business operations of Heartland or Horizon or either of their Subsidiaries.

(b)           No investigation by Horizon or Heartland shall affect the representations and warranties made by Heartland or Horizon herein.

(c)           Any confidential information or trade secrets received by Horizon, Heartland or their representatives or agents in the course of such examination will be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing such confidential information or trade secrets or both shall be destroyed by Horizon or Heartland, as applicable, or at Horizon’s or Heartland’s request, returned to Horizon or Heartland, as applicable, in the event this Agreement is terminated as provided in Article VIII hereof. Additionally, any confidential information or trade secrets received by Horizon or Heartland, or either of their agents or representatives in the course of their examinations (whether conducted prior to or after the date of this Agreement) shall be treated confidentially and in accordance with the Confidentiality Agreement (as defined in Section 11.08 hereof). This Section 5.09 will not require the disclosure of any information to Horizon or Heartland which would be prohibited by law.

(d)           In order to provide for a smooth transition after the Closing beginning on the date of this Agreement, the President of Horizon, or his designees, shall be entitled to receive notice of and to attend all regular and special meetings of the Board of Directors and all committees of Heartland and any of its Subsidiaries, including, without limitation, the loan committee, asset/liability committee, investment committee, the executive committee, and any other committee of Heartland or its Subsidiaries, except that any such Persons shall be excluded from the portion of any meeting where this Agreement, the transactions contemplated by this Agreement, or an Acquisition Proposal are being discussed, or information that would be covered by attorney-client privilege. Heartland shall also provide Horizon with copies of minutes and consents from all such Board and committee meetings no later than seven (7) days thereafter.

5.10 Financial Statements.

(a)           As soon as internally available after the date of this Agreement, Heartland will deliver to Horizon any additional audited consolidated financial statements which are prepared on its behalf or at its direction, the monthly consolidated unaudited balance sheets and profit and loss statements of Heartland prepared for its internal use, Heartland Bank’s Call Reports for each quarterly period completed prior to the Effective Time, all other financial reports or statements submitted to regulatory authorities after the date hereof, and all other financial statements and financial information reasonably requested by Horizon (collectively, “Subsequent Heartland Financial Statements”). The Subsequent Heartland Financial Statements will be prepared on a basis consistent with past accounting practices and GAAP (to the extent applicable) and shall present fairly the financial condition and results of operations as of the dates and for the periods presented (except in the case of unaudited financial statements or Call Report information for the absence of notes and/or year end adjustments).

(b)           As soon as internally available after the date of this Agreement, Horizon will deliver to Heartland any additional audited consolidated financial statements which have been prepared on its behalf or at its direction and the quarterly consolidated unaudited balance sheets and profit and loss statements of Horizon (collectively, “Subsequent Horizon Financial Statements”). The Subsequent Horizon Financial Statements will be prepared on a basis consistent with past accounting practices and GAAP to the extent applicable and shall present fairly the financial condition and results of operations as of the dates and for the periods presented (except in the case of unaudited financial statements or Call Report information for the absence of notes and/or year end adjustments).

5.11 Environmental.

(a)           If requested by Horizon, Heartland will cooperate with an environmental consulting firm designated by Horizon that is reasonably acceptable to Heartland (the “Designated Environmental Consultant”) in connection with the conduct, at any time after the date hereof (the “Investigation Period”), by the Designated Environmental Consultant of Phase I environmental site assessments and any other investigation reasonably requested by Horizon on all real property (except single family, non-agricultural residential property of one acre or less) owned or leased by Heartland or any of its Subsidiaries as of the date of this Agreement or acquired thereafter, including OREO. Horizon will proceed with such assessments, testing and investigations as soon as reasonably practicable after the date of this Agreement and will diligently work to pursue such assessments, testing and investigations through completion. Horizon shall furnish true and complete copies of any reports of the Designated Environmental Consultant that it receives with respect to any Heartland property, promptly upon Horizon's receipt of such reports. Horizon shall be responsible for the costs of the Phase I environmental site assessments, and Horizon and Heartland shall each bear 50% of the costs of any additional environmental investigation or testing as determined to be advisable or recommended by the Designated Environmental Consultant.

(b)           If the Designated Environmental Consultant’s good faith estimate, based upon the results of the Phase I environmental studies and other diligence and investigation conducted by the Designated Environmental Consultant, of the dollar amount, if any, that Heartland and its Subsidiaries would be required to expend due to a violation of applicable Environmental Laws for all of the Heartland properties (the “Environmental Liabilities”) for clean-up and remediation relating to pollutants, contaminants, wastes, toxic substances, petroleum, petroleum products and any other materials regulated under the Environmental Laws with respect to Heartland’s or its Subsidiaries’ owned or leased real properties (including OREO) or any adjoining properties (the “Estimated Clean-Up Costs”), is in excess of $50,000 (the “Environmental Liability Threshold”), Horizon shall deliver to Heartland (not later than ten (10) business days of its receipt of the Designated Environmental Consultant’s good faith estimate) a written notice (an “Environmental Cost Notice”) describing the nature of such Environmental Liabilities and the course of action proposed to be taken by Horizon or its Subsidiaries (if it were to become the owner of such properties as a result of the Merger) to remediate or otherwise address the environmental problems and providing an estimate of the out of pocket cost of such remediation expected to be incurred (if different from the Estimated Clean-Up Costs). If Heartland disagrees with Horizon’s estimate of the amount of out of pocket costs of such remediation or the course of action proposed by Horizon, Heartland shall deliver to Horizon a written notice of such objection (an “Environmental Cost Objection”) within five (5) business days of Heartland's receipt of the Environmental Cost Notice. No later than five (5) business days following Horizon’s receipt of an Environmental Cost Objection, one or more members of senior management of Horizon and Heartland having authority to resolve the dispute shall meet (in person or by telephone) and shall negotiate in good faith in an attempt to resolve the difference set forth in the Environmental Cost Objection. Regardless of whether the parties reach a resolution of the dispute within two (2) business days of the first such meeting, subsection (c) shall apply.

(c)           The Estimated Clean-up Costs shall be deemed to have been established for purposes of this Section 5.11: (i) if Horizon does not receive an Environmental Cost Objection, as of the last date that an Environmental Cost Objection would have been timely under subsection (b) above, or (ii) if an Environmental Cost Objection is delivered to Horizon and finally resolved as set forth in subsection (b) hereof or if it remains unresolved under such subsection (in which event the Estimated Clean-Up Costs shall be as set forth in the Environmental Cost Notice), then as of the date of such resolution or on the third business day if unresolved (as the case may be) (as applicable, the “Environmental Costs Determination Date”). Following the establishment of the Estimated Clean-up Costs: (1) if the Estimated Clean-Up Costs as so determined are in the aggregate in excess of $50,000, then a negative adjustment to the Heartland Consolidated Common Stockholders Equity in an amount equal to the amount of such excess over $50,000 shall be made for purposes of determining whether an adjustment to the Exchange Ratio under Section 2.02(a) is required; and (2) if the Estimated Clean-Up Costs are $500,000 or more, then either Horizon or Heartland shall have the right to either (A) terminate this Agreement pursuant to Section 8.01(c)(iv) or Section 8.01(d)(iv), respectively, which termination right shall be such party’s sole remedy in such event, or (B) elect to make a negative adjustment to the Heartland Consolidated Common Stockholders Equity in an amount equal to the difference between the Estimated Clean-Up Costs and $50,000 for purposes of determining whether an adjustment to the Exchange Ratio under Section 2.02(a) is required.

5.12 Governmental Reports and Shareholder Information. Promptly upon its becoming available, Heartland shall furnish to Horizon one (1) copy of each financial statement, report, notice, or proxy statement sent by Heartland to any Governmental Authority or to Heartland’s shareholders, and of any order issued by any Governmental Authority in any proceeding to which Heartland is a party. For purposes of this Agreement, “Governmental Authority” shall mean any government (or any political subdivision or jurisdiction thereof), court, bureau, agency or other governmental entity having or asserting jurisdiction over the applicable party or its business, operations or properties.

5.13 Adverse Actions. Heartland shall not knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, subject to the standard set forth in Section 7.01(a), (b) any of the conditions to the Merger set forth in Article VII not being satisfied, (c) a material violation of any provision of this Agreement or (d) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

5.14 Employee Benefits and Employees.

(a)           Neither the terms of Section 6.03 hereof nor the provision of any employee benefits by Horizon or any of its Subsidiaries to employees of Heartland or any of its

Subsidiaries shall: (a) create any employment contract, agreement or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of Heartland or any of its Subsidiaries; or (b) prohibit or restrict Horizon or its Subsidiaries, whether before or after the Effective Time, from changing, amending or terminating any employee benefits provided to its employees from time to time.

(b)           Prior to the Closing Date, Heartland shall be solely and entirely responsible for timely giving any notices to employees (including any such employees that Horizon may offer employment) under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) to the extent that such notices are required to be made as a result of any terminations of Heartland employees prior to the Effective Time of the transactions contemplated by this Agreement. Horizon agrees to assume any and all liabilities of Heartland after the Closing Date with respect to Heartland’s obligations under the WARN Act, and other applicable federal and state laws, with respect to the employees retained by Horizon.

(c)           Before Closing, with Heartland’s prior consent (which consent shall not be unreasonably withheld), Horizon may conduct such training and other programs as it may, in its reasonable discretion and at its sole expense, elect to provide for those employees who will be continuing employment with Horizon; provided, however, that such training and other programs shall not materially interfere with or prevent the performance of the normal business operations of Heartland.

5.15 Termination of Heartland 401(k) Plan. Prior to the Effective Time:

(a)           Heartland maintains the Heartland Community Bank Employee Savings Plan (the “Heartland 401(k) Plan”). Heartland shall make contributions to the Heartland 401(k) Plan between the date hereof and the Effective Time consistent with the terms of the Heartland 401(k) Plan and past practices, including, but not limited to, elective deferral contributions of those Heartland 401(k) Plan participants who are employed by Heartland or its Subsidiaries.

(b)           As soon as practicable following the execution of this Agreement, Heartland, pursuant to the provisions of the Heartland 401(k) Plan, shall, subject to review and approval by Horizon and its benefit counsel, (i) adopt resolutions to terminate, subject to the consummation of the Merger, the Heartland 401(k) Plan, consistent with the provisions of Code Section 401(k)(10), effective as of a date that is not later than the day before the Effective Time (the “Plan Termination Date”) and (ii) amend the Heartland 401(k) Plan effective as of a date not later than the Plan Termination Date to freeze participation in and benefit accruals under the Heartland 401(k) Plan and to provide that no distributions of accrued benefits shall be made from the Heartland 401(k) Plan, or its related employee benefit trust, subsequent to the Plan Termination Date until such time as the Internal Revenue Service issues a favorable determination letter to the effect that the plan termination does not adversely affect the Heartland 401(k) Plan’s qualification for favorable income tax treatment under the Code, other than distributions required by the terms of the Heartland 401(k) Plan to be made upon retirement, death, disability, or termination of employment, or any other event, other than the plan termination, that requires a distribution from the Heartland 401(k) Plan. Notwithstanding the preceding provisions, participants with outstanding plan loans under the Heartland 401(k) Plan as of the Effective Time shall be permitted to continue repaying such outstanding loans (subject to the terms and conditions of such plan and the related loan procedures) on and after the Effective Time and until such time as plan termination distributions are paid pursuant to the preceding sentence.

(c)           As soon as practicable following the execution of this Agreement, Heartland will file, or cause to be filed, with the Internal Revenue Service an application for a favorable determination letter upon termination of the Heartland 401(k) Plan (IRS Form 5310 and related attachments) requesting the issuance to Heartland of the favorable determination letter described in the preceding paragraph (b). A copy of the competed and filed IRS Form 5310 shall be provided to Horizon prior to the Effective Time.

(d)           Any contributions due to the Heartland 401(k) Plan for the period prior to the Plan Termination Date, and not yet paid on the Plan Termination Date, will be contributed by Heartland as soon as administratively feasible following the Plan Termination Date.

(e)           Heartland shall continue in full force and effect, until the Effective Time: (i) the fidelity bond, if any, issued to Heartland as described in ERISA Sec. 4.12; and (ii) the ERISA fiduciary liability insurance policy currently in effect, if any, for the benefit of the covered fiduciaries of the Heartland 401(k) Plan.

5.16 Disposition of Fully Insured Welfare Benefit and Sec. 125 Plans.

(a)           All fully insured welfare benefit (health, dental/vision, life/AD&D, LTD), and Internal Revenue Code Section 125, or “cafeteria,” plans currently sponsored by Heartland shall continue as separate plans after the Effective Time until such time as Horizon determines, in its sole discretion, that it will terminate any or all of such plans. Notwithstanding the foregoing, should Horizon determine, in its sole discretion, that Continuing Employees will be offered benefits under the welfare benefit and cafeteria plans sponsored by Horizon, such plans may be terminated as of the Effective Time in the sole discretion of Horizon.

(b)           As of the Effective Time, and to the extent not prohibited by applicable law, Heartland shall take, or cause to be taken, all actions necessary to assign any and all applicable group insurance policies to Horizon and to provide Horizon all necessary financial, enrollment, eligibility, contractual and other information related to its welfare benefit and cafeteria plans to assist Horizon in the administration of such plans, unless Horizon determines that any or all of the group insurance policies should be terminated as of the Effective Time. In the event that Horizon determines not to continue any or all of Heartland’s group insurance policies, Heartland shall take, or cause to be taken, all actions necessary to terminate said policies as of the Effective Time.

(c)           From the date of this Agreement through the Effective Time Heartland shall continue to: (i) pay the applicable insurance premiums necessary to continue the benefits under Heartland’s fully insured welfare benefit plans; (ii) contribute to the cafeteria plan the pre-tax amounts which the cafeteria plan participants elect to defer from compensation; and (iii) pay all eligible claims incurred, in accordance with the terms and conditions of such plan, under the cafeteria plan’s health and dependent care flexible spending accounts prior to the Effective Time.

(d)           As of the date of any future termination of the Heartland cafeteria plan, the balances in the health and dependent care flexible spending accounts thereunder shall be transferred to the applicable components of the Horizon cafeteria plan, unless Horizon terminates the Heartland cafeteria plan at the end of the Heartland cafeteria plan’s “plan year.” In the event that Horizon terminates the Heartland cafeteria plan at a time other than at the end of the applicable plan year, benefit and compensation deferral elections in effect at that time shall be continued under the Horizon cafeteria plan, subject to subsequent changes as provided in the Horizon plan. All benefit payments related to the transferred balances shall be made in accordance with the Horizon cafeteria plan.

5.17 Reserved.

5.18 Salary Continuation Agreement. Prior to the Effective Time, Heartland Bank shall terminate each Salary Continuation Agreement between Heartland Bank and an employee (collectively, the “Salary Continuation Agreements”) in accordance with Treasury Regulation § 1.409A-3(j)(4)(ix)(B). Accrued benefits under the Salary Continuation Agreements, which are not in excess of an amount which would prevent Heartland from providing the letter of tax advice under Section 7.01(i), shall be distributed to participants at the same time as the payments required by Section 5.20 of this Agreement, subject to the closing of the Merger.

5.19 Split Dollar Endorsement Agreements. Prior to the Effective Time, Heartland Bank shall terminate, with the consent of the applicable employee, each Split Dollar Endorsement Agreement between Heartland Bank and an employee set forth in the Heartland Disclosure Schedules as being a party to such an agreement (collectively, the “Split Dollar Agreements”). The employees’ rights upon termination of the Split Dollar Agreements will be governed by the applicable terms of the Split Dollar Agreements.

5.20 Change in Control Agreements. Prior to the Effective Time, Heartland shall terminate, with the consent of the applicable employee, each Change in Control Agreement between Heartland and an employee set forth in the Heartland Disclosure Schedules as being a party to such an agreement (collectively, the “Change in Control Agreements”) in accordance with Treasury Regulation §1.409A-3(j)(4)(ix)(B). Accrued benefits under the Change in Control Agreements shall be distributed to the employees after the Effective Time, subject to the closing of the Merger, pursuant to the terms of the Change in Control Agreements, as amended as of the Effective Time.

5.21 Trust Preferred Securities. Upon the Effective Time, Horizon shall assume the due and punctual performance and observance of the covenants and conditions to be performed by Heartland under the Indenture dated December 14, 2006 (the “2006 Indenture”) between Heartland and Wilmington Trust Company, as Trustee, relating to the Floating Rate Junior Subordinated Deferrable Interest Debentures due December 15, 2036 (the “Debt Securities”), and agrees to pay the principal of and premium, if any, and interest on the Debt Securities, as required by Article XI of the 2006 Indenture. In connection therewith, Horizon shall execute and deliver any supplemental indentures, and the parties hereto shall provide any opinions of counsel to the applicable trustees thereof, required to make such assumptions effective.

5.22 Heartland Bank Merger. Prior to the Effective Time, Heartland shall, and cause

Heartland Bank to, cooperate with Horizon and take such action as reasonably requested by Horizon and necessary to (i) merge Heartland Bank with and into Horizon Bank as of the Effective Time, or (ii) reconstitute the directors and officers of Heartland Bank as of the Effective Time to be the same as the directors and officers of Horizon Bank at the Effective Time plus the Heartland Director, amend the Articles of Incorporation and By-Laws of Heartland Bank as of the Effective Time to accomplish the same, and to make such other changes to Heartland Bank as Horizon may request.

5.23 Cooperation on Conversion of Systems. Heartland agrees to commence immediately after the date of this Agreement (and continue until Closing or completed) using its best efforts to ensure an orderly transfer of information, processes, systems and data to Horizon and to otherwise assist Horizon in facilitating the conversion of all of Heartland’s systems into, or to conform with, Horizon’s systems; so that, as of the Closing, the systems of Heartland are readily convertible to Horizon’s systems to the fullest extent possible without actually converting them prior to the Closing.

5.24 Installation/Conversion of Equipment. After receipt of all Regulatory Approvals and only after Horizon acknowledges that all conditions to its obligation to consummate the Merger have been satisfied and certifies to Heartland that Horizon will at the Effective Time deliver to Heartland the certificate contemplated in Section 7.02(g), prior to Closing, at times mutually agreeable to Horizon and Heartland, Horizon may, at Horizon’s sole expense, install teller equipment, platform equipment, security equipment, and computers, at the Heartland and Heartland Bank offices, branches and ATM locations, and Heartland shall cooperate with Horizon in connection with such installation; provided, however, that such installations shall not interfere with the normal business activities and operations of Heartland or require material alterations to Heartland’s facilities.

ARTICLE VI.

COVENANTS OF HORIZON

Horizon covenants and agrees with Heartland as follows:

6.01 Approvals. Horizon shall have primary responsibility of the preparation, filing and costs of all bank regulatory applications required for consummation of the Merger, and shall file such applications as promptly as practicable and in the most expeditious manner practicable after the execution of this Agreement. Horizon shall provide to Heartland’s counsel copies of all applications filed and copies of all material written communications with all state and federal bank regulatory agencies relating to such applications. Horizon shall proceed expeditiously, cooperate fully and use its best efforts to procure, upon terms and conditions reasonably acceptable to Horizon, all consents, authorizations, approvals, registrations and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

6.02 SEC Registration.

(a)           Horizon shall file with the SEC as promptly as practicable a registration statement on an appropriate form under the 1933 Act covering the shares of Horizon Common Stock to be issued pursuant to this Agreement and shall use its best reasonable efforts to cause the same to become effective and thereafter, until the Effective Time or termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same. Such registration statement and any amendments and supplements thereto are referred to in this Agreement as the “Registration Statement.” The Registration Statement shall include a proxy statement-prospectus reasonably acceptable to Horizon and Heartland, prepared for use in connection with the meeting of shareholders of Heartland referred to in Section 5.01 hereof, all in accordance with the rules and regulations of the SEC. Horizon shall, as soon as practicable after filing the Registration Statement, make all filings required to obtain all blue sky exemptions, authorizations, consents or approvals required for the issuance of Horizon Common Stock.

(b)           Any materials or information provided by Horizon for use in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.

(c)           Horizon will use reasonable best efforts to list for trading on the NASDAQ Global Market (subject to official notice of issuance) prior to the Effective Time, the shares of Horizon Common Stock to be issued in the Merger.

6.03 Employee Benefit Plans and Employee Payments.

(a)           Horizon shall make available to the officers and employees of Heartland or any Subsidiary who continue as employees of Horizon or any Subsidiary after the Effective Time (“Continuing Employees”), substantially the same employee benefits as are generally available to all Horizon employees.

(b)           Horizon agrees to address any issues related to the differences between the vacation and paid time off policies of Heartland and any Subsidiary (including, but not limited to any banked paid time) and the vacation and paid time off policies of Horizon, and communicate the proposed reconciliation of the policies to the Continuing Employees prior to the Effective Time. Effective as of the later of the Effective Time or the date on which the Horizon vacation and paid time off policies are made available to the Continuing Employees, such Continuing Employees will be subject to the terms and conditions of the Horizon vacation/paid time off policy in place for similarly situated employees of Horizon, with credit given for all prior years of service with Heartland or any Subsidiary for purposes of determining vacation pay eligibility and the amount of such vacation pay.

(c)           Continuing Employees will receive credit for prior service with Heartland or its Subsidiaries, or their predecessors, for purposes of eligibility and vesting under the employee benefit plans of Horizon and its Subsidiaries.

(d)           To the extent that Horizon determines, in its sole discretion, that Heartland’s employee benefit plans should be terminated, Continuing Employees shall become eligible to participate in Horizon’s employee benefit plans as soon as reasonably practicable after termination. Horizon will use its reasonable best efforts, subject to the terms of its plans and the approval of its stop-loss carrier, to: (i) avoid subjecting Continuing Employees to any waiting periods or additional pre-existing condition limitations under the health and dental plans of Horizon or its Subsidiaries in which they are eligible to participate than they otherwise would have been subject to under the health and dental plans of Heartland; and (ii) to the extent that the initial period of coverage for Continuing Employees under any such Horizon employee benefit plans is not a full 12-month period of coverage, give credit under the applicable plan for any deductibles and co-insurance payments made by such Continuing Employees under the corresponding Heartland plan during the balance of such 12-month period of coverage.

(e)           To the extent permitted under the terms of any tax-qualified retirement plan maintained by Horizon after the Effective Time and subject to the terms and conditions thereof, such plan shall accept “eligible rollover distributions” (within the meaning of Code Section 402(c)(4)) of cash amounts received from the Heartland 401(k) Plan with respect to any Continuing Employees.

(f)           In accordance with Section 6.03(a) hereof, after the Effective Time, Horizon shall continue to maintain all fully insured employee welfare benefit, and cafeteria, plans currently in effect at the Effective Time, until such time as Horizon determines, in its sole discretion, to modify or terminate any or all of those plans. Claims incurred under the employee welfare benefit and cafeteria plans prior to plan termination shall be paid in accordance with the applicable plan’s claim submission procedures and deadlines.

(g)           Until the Effective Time, Heartland or a Subsidiary of Heartland, whichever is applicable, shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA (“COBRA”) for eligible employees who incur a qualifying event before the Effective Time. Horizon or a Horizon Subsidiary, whichever is applicable, shall after the Effective Time be liable for (i) all obligations for continued health coverage under COBRA with respect to each qualified beneficiary of Heartland or a Subsidiary of Heartland who incurs a termination on and after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each qualified beneficiary of Heartland or a Subsidiary of Heartland who incurs a qualifying event before the Effective Time.

(h)           Except as provided in Section 6.03(i) below in regard to specific employees, those employees of Heartland and Heartland Bank as of the Effective Time (i) who are still employed by Heartland and who Horizon or its Subsidiaries elect not to employ after the Effective Time or who are terminated other than for cause within twelve (12) months after the Effective Date, and (ii) who sign and deliver a Termination and Release Agreement in the form attached hereto as Exhibit 6.03(h), shall be entitled to severance pay equal to one (1) week of pay, at their base rate of pay in effect at the time of termination, for each full year of continuous service with Heartland or Heartland Bank with a minimum of four (4) weeks and a maximum of twenty-six (26) weeks. Such employees will receive their severance in a lump-sum payment. Furthermore, any of such terminated employees shall be entitled to continuation coverage under Horizon Bank’s (or

Heartland Bank’s, if they are never employed by Horizon Bank) group health plans as required by COBRA, subject to timely election and payment of the applicable COBRA premium by such terminated employees. Nothing in this Section shall be deemed to limit or modify Horizon’s or Horizon Bank’s at-will employment policy or any employee’s at will employment status.

(i)           Subject to any required Regulatory Approvals related to the TARP Purchase and any limitation imposed by the Treasury or satisfaction of a condition in any Regulatory Approval related to the TARP Purchase, Horizon agrees to honor all existing written change-in-control agreements entered into before August 31, 2011, as identified in Section 6.03(i) of the Heartland Disclosure Schedule, except to the extent any such agreements shall be amended or terminated at or before the Closing (or following the Closing) with the written consent of the affected parties; provided, that no payment shall be made under such change-in-control agreements or under any other plan, arrangement or agreement applicable to the individual that would constitute an “excess parachute payment” (as such term is defined in Section 280G of the Code), and to the extent any such payment would constitute an “excess parachute payment,” the payment will be reduced to $1.00 less than the amount that would be considered an “excess parachute payment.” The parties intend that any payment of any such amounts under this subsection will qualify either for an exception to the application of Code Section 409A or will satisfy the requirements of Treasury Regulation §1.409A-3(j)(4)(ix)(B). Should Horizon become aware of any potential issues concerning the Regulatory Approval related to the TARP Purchase that would impact the obligations in this Section 6.03(i), Horizon shall notify the affected executives of Heartland within three (3) business days thereof and allow such Heartland executives to participate in the discussions with Treasury.

6.04 Adverse Actions. Horizon shall not knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, subject to the standard set forth in Section 7.02(b), (b) any of the conditions to the Merger set forth in Article VII not being satisfied, (c) a material violation of any provision of this Agreement or (d) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

6.05 D&O Insurance and Indemnification.

(a)           Horizon shall indemnify and hold harmless (including the advancement of expenses as incurred) each present and former director and officer of Heartland and its subsidiaries, including of Heartland Bank (each, an “Indemnified Party”) following the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the same extent (and subject to the making of the same findings as to eligibility for such indemnification and/or advancement of expenses) that such Indemnified Party would have been indemnified (or entitled to advancement of expenses) as a director or officer of Heartland or any of its Subsidiaries under applicable Indiana law or Heartland’s or any such Subsidiaries’ articles of incorporation or bylaws as in effect as of the date of this Agreement.

(b)           Horizon shall cause the persons serving as officers and directors of Heartland and its Subsidiaries (including Heartland Bank) immediately prior to the Effective Time to be covered for a period of three (3) years after the Effective Time by the directors’ and officers’ liability insurance policy currently maintained by Heartland (the “Existing Policy”) or by a comparable or better policy (the “Replacement Policy”). Prior to the Effective Time, as instructed by Horizon, Heartland shall cause the applicable broker of record for its Existing Policy and its existing Crime (Bond) Policy to be assigned to Horizon’s designee. Such assignments in favor of Horizon’s designee shall be executed by Heartland with sufficient time to allow Horizon and its designee to place the insurance required by this Section. The Existing Policy or Replacement Policy, subject to policy terms and conditions, shall provide coverage with respect to covered acts or omissions occurring prior to the Effective Time; provided, however, that Horizon shall not be required to pay annual premiums for the Existing Policy (or for any Replacement Policy) in excess of 150% of the annual premium for the current annual term of the Existing Policy (the “Maximum Amount”); and, provided, further, however, that, if notwithstanding the use of reasonable efforts to do so, Horizon is unable to maintain or obtain the insurance called for by this Section 6.05, Horizon shall obtain as much comparable insurance as is available for the Maximum Amount. Horizon’s obligations within this Section 6.05 apply solely and exclusively to the Existing Policy and the existing Crime (Bond) Policy at each policy’s current limits of insurance, as well as its other terms, conditions, exclusions and annual premium as of the date of this Agreement, and which must be continuously maintained in force by Heartland without interruption, cancellation or amendment until the Effective Time or Horizon’s obligations within this Section shall cease.

(c)           The provisions of this Section 6.05 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

(d)           In the event that either Horizon or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Horizon shall assume the obligations set forth in this Section 6.05.

6.06 Material Changes to Horizon Disclosure Schedules. Horizon shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the Horizon Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Horizon Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of Horizon contained herein materially incorrect, untrue or misleading. No such supplement, amendment or update shall become part of the Horizon Disclosure Schedule unless Heartland shall have first consented in writing with respect thereto.

6.07 Governmental Reports and Shareholder Information. Promptly upon its becoming publicly available, Horizon shall furnish to Heartland one (1) copy of each financial statement, report, notice, or proxy statement sent by Horizon to any Governmental Authority or to Horizon’s shareholders generally and of each SEC Report filed by Horizon with the SEC or any successor agency, and of any order issued by any Governmental Authority in any proceeding to which Horizon is a party.

6.08 Johnson County Advisory Board. As soon as reasonably practical after the Closing Date, Horizon agrees to form a Johnson County Advisory Board and add representatives to the advisory board from the Heartland and Heartland Bank Board as mutually agreed upon.

ARTICLE VII.

CONDITIONS PRECEDENT TO THE MERGER

7.01 Conditions Precedent to Horizon’s Obligations. The obligation of Horizon to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by Horizon:

(a)           Representations and Warranties at Effective Time. Each of the representations and warranties of Heartland contained in this Agreement shall be true, accurate and correct in all material respects at and as of the Effective Time as though such representations and warranties had been made or given on and as of the Effective Time (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); provided that no representation or warranty of Heartland, except for Sections 3.01 and 3.03 hereof, shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representations or warranty of Heartland, has had or would result in a Material Adverse Effect on Heartland.

(b)           Covenants. Each of the covenants and agreements of Heartland shall have been fulfilled or complied with in all material respects from the date of this Agreement through and as of the Effective Time.

(c)           Deliveries at Closing. Horizon shall have received from Heartland at the Closing (as hereinafter defined) the items and documents, in form and content reasonably satisfactory to Horizon, set forth in Section 10.02(b) hereof.

(d)           Registration Statement Effective. Horizon shall have registered its shares of Horizon Common Stock to be issued to shareholders of Heartland in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and blue sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received by Horizon. The Registration Statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened.

(e)           Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (“Regulatory Approvals”) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Board of Directors of Horizon reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on Heartland or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that Horizon would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

(f)           Shareholder Approval. The shareholders of Heartland shall have approved and adopted this Agreement as required by applicable law and Heartland’s Articles of Incorporation.

(g)           Officers’ Certificate. Heartland shall have delivered to Horizon a certificate signed by its President and its Secretary, dated as of the Effective Time, certifying that: (i) the representations and warranties of Heartland contained in Article III are true, accurate and correct in all respects on and as of the Effective Time, subject to the standard specified in Section 7.01(a) above; (ii) all the covenants of Heartland have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (iii) Heartland has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.

(h)           Tax Opinion. The Board of Directors of Horizon shall have received a written opinion of the law firm of Barnes & Thornburg LLP, dated as of the Effective Time, in form and content reasonably satisfactory to Horizon, to the effect that the Merger to be effected pursuant to this Agreement will constitute a tax-free reorganization under the Code (as described in Section 1.03 hereof) to each party hereto and to the shareholders of Heartland, except with respect to cash received by the shareholders of Heartland for fractional shares resulting from application of the Exchange Ratio and pursuant to Section 2.03 hereof. In rendering such opinion, counsel may require and rely upon customary representation letters of the parties hereto and rely upon customary assumptions.

(i)           280G Opinion. Horizon shall have received a letter of tax advice, in a form satisfactory to Horizon, from Heartland’s outside, independent certified public accountants to the effect that any amounts that are paid by Heartland before the Effective Time, or required under Heartland’s Plans or this Agreement to be paid at or after the Effective Time, to Persons who are disqualified individuals in respect of Heartland, its Subsidiaries or their successors, and that otherwise should be allowable as deductions for federal income tax purposes, should not be disallowed as deductions for such purposes by reason of Section 280G of the Code.

(j)           Material Proceedings. None of Horizon, Heartland, or any of their Subsidiaries, shall be subject to any statute, rule, regulation, injunction, order or decree, which shall have been enacted, entered, promulgated or enforced, which prohibits, prevents or makes illegal the completion of the Merger, and no material claim, litigation or proceeding shall have been initiated or threatened relating to the Agreement or the Merger or seeking to prevent the completion of the Merger.

(k)           Listing. The shares of Horizon Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ Global Market, subject to official notice of issuance.

(l)           Delinquent Loans. The aggregate amount of Heartland Delinquent Loans as of the tenth (10th) day prior to the Effective Time (the “Loan Computation Date”) shall not be $20.5 million or greater. “Heartland Delinquent Loans” shall mean the total of (i) all loans with principal or interest that are 30 to 89 days past due, (ii) all loans with principal or interest that are at least 90 days past due and still accruing, (iii) all loans with principal or interest that are nonaccruing, (iv) restructured and impaired loans, and (v) other real estate owned; provided, however, that the principal amounts of the Food Service Industry Loans described by the following sentence shall not be considered in calculating the $20.5 million limit required by this Section. Further, Heartland shall have:

(A) placed loan #101048372 in the original principal amount of $2,120,000 and loan #101048385 in the original principal amount of $100,000 made to certain related borrowers engaged in a food service business (collectively, the “Food Service Industry Loans”) on non-accrual status;

(B) as soon as reasonably practicable after the date of this Agreement, ordered a new appraisal on the real estate securing the Loans, with an appraiser that is to be mutually agreed upon by Horizon and Heartland; and

(C) based on the new appraised value, made a specific allocation to its loan loss reserve for the Food Service Industry Loans (in addition to Heartland’s normal monthly allocation for such Food Service Industry Loans) equal to the amount that results from the following formula: (Appraised value x 70%) minus (the estimated closing costs (i.e., taxes, commissions, etc.) minus the aggregate loan balances.

(m)           Termination of Data Processing Agreement. Horizon shall have concluded that the Data Processing Services Agreement, dated September 29, 2006, between Heartland Bank and Jack Henry and Associates, Inc. will expire on or before June 2012 without penalty.

(n)           Resolution of Nonordinary Course Litigation. Any non-ordinary course litigation involving Heartland or its Subsidiaries (the “Litigation”), shall have been settled or otherwise resolved by Heartland or Heartland Bank for an amount equal to or less than $250,000 (including attorneys’ fees and costs incurred after the date of this Agreement) in the aggregate, or if (a) not settled or otherwise resolved before the Closing, and (b) there are material and adverse developments in connection with the Litigation that arises after the date of this Agreement; Horizon shall have reasonably and in good faith concluded that, due to such material and adverse developments, the Litigation will result in uninsured liabilities or obligations of Heartland or its Subsidiaries (including attorneys’ fees and costs incurred after the date of this Agreement) in an amount greater than $250,000.

(o)           Dissenters. Holders of no more than 5% of the Heartland Common Stock shall have asserted dissenters' rights with respect to the Merger.

(p)           TARP Purchase. The TARP Purchase shall have occurred or be consummated at the Effective Time.

7.02 Conditions Precedent to Heartland’s Obligations. The obligation of Heartland to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by Heartland:

(a)           Representations and Warranties at Effective Time. Each of the representations and warranties of Horizon contained in this Agreement shall be true, accurate and correct in all material respects on and as of the Effective Time as though the representations and warranties had been made or given at and as of the Effective Time (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); provided that no representation or warranty of Horizon, except for Section 4.01, shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representations or warranty of Horizon, has had or would result in a Material Adverse Effect on Horizon.

(b)           Covenants. Each of the covenants and agreements of Horizon shall have been fulfilled or complied with in all material respects from the date of this Agreement through and as of the Effective Time.

(c)           Deliveries at Closing. Heartland shall have received from Horizon at the Closing the items and documents, in form and content reasonably satisfactory to Heartland, listed in Section 10.02(a) hereof.

(d)           Registration Statement Effective. Horizon shall have registered its shares of Horizon Common Stock to be issued to shareholders of Heartland in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and Blue Sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received by Horizon. The Registration Statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened.

(e)           Regulatory Approvals. All Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

(f)           Shareholder Approval. The shareholders of Heartland shall have approved and adopted this Agreement as required by applicable law and Heartland’s Articles of Incorporation.

(g)           Officers’ Certificate. Horizon shall have delivered to Heartland a certificate signed by its President and its Secretary, dated as of the Effective Time, certifying that: (i) the representations and warranties of Horizon contained in Article IV are true, accurate and correct in all respects on and as of the Effective Time, subject to the standard specified in Section 7.02(a) above; (ii) all the covenants of Horizon have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (iii) Horizon has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.

(h)           Tax Opinion. The Board of Directors of Heartland shall have received a written opinion of the law firm of Barnes & Thornburg LLP, dated as of the Effective Time, in form and content reasonably satisfactory to Heartland, to the effect that the Merger to be effected pursuant to this Agreement will constitute a tax-free reorganization under the Code (as described in

Section 1.03 hereof) to each party hereto and to the shareholders of Heartland, except with respect to cash received by the shareholders of Heartland for fractional shares resulting from application of the Exchange Ratio and pursuant to Section 2.03 hereof. In rendering such opinion, counsel may require and rely upon customary representation letters of the parties hereto and rely upon customary assumptions.

(i)           Listing. The shares of Horizon Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ Global Market, subject to official notice of issuance.

(j)           Material Proceedings. None of Horizon, Heartland, or any Subsidiary of Horizon or Heartland, shall be subject to any statute, rule, regulation, injunction, order or decree, which shall have been enacted, entered, promulgated or enforced, which prohibits, prevents or makes illegal the completion of the Merger, and no material claim, litigation or proceeding shall have been initiated or threatened relating to this Agreement or the Merger or seeking to prevent the completion of the Merger.

(k)           Fairness Opinion. Heartland shall have received the written opinion of DP&P dated as of the date of the meeting of the Board of Directors of Heartland at which this Agreement was approved confirming the oral advice described by Section 3.32 hereof, and such opinion shall, with DP&P’s consent, have been included in the proxy statement and prospectus sent to the Heartland Common Shareholders that will be part of the Registration Statement.

(l)           TARP Purchase. The TARP Purchase shall have occurred or be consummated at the Effective Time.

ARTICLE VIII.

TERMINATION OF MERGER

8.01 Termination. This Agreement may be terminated and abandoned at any time prior to the Closing Date, only as follows:

(a)           by the mutual written consent of Horizon and Heartland;

(b)           by either of Heartland or Horizon by written notice to the other:

(i)           if this Agreement and the Merger are not approved by the requisite vote of the shareholders of Heartland at the meeting of shareholders of Heartland contemplated in Section 5.01;

(ii)           if any Governmental Authority of competent jurisdiction shall have issued an order, decree, judgment or injunction or taken any other action that permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger, and such order, decree, judgment, injunction or other action shall have become final and non-appealable or if any consent or approval of any Governmental Authority whose consent or approval is required to consummate the Merger has been denied and such denial (despite the reasonable best efforts of the parties hereto to appeal or reverse such denial) has become final and non-appealable; or

(iii)           if the consummation of the Merger shall not have occurred on or before September 30, 2012 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 8.01(b)(iii) shall not be available to any party whose breach of any provision of this Agreement causes the failure of the Merger to occur on or before the Outside Date;

(c)           by written notice from Horizon to Heartland, if:

(i)           any event shall have occurred which is not capable of being cured prior to the Outside Date and would result in any condition set forth in Section 7.01 not being satisfied prior to the Outside Date;

(ii)           Heartland breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.01, and such condition is incapable of being satisfied by the Outside Date or such breach has not been cured by Heartland within twenty (20) business days after Heartland’s receipt of written notice of such breach from Horizon;

(iii)           there shall have occurred after the date of this Agreement any event, change, condition, circumstance or state of facts, or aggregation of events, changes, conditions, circumstance or state of facts, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, whether or not covered by insurance, on Heartland; or

(iv)           Horizon elects to exercise its right to terminate pursuant to Section 3.11(b) or Section 5.11.

(d)           by written notice from Heartland to Horizon if:

(i)           any event shall have occurred which is not capable of being cured prior to the Outside Date and would result in any condition set forth in Section 7.02 not being satisfied prior to the Outside Date;

(ii)           Horizon breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.02 and such condition is incapable of being satisfied by the Outside Date or such breach has not been cured by Horizon within twenty (20) business days after Horizon’s receipt of written notice of such breach from Heartland;

(iii)           there shall have occurred after the date of this Agreement any event, change, condition, circumstance or state of facts, or aggregation of events, changes, conditions, circumstance or state of facts, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, whether or not covered by insurance, on Horizon; or

(iv)           Heartland elects to exercise its right to terminate pursuant to Section 5.11.

(e)           by written notice of Horizon to Heartland:

(i)           if the Heartland Board of Directors shall fail to include its recommendation to approve the Merger in the proxy statement/prospectus;

(ii)           in the event of an Adverse Recommendation Change or an Adverse Recommendation Change Notice;

(iii)           if the Heartland Board shall approve any Acquisition Proposal or publicly recommend that the holders of Heartland Common Stock accept or approve any Acquisition Proposal; or

(iv)           if Heartland shall have entered into, or publicly announced its intention to enter into, a definitive agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal.

(f)           by written notice by Horizon to Heartland if a quorum could not be convened at the meeting of shareholders of Heartland contemplated in Section 5.01 or at a reconvened meeting held at any time prior to or on the Outside Date.

(g)           by written notice by Heartland to Horizon if, and only if both of the following conditions are satisfied at any time during the five (5) day period commencing on the Determination Date, such termination to be effective on the tenth (10th) day following the Determination Date:

(1)           The Horizon Market Value on the Determination Date is less than 15.09; and

(2)           the number obtained by dividing the Horizon Market Value by the Initial Horizon Market Value shall be less than the number obtained by dividing (A) the Final Index Price by (B) the Initial Index Price minus 0.15;

subject, however, to the following three sentences. If Heartland elects to exercise its termination right pursuant to this Section 8.01(g), it shall give prompt written notice thereof to Horizon. During the five (5) business day period commencing with its receipt of such notice, Horizon shall have the option to increase the Exchange Ratio to equal the lesser of (i) a quotient, the numerator of which is equal to the product of the Initial Horizon Market Value, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.15 and the denominator of which is equal to the Horizon Market Value on the Determination Date; or (ii) the quotient determined by dividing the Initial Horizon Market Value by the Horizon Market Value on the Determination Date, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and 0.85. If within such five (5) business day period, Horizon delivers written notice to Heartland that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies Heartland of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 8.01(g), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified).

For purposes of this Section 8.01(g), the following terms shall have the meanings indicated below:

“Determination Date” shall mean the first date on which all Regulatory Approvals (and waivers, if applicable) and all other approvals and consents necessary for consummation of the Merger have been received (disregarding any waiting period).

“Final Index Price” means the average of the daily closing value of the Index for the fifteen (15) consecutive trading days immediately preceding the Determination Date.

“Index” means the Nasdaq Bank Index or, if such Index is not available, such substitute or similar Index as substantially replicates the Nasdaq Bank Index.

“Index Ratio” means the Final Index Price divided by the Initial Index Price.

“Initial Horizon Market Value” means $17.75, adjusted as indicated in the last sentence of this Section 8.01(g).

“Initial Index Price” means the closing value of the Index on the date of this Agreement.

“Horizon Market Value” means the average closing price per share of the Horizon common stock, rounded to the nearest cent, during the fifteen (15) consecutive trading days immediately preceding the Determination Date; provided, however, that closing prices shall only be used for days during which such shares are actually traded on The Nasdaq Stock Market.

If Horizon or any company belonging to the Index declares or effects a stock dividend, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 8.01(g).

8.02 Effect of Termination.

(a)           Subject to the remainder of this Section 8.02, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Horizon or Heartland and each of their respective subsidiaries, directors, officers, employees, advisors, agents, or shareholders and all rights and obligations of any party under this Agreement shall cease, except for the agreements contained in this Sections 5.06 and 8.02 and Article XI, which shall remain in full force and effect and survive any termination of this Agreement; provided, however, that nothing contained in this Agreement, including this Section 8.02, except for the amounts payable pursuant to subsections (b), (c) or (d), shall relieve any party hereto from liabilities or damages arising out of any fraud or intentional breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement.

(b)           Heartland shall pay to Horizon an amount in cash equal to $700,000 (the “Termination Fee”) if:

(i)           this Agreement is terminated by Horizon pursuant to Section 8.01(e); or

(ii)           this Agreement is terminated by either party pursuant to Section 8.01(b)(i) as a result of the failure of Heartland’s shareholders to approve the Agreement and the Merger by the requisite vote or by Horizon pursuant to Section 8.01(f) and, in each case, prior to the date that is twelve (12) months after such termination Heartland or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated (regardless of whether such Acquisition Proposal is made or consummated before or after termination of this Agreement); or

(iii)           this Agreement is terminated by either Heartland or Horizon pursuant to Section 8.01(b)(iii) and (A) prior to the date of such termination, an Acquisition Proposal was made, and (B) prior to the date that is twelve (12) months after such termination, Heartland or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated.

(c)           Any fee due under Section 8.02(b) shall be paid by Heartland by wire transfer of same day funds:

(i)           in the case of Section 8.02(b)(i), concurrently with such termination; and

(ii)           in the case of Section 8.02(b)(ii) or Section 8.02(b)(iii), on the earlier of the date Heartland enters into such Acquisition Agreement or consummates such Acquisition Proposal.

(d)           In the event Horizon would be entitled to the Termination Fee pursuant to Section 8.02(b), then Horizon may elect, in its sole discretion, to (i) terminate this Agreement and require the payment of such Termination Fee, in which event the Termination Fee shall be the sole and exclusive remedy for such termination event and such fee shall constitute liquidated damages; provided, however, this Agreement shall not be terminated until the Termination Fee is paid in full, or (ii) not terminate this Agreement and institute a proceeding at law or in equity to specifically enforce this Agreement and/or recover all of its damages arising hereunder, including all of its costs, fees and expenses (including reasonable attorneys’ and accountants’ fees and expenses). Heartland acknowledges that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Horizon would not have entered into this Agreement. Accordingly, if Heartland fails promptly to pay the Termination Fee, and, in order to obtain such payment, Horizon commences a suit that results in a judgment against Heartland for the Termination Fee, Heartland shall also pay to Horizon its reasonable costs and expenses (including attorneys’ and accountants’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest at the national prime rate in effect on the date such payment was required to be made.

ARTICLE IX.

EFFECTIVE TIME OF THE MERGER

Upon the terms and subject to the conditions specified in this Agreement, the Merger shall become effective on the day and at the time specified in the Articles of Merger of Horizon and Heartland as filed with the Indiana Secretary of State (the “Effective Time”). Unless otherwise mutually agreed to by the parties hereto, the parties shall cause the Effective Time to occur on the last business day of the month which is at least ten (10) Business Days after (a) all conditions precedent to the Merger set forth in this Agreement have been fulfilled, and (b) all waiting periods in connection with the bank regulatory applications filed for the approval of the Merger have expired.

ARTICLE X.

CLOSING

10.01 Closing Date and Place. So long as all conditions precedent set forth in Article VII hereof have been satisfied and fulfilled, the closing of the Merger (the “Closing”) will take place on the date determined to be the date of the Effective Time by Article IX hereof (the “Closing Date”) at a location to be reasonably determined by Horizon.

10.02 Deliveries.

(a)           At the Closing, Horizon will deliver to Heartland the following:

(i)            the officers’ certificate contemplated by Section 7.02(g) hereof;

(ii)           copies of all approvals by government regulatory agencies necessary to consummate the Merger;

(iii)           copies of the resolutions adopted by the Board of Directors of Horizon certified by the Secretary of Horizon relative to the approval of this Agreement and the Merger;

(iv)           the tax opinion required by Section 7.02(h) hereof;

(v)           evidence of the purchase of director and officer liability insurance for the benefit of the Indemnified Persons in accordance with Section 6.05; and

(vi)           such other documents and information as Heartland or its legal counsel may reasonably request.

(b)           At the Closing, Heartland will deliver to Horizon the following:

(i)           the officers’ certificate contemplated by Section 7.01(g) hereof;

(ii)           copies of the resolutions adopted by the Board of Directors and shareholders of Heartland certified by the Secretary of Heartland relative to the approval of this Agreement and the Merger;

(iii)           the tax opinion required by Section 7.01(h) hereof;

(iv)           the 280G opinion required by Section 7.01(i) hereof;

(vi)           a certification of the Heartland Consolidated Common Shareholders Equity as of the end of the month prior to the Effective Time from Heartland’s outside, independent certified public accountant;

(vii)           a certification of the Heartland Delinquent Loans as of the Loan Computation Date from Heartland’s CEO and CFO; and

(ix)           such other documents and information as Horizon or its legal counsel may reasonably request.

ARTICLE XI.

MISCELLANEOUS

11.01 Effective Agreement. This Agreement and the recitals hereof shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations of the respective parties hereto under this Agreement may be assigned by any party hereto without the prior written consent of the other parties hereto. Except as provided by Section 6.05 (dealing with rights to indemnification and advancements of expenses, and the rights to insurance coverage, provided to certain persons), the representations, warranties, covenants and agreements contained in this Agreement, as well as the documents and instruments referred to herein, are for the sole benefit of the parties hereto and their successors and assigns, and they will not be construed as conferring any rights on any other Persons, other than the right of Heartland, on behalf of its shareholders, to pursue damages in the event of fraud or an intentional breach of this Agreement as provided in Section 8.02(a) hereof.

11.02 Waiver; Amendment.

(a)           The parties hereto may by an instrument in writing: (i) extend the time for the performance of or otherwise amend any of the covenants, conditions or agreements of the other parties under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other parties of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition, the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to consummate the Merger. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement will not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder.

(b)           This Agreement may be amended, modified or supplemented only by a written agreement executed by the parties hereto.

11.03 Notices. All notices, requests and other communications hereunder will be in writing and will be deemed to have been duly given if delivered by hand and receipted for, delivered by certified United States Mail, return receipt requested, first class postage pre-paid, or delivered by overnight express receipted delivery service as follows:

If to Horizon:	with a copy (which shall not constitute notice) to:
Horizon Bancorp 515 Franklin Street Michigan City, IN 46360 Attn: Craig M. Dwight President and CEO	Barnes & Thornburg LLP 11 South Meridian Street Indianapolis, IN 46204-3535 Attn: Curt W. Hidde, Esq.
and
If to Heartland:	with a copy (which shall not constitute notice) to:
Heartland Bancshares, Inc. 420 North Morton Street Franklin, Indiana 46131 Attn: Steve L. Bechman President and CEO	Mark Barnes Law PC 5717 Fall Creek Road Indianapolis, Indiana 46220 Attn: Mark B. Barnes, Esq.

or such substituted address or Person as any of them have given to the other in writing. All such notices, requests or other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided herein, five (5) business days after deposit with the United States Postal Service; or (c) if delivered by overnight express delivery service, on the next business day after deposit with such service.

11.04 Headings. The headings in this Agreement have been inserted solely for ease of reference and should not be considered in the interpretation or construction of this Agreement.

11.05 Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

11.06 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be an original, but such counterparts shall together constitute one and the same instrument.

11.07 Governing Law; Enforcement; Specific Performance; Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties hereto hereby agree that all claims, actions, suits and proceedings between the parties hereto relating to this Agreement shall be filed, tried and litigated only in the Circuit or Superior Courts of LaPorte County, Indiana or the United States District Court for the Northern Division. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified above, this being in addition to any other remedy to which they are entitled at law or in equity. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTION AGREEMENTS.

11.08 Entire Agreement. This Agreement and the Exhibits hereto supersede all other prior or contemporaneous understandings, commitments, representations, negotiations or agreements, whether oral or written, among the parties hereto relating to the Merger or matters contemplated herein and constitute the entire agreement between the parties hereto, except as otherwise provided herein and except for the Confidentiality Agreement dated November 22, 2011, by and between the parties and the Confidentiality, Standstill and No-Hire Agreement between the parties referenced therein (together, the “Confidentiality Agreement”). Upon the execution of this Agreement by all the parties hereto, any and all other prior writings of either party relating to the Merger, will terminate and will be rendered of no further force or effect. The parties hereto agree that each party and its counsel reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

11.09 Survival of Representations, Warranties or Covenants. Except as set forth in the following sentence, none of the representations, warranties or covenants of the parties will survive the Effective Time or the earlier termination of this Agreement, and thereafter the parties will have no further liability with respect thereto. The covenants contained in Sections 5.06 (but only with respect to Heartland’s obligation to pay the Termination Fee after the termination of this Agreement) and 8.02 and this Article XI shall survive termination of this Agreement. The covenants contained in Sections 1.01, 1.05, 1.06, 2.04, 5.15, 5.16, 5.17, 5.18, 6.03, 6.05 and all of the provisions of this Article XI shall survive the Effective Time.

11.10 Expenses. Except as provided elsewhere in this Agreement, each party to this Agreement shall pay its own expenses incidental to the Merger contemplated hereby.

11.11 Certain References. Whenever in this Agreement a singular word is used, it also will include the plural wherever required by the context and vice-versa, and the masculine or neuter gender shall include the masculine, feminine and neuter genders. Except expressly stated otherwise, all references in this Agreement to periods of days shall be construed to refer to calendar, not business, days. The term “business day” will mean any day except Saturday and Sunday when Horizon Bank, in Michigan City, Indiana, is open for the transaction of business.

11.12 Disclosure Schedules. The mere inclusion of an item in a party’s Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by such party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect. Further, while each party will use commercially reasonable efforts to specifically reference each Section of this Agreement under which such disclosure is made pursuant to such party’s Disclosure Schedule, any information disclosed with respect to one Section shall be deemed to be disclosed for purposes of any other Section of this Agreement in such party’s Disclosure Schedule if it is readily apparent the disclosed information relates to another Section or Sections of this Agreement notwithstanding the absence of a specific cross-reference.

[Signature Page Follows.]

In Witness Whereof, Horizon and Heartland have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed, attested in counterparts and delivered by their duly authorized officers.

Horizon Bancorp

By:	/s/ Craig M. Dwight
Craig M. Dwight, President and Chief Executive Officer

Heartland Bancshares, Inc.

By:	/s/ Steven L. Bechman
Steven L. Bechman, President and Chief Executive Officer

Table of Contents

ARTICLE I.	THE MERGER		A-1

	1.01	THE MERGER	A-1
	1.02	RESERVATION OF RIGHT TO REVISE STRUCTURE	A-2
	1.03	TAX FREE REORGANIZATION	A-2
	1.04	ABSENCE OF CONTROL	A-3
	1.05	BANK MERGER	A-3
	1.06	DISSENTERS’ RIGHTS	A-3

ARTICLE II.	MANNER AND BASIS OF EXCHANGE OF STOCK		A-4

	2.01	CONSIDERATION	A-4
	2.02	ADJUSTMENTS TO EXCHANGE RATIO	A-5
	2.03	FRACTIONAL SHARES	A-6
	2.04	EXCHANGE PROCEDURES	A-6
	2.05	ANTI-DILUTION ADJUSTMENTS	A-8

ARTICLE III.	REPRESENTATIONS AND WARRANTIES OF HEARTLAND		A-8

	3.01	ORGANIZATION AND AUTHORITY	A-9
	3.02	AUTHORIZATION	A-9
	3.03	CAPITALIZATION	A-10
	3.04	ORGANIZATIONAL DOCUMENTS	A-11
	3.05	COMPLIANCE WITH LAW	A-11
	3.06	ACCURACY OF STATEMENTS MADE AND MATERIALS PROVIDED TO HORIZON	A-12
	3.07	LITIGATION AND PENDING PROCEEDINGS	A-12
	3.08	FINANCIAL STATEMENTS AND REPORTS	A-13
	3.09	MATERIAL CONTRACTS	A-13
	3.10	ABSENCE OF UNDISCLOSED LIABILITIES	A-14
	3.11	TITLE TO PROPERTIES	A-15
	3.12	LOANS AND INVESTMENTS	A-17
	3.13	NO SHAREHOLDER RIGHTS PLAN	A-18
	3.14	EMPLOYEE BENEFIT PLANS	A-18
	3.15	OBLIGATIONS TO EMPLOYEES	A-22
	3.16	TAXES, RETURNS AND REPORTS	A-23
	3.17	DEPOSIT INSURANCE	A-23
	3.18	INSURANCE	A-23
	3.19	BOOKS AND RECORDS	A-23
	3.20	BROKER’S, FINDER’S OR OTHER FEES	A-23
	3.21	INTERIM EVENTS	A-24
	3.22	INSIDER TRANSACTIONS	A-25
	3.23	INDEMNIFICATION AGREEMENTS	A-25
	3.24	SHAREHOLDER APPROVAL	A-25
	3.25	INTELLECTUAL PROPERTY	A-25
	3.26	COMMUNITY REINVESTMENT ACT	A-26
	3.27	BANK SECRECY ACT	A-26
	3.28	AGREEMENTS WITH REGULATORY AGENCIES	A-26
	3.29	INTERNAL CONTROLS	A-27
	3.30	FIDUCIARY ACCOUNTS	A-27
	3.31	CERTIFICATE OF DEPOSIT BROKERAGE OPERATIONS	A-27
	3.32	OPINION OF FINANCIAL ADVISOR	A-27

ARTICLE IV.	REPRESENTATIONS AND WARRANTIES OF HORIZON		A-28

	4.01	ORGANIZATION AND AUTHORITY	A-28
	4.02	AUTHORIZATION	A-29

i

	4.03	CAPITALIZATION	A-30
	4.04	COMPLIANCE WITH LAW	A-30
	4.05	ACCURACY OF STATEMENTS MADE AND MATERIALS PROVIDED TO HEARTLAND	A-31
	4.06	FINANCIAL STATEMENTS AND REPORTS	A-31
	4.07	ABSENCE OF UNDISCLOSED LIABILITIES	A-32
	4.08	ADEQUACY OF RESERVES	A-32
	4.09	LITIGATION AND PENDING PROCEEDINGS	A-32
	4.10	TAXES, RETURNS AND REPORTS	A-32
	4.11	DEPOSIT INSURANCE	A-33
	4.12	HORIZON SECURITIES AND EXCHANGE COMMISSION FILINGS	A-33
	4.13	BANK SECRECY ACT	A-33
	4.14	NO SHAREHOLDER APPROVAL	A-33
	4.15	COMMUNITY REINVESTMENT ACT	A-33

ARTICLE V.	CERTAIN COVENANTS		A-34

	5.01	SHAREHOLDER APPROVAL	A-34
	5.02	OTHER APPROVALS	A-34
	5.03	CONDUCT OF BUSINESS	A-34
	5.04	INSURANCE	A-38
	5.05	ACCRUALS FOR LOAN LOSS RESERVE AND EXPENSES	A-38
	5.06	ACQUISITION PROPOSALS	A-38
	5.07	PRESS RELEASES	A-41
	5.08	MATERIAL CHANGES TO DISCLOSURE SCHEDULES	A-41
	5.09	ACCESS; INFORMATION	A-41
	5.10	FINANCIAL STATEMENTS	A-42
	5.11	ENVIRONMENTAL	A-43
	5.12	GOVERNMENTAL REPORTS AND SHAREHOLDER INFORMATION	A-44
	5.13	ADVERSE ACTIONS	A-44
	5.14	EMPLOYEE BENEFITS AND EMPLOYEES	A-44
	5.15	TERMINATION OF HEARTLAND 401(K) PLAN	A-45
	5.16	DISPOSITION OF FULLY INSURED WELFARE BENEFIT AND SEC. 125 PLANS	A-46
	5.17	RESERVED	A-47
	5.18	SALARY CONTINUATION AGREEMENT	A-47
	5.19	SPLIT DOLLAR ENDORSEMENT AGREEMENTS	A-47
	5.20	CHANGE IN CONTROL AGREEMENTS	A-47
	5.21	TRUST PREFERRED SECURITIES	A-47
	5.22	HEARTLAND BANK MERGER	A-47
	5.23	COOPERATION ON CONVERSION OF SYSTEMS	A-48
	5.24	INSTALLATION/CONVERSION OF EQUIPMENT	A-48

ARTICLE VI.	COVENANTS OF HORIZON		A-48

	6.01	APPROVALS	A-48
	6.02	SEC REGISTRATION	A-49
	6.03	EMPLOYEE BENEFIT PLANS AND EMPLOYEE PAYMENTS	A-49
	6.04	ADVERSE ACTIONS	A-51
	6.05	D&O INSURANCE AND INDEMNIFICATION	A-51
	6.06	MATERIAL CHANGES TO HORIZON DISCLOSURE SCHEDULES	A-52
	6.07	GOVERNMENTAL REPORTS AND SHAREHOLDER INFORMATION	A-52
	6.08	JOHNSON COUNTY ADVISORY BOARD	A-53

ARTICLE VII.	CONDITIONS PRECEDENT TO THE MERGER		A-53

	7.01	CONDITIONS PRECEDENT TO HORIZON’S OBLIGATIONS	A-53
	7.02	CONDITIONS PRECEDENT TO HEARTLAND’S OBLIGATIONS	A-55

ARTICLE VIII.	TERMINATION OF MERGER		A-57

	8.01	TERMINATION	A-57

ii

	8.02	EFFECT OF TERMINATION	A-60

ARTICLE IX.	EFFECTIVE TIME OF THE MERGER		A-62

ARTICLE X.	CLOSING		A-62

	10.01	CLOSING DATE AND PLACE	A-62
	10.02	DELIVERIES	A-62

ARTICLE XI.	MISCELLANEOUS		A-63

	11.01	EFFECTIVE AGREEMENT	A-63
	11.02	WAIVER; AMENDMENT	A-63
	11.03	NOTICES	A-64
	11.04	HEADINGS	A-64
	11.05	SEVERABILITY	A-64
	11.06	COUNTERPARTS; FACSIMILE	A-64
	11.07	GOVERNING LAW; ENFORCEMENT; SPECIFIC PERFORMANCE; JURY TRIAL	A-64
	11.08	ENTIRE AGREEMENT	A-65
	11.09	SURVIVAL OF REPRESENTATIONS, WARRANTIES OR COVENANTS	A-65
	11.10	EXPENSES	A-65
	11.11	CERTAIN REFERENCES	A-65
	11.12	DISCLOSURE SCHEDULES	A-66

iii

Index of Exhibits

Exhibit 1.01(e)	Plan of Merger
Exhibit 5.01	Voting Agreement
Exhibit 6.03(h)	Termination and Release Agreement

Index of Exhibits

Exhibit 1.01(e)	Plan of Merger
Exhibit 5.01	Voting Agreement
Exhibit 6.03(h)	Termination and Release Agreement

Annex B

Opinion of Donnelly Penman & Partners, Inc.

February 9, 2012

Board of Directors
Heartland Bancshares, Inc.
420 North Morton Street
Franklin, IN 46131

Members of the Board of Directors:

Heartland Bancshares, Inc. (“Heartland”) has entered into an Agreement and Plan of Merger (the “Agreement”), dated as of February 9, 2012, with Horizon Bancorp (“Horizon”) pursuant to which Heartland will be merged with and into Horizon in a transaction (the “Merger”) in for each Heartland share issued and outstanding immediately prior to the effective time of the Merger (excluding any shares held in Treasury) will be converted into shares of Horizon common stock at an exchange ratio of up to 0.54 shares of Horizon common stock (the “Proposed Consideration”) for each Heartland share. The Proposed Consideration is subject to downward adjustment as more fully described in the Agreement. In particular, if as of end of the month prior to the month in which the Merger closes, Heartland’s consolidated common shareholders’ equity (computed in accordance with the terms of the Agreement) is less than $14.0 million, the exchange ratio will be recalculated pursuant to the following formula: (1) $14.0 million minus (2) the difference between $14.0 million minus the amount of Heartland’s consolidated common shareholders’ equity on that date (3) divided by $14.0 million, multiplied by the exchange ratio. The Proposed Consideration is also subject to downward adjustment of .02 shares depending on the final closing status of two identified loans and upward adjustment of .01 if one loan does not close, as more fully described in the Agreement.

You have asked us whether, in our opinion, the Proposed Consideration is fair to the shareholders of Heartland from a financial point of view.

Donnelly Penman & Partners Inc. (“Donnelly Penman”) is an investment-banking firm of recognized standing. As part of our investment banking services, we are continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, secondary distributions of securities, private placements and valuations for ESOPs, going private transactions, corporate and other purposes.

During the past two years, Donnelly Penman has had a relationship with Heartland in which compensation was received. In March of 2011 Donnelly Penman received $25,000 for financial advisory services.

We are acting as financial advisor to Heartland in connection with the Merger and will receive a fee from Heartland for our services pursuant to the terms of our engagement letter with Heartland, dated as of February 14, 2011 (the “Engagement Letter”) and amended June 17, 2011.

In arriving at our opinion, we engaged in discussions with members of the management teams of each of Heartland and Horizon concerning the historical and current business operations, financial conditions and prospects of both Heartland and Horizon and we reviewed, among other things:

•	the Agreement;

•
certain publicly-available information for Heartland, including each of its Annual Reports to Shareholders for the years ended December 31, 2010, 2009 and 2008, and the internal financial results for the each of the quarterly periods ended on March 31, June 30, September 30, and December 31, 2011 provided by Heartland management;

•
certain publicly-available information for Horizon, including each of its Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2010, 2009 and 2008 and the quarterly reports on Form 10-Q for the each of the quarterly periods ended on March 31, June 30 and September 30, 2011 as well as internal financial statements for Horizon as of December 31, 2011;

•	certain information, including historical and forecasted financial information, relating to earnings, dividends,

assets, liabilities and prospects of Heartland furnished by senior management of Heartland;

•	certain information, including historical and forecasted financial information, relating to earnings, dividends, assets, liabilities and prospects of Horizon furnished by senior management of Horizon;

•
participated in discussions with representatives of Horizon and Heartland concerning Horizon’s and Heartland’s financial condition, businesses, assets, earnings, prospects, and such senior management’s views as to its future financial performance, respectively;

•	Heartland senior management projected earnings estimates for fiscal years 2011 through 2015, which were deemed reasonable by Heartland management;

•	the most recently available consensus analyst estimates for projected earnings for fiscal years 2011, 2012, and 2013, which were deemed reasonable by Horizon management;

•	the financial condition and operating results of certain other financial institutions that we deemed comparable;

•	a contribution analysis of Heartland and Horizon to the combined entity with regard to certain financial metrics as of December 31, 2011;

•	the recent stock prices and trading activity for the common stock of both Horizon and Heartland during the last year and up until the day prior to the announcement of the Merger;

•	various valuation analyses of Heartland that we performed including a cash dividend analysis, analysis of comparable transactions, a dividend discount analysis, and an accretion/dilution analysis;

•	various valuation analyses of Horizon that we performed including an analysis of comparable companies;

•	information with respect to the potential pro forma impact of the Merger; and

•	such other information, financial studies, analyses and investigations and such other factors that Donnelly Penman deemed relevant for the purposes of its opinion.

In conducting our review and arriving at our opinion, we, with your consent, have relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by Heartland and Horizon or upon publicly available information. We have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax reporting. We do not undertake any responsibility for the accuracy, completeness or reasonableness of, or any obligation independently to verify, such information. We have further relied upon the assurance of management of Heartland and Horizon that they were unaware of any facts that would make the information provided or available to us incomplete or misleading in any respect. We did not make any independent evaluations, valuations or appraisals of the assets or liabilities of Heartland and Horizon. We did not review any individual credit files and assumed that the aggregate allowances for credit losses relating to the loans of Heartland and Horizon were and will continue to be adequate to cover such losses. Our opinion is necessarily based upon economic and market conditions and other circumstances as they existed and evaluated by us on the date of this letter. We do not have any obligation to update this opinion, unless requested by you in writing to do so, and we expressly disclaim any responsibility to do so in the absence of such a written request.

No limitations were imposed by Heartland on us or on the scope of our investigation or the procedures that were followed by us in rendering this opinion. The form and amount of the Proposed Consideration was determined through anus’ length negotiations between Heartland and Horizon. We were not requested to opine as to, and this opinion does not address, Heartland’s underlying business decision to proceed with or effect the Merger or the relative merits of the Merger compared to any alternative transaction that might be available to Heartland. Further, this letter does not constitute a recommendation to the shareholders of Heartland with respect to any approval of the Agreement or the Merger. Additionally, we were not requested to opine as to, and this opinion does not address, the fairness of the amount or nature of the compensation to any of Heartland’s officers, directors or employees.

In our analyses, we have made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Heartland. The credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on Heartland, Horizon or the Merger. Further, for purposes of our analyses and this opinion, we have, with your agreement, assumed the value of a share of Horizon Common Stock is equivalent to the current market price of Horizon common stock and that the current market price of Horizon common stock is a reasonable basis on which to evaluate Horizon. Any estimates contained in our analyses are not necessarily indicative of future results or value, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or to necessarily reflect the prices at which companies or their securities actually may be sold. No company or merger utilized in our analyses was identical to Heartland, Horizon or the Merger. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant mergers and prospective buyer interests, as well as other factors that could affect the public trading markets of Heartland or companies to which it is being compared. None of the analyses performed by us was assigned a greater significance than any other.

We hereby consent to the reference to our opinion in the prospectus and proxy statement to be issued pursuant to the Agreement and to the inclusion of the foregoing opinion in the prospectus and proxy statement relating to the meeting of stockholders of Heartland to be convened for the purpose of voting on the Merger. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder. Further, we express no view as to the price or trading range for shares of the common stock of Horizon following the consummation of the Merger.

Based upon and subject to the foregoing, we are of the opinion that, as of February 9, 2012, the Proposed Consideration to be received by Heartland shareholders under the Agreement is fair from a financial point of view, to the shareholders of Heartland. This opinion has been approved by the Donnelly Penman Fairness Opinion Committee.

Very truly yours,

/s/ Donnelly Penman & Partners, Inc.

Donnelly Penman & Partners Inc.

Annex C

Chapter 44 of the Indiana Business Corporation Law

Chapter 44 of the Indiana
Business Corporation Law

IC 23-1-44
Chapter 44. Dissenters’ Rights

IC 23-1-44-1
“Corporation” defined
Sec. 1. As used in this chapter, “corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

IC 23-1-44-2
“Dissenter” defined
Sec. 2. As used in this chapter, “dissenter” means a shareholder who is entitled to dissent from corporate action under section 8 of this chapter and who exercises that right when and in the manner required by sections 10 through 18 of this chapter.

IC 23-1-44-3
“Fair value” defined
Sec. 3. As used in this chapter, “fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

IC 23-1-44-4
“Interest” defined
Sec. 4. As used in this chapter, “interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

IC 23-1-44-4.5
“Preferred shares” defined
Sec. 4.5. As used in this chapter, “preferred shares” means a class or series of shares in which the holders of the shares have preference over any other class or series with respect to distributions.

IC 23-1-44-5
“Record shareholder” defined
Sec. 5. As used in this chapter, “record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent that treatment as a record shareholder is provided under a recognition procedure or a disclosure procedure established under IC 23-1-30-4.

IC 23-1-44-6
“Beneficial shareholder” defined
Sec. 6. As used in this chapter, “beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

IC 23-1-44-7
“Shareholder” defined
Sec. 7. As used in this chapter, “shareholder” means the record shareholder or the beneficial shareholder.

IC 23-1-44-8
Right to dissent and obtain payment for shares
Sec. 8. (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:
(1) Consummation of a plan of merger to which the corporation is a party if:
(A) shareholder approval is required for the merger by IC 23-1-40-3 or the articles of incorporation; and
(B) the shareholder is entitled to vote on the merger.
(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.
(3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale.
(4) The approval of a control share acquisition under IC 23-1-42.
(5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
(b) This section does not apply to the holders of shares of any class or series if, on the date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders at which the merger, plan of share exchange, or sale or exchange of property is to be acted on, the shares of that class or series were a covered security under Section 18(b)(1)(A) or 18(b)(1)(B) of the Securities Act of 1933, as amended.
(c) The articles of incorporation as originally filed or any amendment to the articles of incorporation may limit or eliminate the right to dissent and obtain payment for any class or series of preferred shares. However, any limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates the right to dissent and obtain payment for any shares:
(1) that are outstanding immediately before the effective date of the amendment; or
(2) that the corporation is or may be required to issue or sell after the effective date of the amendment under any exchange or other right existing immediately before the effective date of the amendment;
does not apply to any corporate action that becomes effective within one (1) year of the effective date of the amendment if the action would otherwise afford the right to dissent and obtain payment.
(d) A shareholder:
(1) who is entitled to dissent and obtain payment for the shareholder’s shares under this chapter; or
(2) who would be so entitled to dissent and obtain payment but for the provisions of subsection (b);
may not challenge the corporate action creating (or that, but for the provisions of subsection (b), would have created) the shareholder’s entitlement.
(e) Subsection (d) does not apply to a corporate action that was approved by less than unanimous consent of the voting shareholders under IC 23-1-29-4.5(b) if both of the following apply:
(1) The challenge to the corporate action is brought by a shareholder who did not consent and as to whom notice of the approval of the corporate action was not effective at least ten (10) days before the corporate action was effected.
(2) The proceeding challenging the corporate action is commenced not later than ten (10) days after notice of the approval of the corporate action is effective as to the shareholder bringing the proceeding.

IC 23-1-44-9
Dissenters’ rights of beneficial shareholder
Sec. 9. (a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder’s other shares were registered in the names of different shareholders.
(b) A beneficial shareholder may assert dissenters’ rights as to shares held on the shareholder’s behalf only if:
(1) the beneficial shareholder submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and
(2) the beneficial shareholder does so with respect to all the beneficial shareholder’s shares or those shares over which the beneficial shareholder has power to direct the vote.

IC 23-1-44-10
Proposed action creating dissenters’ rights; notice
Sec. 10. (a) If proposed corporate action creating dissenters’ rights under section 8 of this chapter is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter.
(b) If corporate action creating dissenters’ rights under section 8 of this chapter is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in section 12 of this chapter.

IC 23-1-44-11
Proposed action creating dissenters’ rights; assertion of dissenters’ rights
Sec. 11. (a) If proposed corporate action creating dissenters’ rights under section 8 of this chapter is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:
(1) must deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated; and
(2) must not vote the shareholder’s shares in favor of the proposed action.
(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder’s shares under this chapter.

IC 23-1-44-12
Dissenters’ notice; contents
Sec. 12. (a) If proposed corporate action creating dissenters’ rights under section 8 of this chapter is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of section 11 of this chapter.
(b) The dissenters’ notice must be sent no later than ten (10) days after approval by the shareholders, or if corporate action is taken without approval by the shareholders, then ten (10) days after the corporate action was taken. The dissenters’ notice must:
(1) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;
(2) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
(3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;
(4) set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the subsection (a) notice is delivered; and
(5) be accompanied by a copy of this chapter.

IC 23-1-44-13
Demand for payment and deposit of shares by shareholder
Sec. 13. (a) A shareholder sent a dissenters’ notice described in IC 23-1-42-11 or in section 12 of this chapter must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice under section 12(b)(3) of this chapter, and deposit the shareholder’s certificates in accordance with the terms of the notice.
(b) The shareholder who demands payment and deposits the shareholder’s shares under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.
(c) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter and is considered, for purposes of this article, to have voted the shareholder’s shares in favor of the proposed corporate action.

IC 23-1-44-14
Uncertificated shares; restriction on transfer; dissenters’ rights
Sec. 14. (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 16 of this chapter.
(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

IC 23-1-44-15
Payment to dissenter
Sec. 15. (a) Except as provided in section 17 of this chapter, as soon as the proposed corporate action is taken, or, if the transaction did not need shareholder approval and has been completed, upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13 of this chapter the amount the corporation estimates to be the fair value of the dissenter’s shares.
(b) The payment must be accompanied by:
(1) the corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;
(2) a statement of the corporation’s estimate of the fair value of the shares; and
(3) a statement of the dissenter’s right to demand payment under section 18 of this chapter.

IC 23-1-44-16
Failure to take action; return of certificates; new action by corporation
Sec. 16. (a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
(b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under section 12 of this chapter and repeat the payment demand procedure.

IC 23-1-44-17
Withholding payment by corporation; corporation’s estimate of fair value; after-acquired shares
Sec. 17. (a) A corporation may elect to withhold payment required by section 15 of this chapter from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.
(b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares and a statement of the dissenter’s right to demand payment under section 18 of this chapter.

IC 23-1-44-18
Dissenters’ estimate of fair value; demand for payment; waiver
Sec. 18. (a) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and demand payment of the dissenter’s estimate (less any payment under section 15 of this chapter), or reject the corporation’s offer under section 17 of this chapter and demand payment of the fair value of the dissenter’s shares, if:
(1) the dissenter believes that the amount paid under section 15 of this chapter or offered under section 17 of this chapter is less than the fair value of the dissenter’s shares;
(2) the corporation fails to make payment under section 15 of this chapter within sixty (60) days after the date set for demanding payment; or
(3) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.
(b) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for the dissenter’s shares.

IC 23-1-44-19
Court proceeding to determine fair value; judicial appraisal
Sec. 19. (a) If a demand for payment under IC 23-1-42-11 or under section 18 of this chapter remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
(b) The corporation shall commence the proceeding in the circuit or superior court of the county where a corporation’s principal office (or, if none in Indiana, its registered office) is located. If the corporation is a foreign corporation without a registered office in Indiana, it shall commence the proceeding in the county in Indiana where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
(c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
(e) Each dissenter made a party to the proceeding is entitled to judgment:
(1) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation; or
(2) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under section 17 of this chapter.

IC 23-1-44-20
Costs; fees; attorney’s fees
Sec. 20. (a) The court in an appraisal proceeding commenced under section 19 of this chapter shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against such parties and in such amounts as the court finds equitable.
(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
(1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 10 through 18 of this chapter; or
(2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

Annex D
Voting Agreement

Each of the undersigned, being all of the Directors of Heartland Bancshares, Inc. (“Heartland”), having voted as such Director for the approval and adoption by Heartland of that certain Agreement and Plan of Merger (“Agreement and Plan of Merger”) among Heartland and Horizon Bancorp (“Horizon”), whereby Horizon will acquire all of the outstanding capital stock of Heartland in exchange for shares of Horizon common stock, no par value per share (the “Holding Company Merger”), in consideration of the benefits to be derived from the consummation of such merger and in consideration of the mutual agreements made herein, and in order to induce Horizon to execute and deliver the Agreement and Plan of Merger to Heartland and to proceed with the consummation of the Holding Company Merger and to incur the expenses required in connection therewith, hereby irrevocably covenants and agrees with one another and with each of the parties to such Agreement and Plan of Merger that the undersigned:

(a) will support the consummation of the Holding Company Merger and any merger of any Heartland subsidiaries and, subject to fiduciary duties, will recommend the Holding Company Merger for approval and adoption by the shareholders of Heartland;

(b) will vote all shares of common stock of Heartland (“Heartland Common Stock”) now or hereafter beneficially owned by him or her, in person or by proxy, at any meeting of the shareholders of Heartland or adjournments thereof, in favor of the approval and adoption of the Agreement and Plan of Merger; and

(c) until such time as the Holding Company Merger has been consummated or the Agreement and Plan of Merger has been duly terminated in accordance with the provisions thereof, will not transfer any shares of Heartland Common Stock, or any right or option with respect thereto or any interest therein, without first obtaining from the transferee thereof and furnishing to Horizon a written agreement of such transferee substantially to the effect of the agreements herein made and in form and substance acceptable to Horizon.

The undersigned represents and warrants that he or she (except to the extent indicated below) is the sole record and/or beneficial owner of (and has sole rights to vote and to dispose of) the number of shares of Heartland Common Stock indicated beside his or her signature below.

This Agreement may be executed in one or more counterparts, each of which shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank.]

D-1

Executed and Delivered as of February 9, 2012.

/s/ Sharon Acton	(5,148 shares)
Sharon Acton

/s/ Steve Bechman	(57,760 shares)
Steve Bechman

/s/ Jeffrey L. Goben	(41,958 shares)
Jeffrey L. Goben

/s/ J. Michael Jarvis	(17,050 shares)
J. Michael Jarvis

/s/ Janette Koon	(7,633 shares)
Janette Koon

/s/ John Norton	(20,094 shares)
John Norton

/s/ Steven Reed	(1,747 shares)
Steven Reed

/s/ Robert Richardson	(247 shares)
Robert Richardson

D-2

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Horizon Bancorp is an Indiana corporation. Horizon’s officers and directors (and those who have agreed to such positions) are entitled to be indemnified under Indiana law and our Articles of Incorporation against certain liabilities and expenses. Chapter 37 of The Indiana Business Company Law (the “IBCL”) requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. The IBCL also permits a corporation to indemnify a director or an officer who is made a party to a proceeding because the individual was a director or an officer of the corporation against liability incurred in the proceeding if the individual’s conduct was in good faith and the individual reasonably believed, in the case of conduct in the individual’s official capacity with the corporation, that the conduct was in the corporation’s best interests, and in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests. In a criminal proceeding, the individual must also either have had reasonable cause to believe the individual’s conduct was lawful or no reasonable cause to believe the individual’s conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of a proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

Horizon’s Articles of Incorporation provide for mandatory indemnification of officers and directors (and those who have agreed to such positions) if they are wholly successful on the merits of a proceeding and satisfy the standards of conduct specified by the IBCL set forth in the preceding paragraph. The Articles of Incorporation also provide that any director or officer of Horizon or any person who is serving at the request of Horizon as a director or officer of another entity shall be indemnified and held harmless by Horizon to the same extent as Horizon’s directors and officers. In any proceeding, an officer or director is entitled to be indemnified against all liabilities and expenses related to the proceeding including attorneys’ fees, judgments, fines, penalties and amounts paid or to be paid in settlement. Horizon’s Articles of Incorporation also provide such persons with certain rights to be paid or reimbursed for expenses incurred in defending any such proceeding in advance of the final disposition. The Articles of Incorporation also provide that Horizon has the discretion to indemnify employees and agents to the same extent, and on the same basis, as it is required to indemnify its officers and directors.

The Articles of Incorporation also authorize Horizon to maintain insurance to protect itself and any director, officer, employee or agent of Horizon against expense, liability or loss, whether or not Horizon would have the power to indemnify such person against such expense, liability or loss under the IBCL or pursuant to its Articles of Incorporation. Horizon currently maintains such insurance.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

The following exhibits are filed with this Registration Statement:

2	Agreement and Plan of Merger between Horizon Bancorp and Heartland Bancshares, Inc. and (included as Annex A to this proxy statement/prospectus).
3.1	Articles of Incorporation of Horizon Bancorp (incorporated by reference to Exhibit 3.1 of Horizon’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011).
3.2	Amended and Restated Bylaws of Horizon Bancorp (incorporated by reference to Exhibit 3.1 of Horizon’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 23, 2012).
5	Opinion of Barnes & Thornburg LLP regarding legality of the securities being registered.
8	Opinion of Barnes & Thornburg LLP regarding tax matters.
21	Subsidiaries of Horizon Bancorp (incorporated by reference to Exhibit 21 of Horizon’s Annual Report on Form 10-K for the year-ended December 31, 2011).
23.1	Consent of BKD LLP.
23.2	Consent of Barnes & Thornburg LLP (included in Exhibits 5 and 8).
23.3	Consent of Donnelly Penman & Partners, Inc.
24	Powers of Attorney.
99	Form of Heartland Bancshares, Inc. proxy card.

ITEM 22. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(f) That every prospectus (1) that is filed pursuant to paragraph (e) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(h) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(i) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Michigan City, State of Indiana, on May 15, 2012.

Horizon Bancorp

By:	/s/ Craig M. Dwight
Craig M. Dwight
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of the 15th day of May, 2012.

SIGNATURE	TITLE(S)	DATE

/s/ Craig M. Dwight	President and Chief Executive Officer (Principal Executive Officer) and Director	May 15, 2012
Craig M. Dwight

/s/ Mark E. Secor	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 15, 2012
Mark E. Secor

/s/ Robert C. Dabagia	Chairman of the Board and Director	May 15, 2012
Robert C. Dabagia

/s/ Susan D. Aaron	Director	May 15, 2012
Susan D. Aaron

/s/ Lawrence E. Burnell	Director	May 15, 2012
Lawrence E. Burnell

/s/ James B. Dworkin	Director	May 15, 2012
James B. Dworkin

/s/ Charley E. Gillispie	Director	May 15, 2012
Charley E. Gillispie

/s/ Daniel F. Hopp	Director	May 15, 2012
Daniel F. Hopp

/s/ Larry N. Middleton	Director	May 15, 2012
Larry N. Middleton

/s/ Peter L. Pairitz	Director	May 15, 2012
Peter L. Pairitz

/s/ Robert E. Swinehart	Director	May 15, 2012
Robert E. Swinehart

/s/ Spero W. Valavanis	Director	May 15, 2012
Spero W. Valavanis

EXHIBIT INDEX

2	Agreement and Plan of Merger between Horizon Bancorp and Heartland Bancshares, Inc. and (included as Annex A to this proxy statement/prospectus).
3.1	Articles of Incorporation of Horizon Bancorp (incorporated by reference to Exhibit 3.1 of Horizon’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011).
3.2	Amended and Restated Bylaws of Horizon Bancorp (incorporated by reference to Exhibit 3.1 of Horizon’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 23, 2012).
5	Opinion of Barnes & Thornburg LLP regarding legality of the securities being registered.
8	Opinion of Barnes & Thornburg LLP regarding tax matters.
21	Subsidiaries of Horizon Bancorp (incorporated by reference to Exhibit 21 of Horizon’s Annual Report on Form 10-K for the year-ended December 31, 2011).
23.1	Consent of BKD LLP.
23.2	Consent of Barnes & Thornburg LLP (included in Exhibits 5 and 8).
23.3	Consent of Donnelly Penman & Partners, Inc.
24	Limited Power of Attorney.
99	Form of Heartland Bancshares, Inc. proxy card.